    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 31, 1997



                                                      REGISTRATION NO. 333-38775

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                               ------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-3


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                            ALLIANT TECHSYSTEMS INC.

             (Exact name of Registrant as specified in its charter)

                     DELAWARE                                            41-16726904
          (State or other jurisdiction of                             (I.R.S. Employer
          incorporation or organization)                             Identification No.)

                            600 SECOND STREET, N.E.
                            HOPKINS, MINNESOTA 55343
                                 (612) 931-6000
   (Address and telephone number of Registrant's principal executive offices)
                         ------------------------------

                             DARYL L. ZIMMER, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                            ALLIANT TECHSYSTEMS INC.
                             600 SECOND STREET N.E.
                            HOPKINS, MINNESOTA 55343
                                 (612) 931-6140
           (Name, address and telephone number of agent for service)
                         ------------------------------

                                   COPIES TO:

       ROBERT A. PROFUSEK, ESQ.                      ALAN DEAN, ESQ.
         JERE R. THOMSON, ESQ.                    DAVIS POLK & WARDWELL
      JONES, DAY, REAVIS & POGUE                  450 LEXINGTON AVENUE
         599 LEXINGTON AVENUE                   NEW YORK, NEW YORK 10017
       NEW YORK, NEW YORK 10022                      (212) 450-4000
            (212) 326-3939

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus"); and one to be used in connection with a concurrent international offering outside the United States and Canada (the "International Prospectus"). The U.S. Prospectus and the International Prospectus will be identical in all respects except for the front cover pages. The form of the U.S. Prospectus is included herein and the form of the front cover page of the International Prospectus follows the back cover page of the U.S. Prospectus.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED OCTOBER 31, 1997



                                2,812,069 SHARES


                            ALLIANT TECHSYSTEMS INC.

                                  COMMON STOCK
                               -----------------


OF THE 2,812,069 SHARES OF COMMON STOCK OF THE COMPANY (THE "COMMON STOCK") OFFERED HEREBY (THE "OFFERING"), 2,249,655 SHARES ARE BEING OFFERED INITIALLY
  IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS AND 562,414 SHARES ARE BEING OFFERED INITIALLY OUTSIDE THE UNITED STATES AND CANADA BY THE
    INTERNATIONAL UNDERWRITERS. ALL OF THE SHARES OFFERED HEREBY ARE BEING SOLD BY HERCULES INCORPORATED, A DELAWARE CORPORATION ("HERCULES" OR
     THE "SELLING STOCKHOLDER"), PURSUANT TO CERTAIN REGISTRATION RIGHTS
       GRANTED BY THE COMPANY TO THE SELLING STOCKHOLDER UNDER AN
       EXISTING STOCKHOLDER'S AGREEMENT BETWEEN THEM. SEE "SELLING
        STOCKHOLDER." THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS
        FROM THE SALE OF THE SHARES BY THE SELLING STOCKHOLDER. THE
        COMMON STOCK IS TRADED ON THE NEW YORK STOCK EXCHANGE ("NYSE")
        UNDER THE SYMBOL "ATK." ON OCTOBER 30, 1997, THE LAST REPORTED
          SALE PRICE OF THE COMMON STOCK ON THE NYSE WAS $59 1/2 PER
                SHARE. SEE "PRICE RANGE OF COMMON STOCK."

                            ------------------------

 SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR CERTAIN INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.
                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                               PRICE $   A SHARE
                              -------------------

                                                                                  UNDERWRITING        PROCEEDS TO
                                                                                 DISCOUNTS AND          SELLING
                                                            PRICE TO PUBLIC      COMMISSIONS(1)      STOCKHOLDER(2)
                                                           ------------------  ------------------  ------------------
PER SHARE................................................          $                   $                   $
TOTAL....................................................          $                   $                   $

---------
  (1) THE COMPANY AND THE SELLING STOCKHOLDER HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITERS."

  (2)  BEFORE DEDUCTING ESTIMATED OFFERING EXPENSES OF $          PAYABLE BY THE
       COMPANY.

                            ------------------------


    THE SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY DAVIS POLK & WARDWELL, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT
DELIVERY OF THE SHARES WILL BE MADE ON OR ABOUT NOVEMBER   , 1997 AT THE OFFICES
OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, N.Y., AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.

                              -------------------

MORGAN STANLEY DEAN WITTER

                                                    SBC WARBURG DILLON READ INC.


NOVEMBER   , 1997

                [PICTURE OF UNITED STATES MAP SHOWING LOCATIONS
            OF THE COMPANY'S FACILITIES AND CERTAIN OF THE COMPANY'S
                              PRINCIPAL PRODUCTS]

                               TABLE OF CONTENTS

Available Information..................           1
Incorporation of Certain Documents by
  Reference............................           1
Forward-Looking Statements.............           2
Prospectus Summary.....................           3
Risk Factors...........................           9
Price Range of Common Stock............          15
Dividends and Dividend Policy..........          16
Capitalization.........................          16
Selected Consolidated Financial
  Information..........................          17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................          19

Business...............................          27
Selling Stockholder....................          31
Certain Transactions and
  Relationships........................          32
Certain U.S. Federal Tax Considerations
  for Non-U.S. Holders of Common
  Stock................................          35
Description of Capital Stock...........          37
Underwriters...........................          41
Legal Matters..........................          43
Experts................................          43
Index to Consolidated Financial
  Statements...........................         F-1

                            ------------------------

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THE PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------


    NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY UNDERWRITER THAT WOULD PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UNITED STATES. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES ARE REQUIRED BY THE COMPANY, THE SELLING STOCKHOLDER AND THE UNDERWRITERS TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THE OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS.


                            ------------------------

    IN THIS PROSPECTUS REFERENCES TO "DOLLARS" AND "$" ARE TO UNITED STATES DOLLARS, AND THE TERMS "UNITED STATES" AND "U.S." MEAN THE UNITED STATES OF AMERICA, ITS STATES, ITS TERRITORIES, ITS POSSESSIONS AND ALL AREAS SUBJECT TO ITS JURISDICTION.

                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                             AVAILABLE INFORMATION

    The Company has filed a Registration Statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act") with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the financial schedules and exhibits filed therewith. Statements made in this Prospectus as to the contents of any contract, agreement or other document that is filed as an exhibit to the Registration Statement or otherwise with the Commission are not necessarily complete, and, in each instance, reference is made to the copy of such document filed with the Commission. Each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement, including all exhibits and schedules thereto, may be examined or obtained from the Commission as described below.


    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Website that contains reports, proxy and information statements and other information regarding registrants (such as the Company) that file electronically with the Commission. The address of such site is: http://www.sec.gov. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997 (File No. 1-10582), the Company's Quarterly Report on Form 10-Q for the period ended June 29, 1997, the Company's Quarterly Report on Form 10-Q for the period ended September 28, 1997 and all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering are incorporated herein by reference.

    Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part of this Prospectus, except as so modified, and any statement so superseded will not be deemed to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy (without exhibits other than exhibits specifically incorporated by reference) of any or all documents incorporated by reference into this Prospectus. Requests for such copies should be directed to Richard N. Jowett, Director of Investor Relations, Alliant Techsystems Inc., 600 Second Street N.E., MN11-2015, Hopkins, Minnesota 55343; telephone: 612-931-6080; e-mail: Richard_Jowett@ATK.com.

                           FORWARD-LOOKING STATEMENTS

    This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact provided herein are forward-looking statements and may contain information about financial results, economic conditions, trends and known uncertainties. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, changes in governmental spending and budgetary policies, governmental laws and other rules and regulations regarding various matters such as environmental remediation, contract pricing and procurement policies, changing economic and political conditions in the United States and in other countries, international trade restrictions, customer product acceptance, continued access to technical and capital resources and merger and acquisition activity within the industry. See "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. In addition to the disclosure contained herein, readers should carefully review any disclosure of risks and uncertainties contained in other documents the Company files or has filed from time to time with the Commission pursuant to the Exchange Act.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS (INCLUDING NOTES THERETO) APPEARING OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THE COMPANY'S FISCAL YEAR ENDS ON MARCH 31.

                                  THE COMPANY

    Alliant Techsystems Inc. ("Alliant" or the "Company") is a leading developer and supplier of aerospace and defense technologies, products and systems to the U.S. Government. The Company specializes in the production of high quality products manufactured to meet exacting specifications designed to insure consistent, reliable performance. The Company (including its predecessors) has supplied products and services to the U.S. Government for more than 50 years.

    The Company's principal business areas are conventional ammunition, solid propulsion systems, smart weapons and composite structures. In the conventional ammunition and solid propulsion businesses, the Company holds a number one or two position in most major market segments. The Company is one of the top 15 defense contractors for the U.S. Government and is a major component and subsystem supplier to the largest Department of Defense ("DoD") prime contractors including Lockheed Martin, Boeing and Raytheon. For the fiscal year ended March 31, 1997, the Company generated sales of approximately $1.1 billion, operating income of $70.4 million and net income of $59.2 million.

    The Company believes that its technical and manufacturing capabilities have positioned it well to pursue new opportunities. In order to focus the Company's development and production efforts and respond effectively to its customer base, the Company is organized in the following business groups:

        CONVENTIONAL MUNITIONS GROUP. The Company is one of two principal suppliers of conventional ammunition to the DoD. Principal products and services include conventional ammunition, propellants, solid propulsion systems for tactical missiles, warheads, metal parts and composite structures for weapons systems, infrared decoy flares and commercial gun powder. The Group has four distinct business units: Ammunition Systems (tank ammunition, medium caliber ammunition and warheads); Ordnance (military propellants and commercial gun powders); Tactical Propulsion (solid propulsion for tactical missiles, composite structures and warheads); and Kilgore Operations (flares). The Conventional Munitions Group had fiscal 1997 sales of approximately $499.0 million, representing approximately 44% of the Company's total sales during the year.


        SPACE AND STRATEGIC SYSTEMS GROUP. The Company is a leading designer, developer and manufacturer of solid rocket propulsion systems for space launch vehicles and strategic missile systems and high performance composite structures for military and commercial aircraft and spacecraft. In addition, the Company provides operational and technical support services for space launch activities. The Company is the world's leading producer of solid rocket motors for unmanned expendable space launch vehicles and one of the two leading developers and producers of solid propulsion systems for U.S. strategic missile programs. The Company's Bacchus West production facility located in Magna, Utah is one of the world's most modern and automated propellant production facilities and represents a significant competitive advantage for the Company. The Space and Strategic Systems Group had fiscal 1997 sales of approximately $339.0 million, representing approximately 30% of the Company's total sales during the year.



        DEFENSE SYSTEMS GROUP. The Company is a leading designer, developer and manufacturer of tactical weapons systems, smart weapons, anti-tank and demolition systems, unmanned aerial vehicles, fuzes, weapons test equipment systems and targeting sensors. The Group has three distinct business units:
    Tactical Systems (smart weapons, anti-tank and demolition systems, tactical weapons systems, targeting sensors and fuzes); Defense Electronics Systems (smart weapons systems, missile warning systems and weapons test equipment systems); and Unmanned Aerial Vehicles (unmanned aerial vehicles ("UAVs") and tactical ground control systems). The Defense Systems Group is positioned to respond to the U.S. military's increasing demand for low-cost, high quality precision weapons systems.

    The Defense Systems Group had fiscal 1997 sales of approximately $253.0 million, representing approximately 22% of the Company's total sales during the year.

        EMERGING BUSINESS GROUP. The Company's emerging business activities include battery production, advanced technology applications, products and services for environmental remediation/ facility management and safety management services. The Emerging Business Group had fiscal 1997 sales of approximately $41.0 million, representing approximately 4% of the Company's total sales during the year. The Company is currently evaluating the merits of consolidating some or all of the Group's programs into the other three business groups to capture product synergies and realize additional cost savings.

    The Company's principal executive offices are located at 600 Second Street, N.E., Hopkins, Minnesota 55343-8384 and its telephone number is (612) 931-6000.

RECENT DEVELOPMENTS


    On October 24, 1997, the Company and the Selling Stockholder entered into an agreement (the "New Agreement") which, upon consummation of the Offering, will supersede the existing Stockholder's Agreement between the Company and the Selling Stockholder (as amended in June 1997, the "Stockholder's Agreement"), other than the registration rights granted to the Selling Stockholder in the Stockholder's Agreement. The Selling Stockholder is offering 2,812,069 shares of Common Stock pursuant to certain registration rights granted to the Selling Stockholder by the Company under the Stockholder's Agreement. Such Agreement was entered into at the time the Selling Stockholder acquired 3,862,069 shares of Common Stock as partial consideration in connection with the sale of the Hercules Aerospace Company division ("HAC") of Hercules to the Company (the "Acquisition") in March 1995 pursuant to a Purchase and Sale Agreement dated October 28, 1994 (the "Purchase Agreement"). The Selling Stockholder has the right to sell to the Company and the Company has the right to purchase from the Selling Stockholder during 1998 all or a portion of the 1,050,000 shares to be owned by the Selling Stockholder following the consummation of the Offering pursuant to a series of put and call options provided for in the New Agreement. The put and call options may be exercised by either party at the price to the public less underwriting discounts and commissions set forth on the cover page of this Prospectus, plus simple interest at the rate of 6.25% per annum. The Company presently intends to exercise its call rights in the event that the Selling Stockholder does not exercise its put rights, although no definitive decision has been made to do so. The New Agreement also contains certain standstill provisions. The Company believes that the Offering and the repurchase of shares from the Selling Stockholder pursuant to the put and call provisions of the New Agreement will benefit the Company by permitting the orderly distribution of these shares and increasing the liquidity of the market for the Common Stock. See "Risk Factors--Controlling Stockholders; Relationship with Selling Stockholder" and "Certain Transactions and Relationships--Future Relationship with Selling Stockholder."


    On October 27, 1997, the Company announced that upon completion of the Offering it is expected that R. Keith Elliott, Chairman and Chief Executive Officer of Hercules, and Vincent J. Corbo, President and Chief Operating Officer of Hercules, will resign from the Company's Board of Directors. The Company also announced that Michael T. Smith, Chairman and Chief Executive Officer of Hughes Electronics Corporation, and Gilbert F. Decker, former Assistant Secretary of the U.S. Army for Research, Development and Acquisition, have agreed to join the Company's Board of Directors effective at the Company's regularly scheduled January 1998 meeting of the Board of Directors.

    On October 27, 1997, the Company also announced that its Board of Directors had authorized the repurchase of up to 1.0 million shares of Common Stock (in addition to the shares that the Company intends to repurchase from the Selling Stockholder pursuant to the put and call provisions of the New Agreement) (the "Repurchase Program"). Any such repurchases will be subject to prevailing market conditions and the Company's compliance with certain covenants contained in certain of the Company's debt agreements. These covenants presently permit the Company to spend up to approximately $60.0 million for share repurchases. The Company intends to seek to amend its bank credit agreement to increase the amount available for share repurchases. No assurance can be given that the Company will repurchase any or all of such shares. See "Risk Factors--Restrictive Covenants," "Dividends and Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity, Capital Resources and Financial Condition."

    In early 1997, the Company established an ICBM Prime Integration program office to compete for the contract to become the prime integrator of the Intercontinental Ballistic Missile ("ICBM") program for the U.S. Air Force. The Air Force is currently transitioning from utilizing associated contractors to the use of a prime integrator, which will be responsible for overall ICBM program management. The Company submitted a proposal to act as prime integrator in August 1997. The Company is one of two bidders for this contract, the award of which is presently expected to be announced in December 1997. See "Risk Factors--Risks Associated with ICBM Prime Integration Program."

STRATEGY

    The Company is committed to enhancing its position as a leading developer and supplier of aerospace and defense technologies, products and systems. Its strategy to achieve this goal focuses on generating continued earnings growth through establishing strategic alliances with prime contractors, pursuing new program opportunities, expanding its composite structures business, improving margins on its existing business base, reducing interest expense and utilizing excess cash balances for stock repurchases and strategic acquisitions.

    ESTABLISH STRATEGIC ALLIANCES WITH PRIME CONTRACTORS. Over the past few years, a significant amount of consolidation has occurred within the prime contractor ranks of the defense industry. The Company's strategy is to expand its existing subcontractor relationships by establishing long-term strategic supplier agreements with large prime contractors. The Company believes that these agreements will increase the likelihood of the Company's participation on major programs in the future.

    PURSUE NEW PROGRAM OPPORTUNITIES. By identifying and pursuing subcontractor and prime contractor program opportunities, the Company believes that it can expand its business base over the next few years. The Company intends to pursue subcontractor opportunities in its core areas of solid propulsion, conventional ammunition and defense subsystems and prime contractor opportunities in niche areas where it traditionally serves as systems integrator.

    EXPAND COMPOSITE STRUCTURES BUSINESS. The principal markets for composite structures are commercial and military aircraft, satellites and space launch systems. Significant growth in these markets has resulted in composite sales volume growth from approximately $18.0 million in fiscal 1993 to approximately $50.0 million in fiscal 1997. The Company intends to continue expanding its composites business base by leveraging its leading edge capabilities and focusing management and marketing resources on high value product opportunities.

    ACHIEVE MARGIN IMPROVEMENT. In recent years, the Company has made significant progress in improving margins. Earnings before interest and taxes, excluding nonrecurring charges ("EBIT") margins during fiscal years 1993 to 1995 were between 1.5% and 5.5%. In contrast, EBIT margins have exceeded 8% in each of the past two fiscal years and during the first six months of fiscal 1998. The Company believes that it can further improve EBIT margins through ongoing facility consolidations, ongoing improvements in program and inventory management and other operating expense reductions. Management's goal in future years is to generate EBIT margins in excess of 10%.

    REDUCE INTEREST EXPENSE. The Company has made significant progress in lowering its debt-to-capitalization ratio from 78% in September 1995 to 50% in September 1997 and expects to continue to lower its leverage ratios in the future. Scheduled principal payments by the Company during the next four fiscal years will repay all term loan indebtedness and the Company expects to refinance its $150.0 million principal amount of 11 3/4% Senior Subordinated Notes due 2003 (the "Notes") as early as March 1999. These actions will significantly reduce the Company's interest expense.

    UTILIZE EXCESS CASH FOR STOCK REPURCHASES AND STRATEGIC
ACQUISITIONS. Margin improvement initiatives and efficient working capital management are expected to generate excess cash flow. This excess cash will be targeted primarily for share repurchases and strategic acquisitions. Since 1995, the Company has repurchased approximately 1.2 million shares of Common Stock and the Board has recently approved the Repurchase Program for up to 1.0 million additional shares (in addition to the shares that the Company intends to repurchase from the Selling Stockholder pursuant to the New Agreement), subject to market conditions and the Company's compliance with certain debt covenants. See "--Recent Developments" and "Risk Factors--Restrictive Covenants." In addition, the Company believes that there are industry consolidation opportunities within its core business. The Company will target synergistic acquisitions that strengthen its core businesses, offer consolidation opportunities and fit strategically with its existing operations and new program opportunities. The Company will also consider acquisitions in related businesses that offer additional growth potential.

                                  THE OFFERING


Common Stock Offered by the
  Selling Stockholder:

  United States Offering..........  2,249,655 shares
  International Offering..........  562,414 shares
                                    ---------
    Total.........................  2,812,069 shares

Common Stock Outstanding
  as of October 29, 1997..........  13,128,335 shares

Selling Stockholder...............  The Selling Stockholder is offering 2,812,069 shares of
                                    Common Stock pursuant to certain registration rights
                                    under the Stockholder's Agreement, which was entered
                                    into at the time the Selling Stockholder acquired
                                    3,862,069 shares of Common Stock as partial
                                    consideration in connection with the Acquisition. The
                                    3,862,069 shares beneficially owned by the Selling
                                    Stockholder immediately preceding the Offering represent
                                    29.4% of the outstanding Common Stock. Immediately
                                    following the Offering, the Selling Stockholder will
                                    beneficially own 1,050,000 shares, or approximately 8.0%
                                    of the outstanding Common Stock. See "Risk
                                    Factors--Controlling Stockholders; Relationship with
                                    Selling Stockholder."

Use of Proceeds...................  The Company will not receive any of the proceeds of the
                                    Offering.

NYSE Symbol.......................  ATK

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following summary consolidated financial information is qualified in its entirety by reference to, and should be read in conjunction with, "Selected Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements (including Notes thereto) included in this Prospectus. Results for the six-month period ended September 28, 1997 are not necessarily indicative of results for the full year.

                                                                                                            SIX MONTHS ENDED
                                                              FISCAL YEAR ENDED MARCH 31,               ------------------------
                                                 -----------------------------------------------------   SEPT. 29,    SEPT. 28,
                                                   1993       1994      1995(1)     1996       1997        1996         1997
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Sales..........................................  $ 752,612  $ 544,236  $ 504,190  $1,020,605 $1,089,397  $ 477,821    $ 518,593
Cost of sales..................................    631,910    458,602    438,558    834,298    907,695     399,338      429,044
Research and development.......................     13,377     12,132     11,763     14,126     16,207       7,144        4,674
Selling, general and administrative............     68,091     47,565     43,886     73,329     77,659      34,481       41,320
Nonrecurring charges(2)........................    103,281     --         73,639     --         17,442      --           --
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------
Income (loss) from operations..................    (64,047)    25,937    (63,656)    98,852     70,394      36,858       43,555
Interest expense, net..........................     (6,678)    (2,800)    (7,076)   (37,427)   (34,386)    (18,070)     (13,041)
Other income (expense), net....................      1,872     (3,081)    (2,332)       657        651         150           64
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------
Income (loss) from continuing operations before
  income taxes.................................    (68,853)    20,056    (73,064)    62,082     36,659      18,938       30,578
Income tax provision (benefit)(3)..............    (24,552)    --         --         13,658     --          --           --
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------
Income (loss) from continuing operations.......    (44,301)    20,056    (73,064)    48,424     36,659      18,938       30,578
Income (loss) from discontinued operations, net
  of income taxes..............................    (38,715)    12,418        456      5,617      4,819       3,793       --
Gain (loss) on disposal of discontinued
  operations, net of income taxes..............     --         --         --         (6,240)    17,681      --           --
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------
Income (loss) before cumulative effect of
  accounting change............................    (83,016)    32,474    (72,608)    47,801     59,159      22,731       30,578
Cumulative effect of accounting change, net of
  income taxes.................................    (31,181)    --         (1,500)    --         --          --           --
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------
Net income (loss)..............................  $(114,197) $  32,474  $ (74,108) $  47,801  $  59,159   $  22,731    $  30,578
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------
Earnings (loss) per common and common
  equivalent share:
  Continuing operations........................  $   (4.58) $    1.98  $   (7.27) $    3.61  $    2.73   $    1.42    $    2.28
  Discontinued operations......................      (4.01)      1.23        .05       (.05)      1.68         .28       --
  Cumulative effect of accounting change.......      (3.23)    --           (.15)    --         --          --           --
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------
Net income (loss)..............................  $  (11.82) $    3.21  $   (7.37) $    3.56  $    4.41   $    1.70    $    2.28
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------

OTHER OPERATING DATA:
EBITDA(4)......................................  $  58,636  $  38,179  $  23,934  $ 158,132  $ 141,208   $  63,866    $  67,569
Depreciation and amortization..................     17,530     15,323     16,283     58,623     52,721      26,858       23,950
Capital expenditures...........................      7,319     13,499     12,635     25,593     28,522      11,655        6,015
Cash provided by (used in) operating
  activities...................................     43,577     59,673    (58,103)    89,081     92,110     (20,489)     (11,596)
Cash provided by (used in) investing
  activities...................................     (1,432)   (55,293)  (322,306)    (3,441)   112,830     (10,235)      (7,857)
Cash provided by (used in) financing
  activities...................................    (35,310)   (39,913)  (360,320)   (65,772)  (127,981)    (11,557)     (16,430)

                                                                                                                  AS OF
                                                                 AS OF MARCH 31,                         ------------------------
                                           ------------------------------------------------------------   SEPT. 29,    SEPT. 28,
                                              1993         1994        1995(1)       1996       1997        1996         1997
                                           -----------  -----------  ------------  ---------  ---------  -----------  -----------
                                                                           (AMOUNTS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital..........................   $  37,970    $ (16,489)   $   70,007   $  42,978  $  94,045   $  29,952    $ 116,259
Property, plant and equipment, net.......      53,919       85,094       484,985     382,513    360,560     369,001      338,817
Total assets.............................     435,229      419,437     1,022,235   1,035,142  1,009,704     996,990      946,606
Long-term debt...........................      65,485       --           395,000     350,000    237,071     325,000      221,108
Total equity.............................      65,595       91,980       140,370     157,477    218,792     180,734      249,385


------------------------

(1) HAC was acquired from Hercules on March 15, 1995. For the fiscal year ended March 31, 1995, results of operations include the HAC aerospace operations from March 15, 1995, through March 31, 1995. For all periods thereafter, results of operations include the HAC aerospace operations for the entire year. See Note 21 to the Consolidated Financial Statements (including Notes thereto).

(2) Nonrecurring charges include amounts expensed for the change in accounting estimate for environmental liabilities, restructuring charges, change of control payments and litigation settlements.

(3) The Company recorded reduced or no income tax expense in fiscal 1993 through 1997 due to the recognition of available tax loss carryforwards. Recognition of such carryforwards is expected to continue to reduce future tax expense. It is currently expected that taxes in fiscal 1998 and 1999 will continue to be reduced due to such tax loss carryforwards.

(4) EBITDA reflects earnings before interest, income taxes, depreciation and amortization and excludes nonrecurring charges ("EBITDA"). EBITDA is presented to provide additional information about the Company's ability to meet its future debt service, capital expenditures and working capital requirements and is one of the measures which determines the Company's ability to borrow under its debt agreements. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY. SEE "FORWARD-LOOKING STATEMENTS."

RISKS ASSOCIATED WITH ICBM PRIME INTEGRATION PROGRAM

    The Company submitted a bid in August 1997 to serve as the prime integrator for the ICBM Prime Integration program for the U.S. Air Force. The Air Force is currently transitioning from utilizing associated contractors to the use of a prime integrator, which will be responsible for overall program management. The Company is one of two bidders for this contract, the award of which is presently expected to be announced in December 1997. No assurance can be given that the Company will be awarded this contract or, if awarded, that this contract would be profitable for the Company. The financial and other information contained in this Prospectus (other than that contained in the "Strategy" discussions under "Prospectus Summary" and "Business") does not include or give effect to the potential revenues which would be realized by the Company if it were awarded this contract. There can be no assurance that the prevailing market price of the Common Stock will not be materially adversely affected following the announcement of the ICBM Prime Integration program award.

RISKS OF REDUCTIONS OR CHANGES IN MILITARY EXPENDITURES

    The Company's primary customers are the U.S. Army, Navy, Air Force and other agencies of the DoD. Sales under contracts with the U.S. Government, or under contracts with prime contractors that identified the U.S. Government as the ultimate purchaser, represented approximately 85% of the Company's fiscal 1997 sales. The overall U.S. defense budget declined in real terms from the mid-1980's through the early 1990's. Although U.S. defense budgets have recently stabilized, future levels of defense spending cannot be predicted with certainty and further declines in U.S. military expenditures could materially adversely affect the Company's results of operations and financial condition. The impact of possible further declines in the level of defense procurement on the Company's results of operations and financial condition will depend upon the timing and size of the changes and the Company's ability to mitigate their impact with new business, business consolidations or cost reductions. The loss or significant curtailment of a material program in which the Company participates could materially adversely affect the Company's future results of operations and financial condition. In view of the uncertainty regarding the size, content and priorities of the annual DoD procurement schedule, the historical financial performance of the Company may not be indicative of future performance.

RISKS INHERENT IN U.S. GOVERNMENT CONTRACTS

    A significant portion of the Company's sales is associated with long-term contracts and programs for the U.S. Government in which there are significant inherent risks, including risks particular to the defense industry. The primary risks are the following:

    CONTRACT TERMINATION. All of the Company's U.S. Government contracts are, by their terms, subject to termination by the U.S. Government either for its convenience or in the event of a default by the contractor. Termination for convenience provisions provide only for the recovery by the Company of costs incurred or committed, settlement expenses and profit on work completed prior to termination. Termination for default provisions may render the contractor liable for excess costs incurred by the U.S. Government in procuring undelivered items from another source.

    LOSS OF APPROPRIATIONS. In addition to the right of the U.S. Government to terminate such contracts, U.S. Government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds for a given program on a fiscal-year basis even though contract performance may take more than one year. Consequently, at the outset of a major program, the contract is usually partially funded, and additional monies are normally committed to the contract by the procuring agency only as appropriations are made by Congress for future fiscal years. In addition, most U.S. Government contracts are subject to modification in the event of changes in funding. Any failure by Congress to appropriate additional funds to any program in which the Company participates or any contract modification as a result of funding changes could materially delay or terminate such program and, therefore have a material adverse effect on the Company's results of operations or financial condition.

    PROCUREMENT AND OTHER RELATED LAWS AND REGULATIONS. The Company is subject to extensive and complex U.S. Government procurement laws and regulations. These laws and regulations provide for ongoing U.S. Government audits and reviews of contract procurement, performance and administration. Failure to comply, even inadvertently, with these laws and regulations and with laws governing the export of munitions and other controlled products and commodities, and any significant violations of any other federal law, could subject the Company or one or more of its businesses to potential contract termination, civil and criminal penalties, and under certain circumstances, suspension and debarment from future U.S. Government contracts for a specified period of time. Any such actions could have a material adverse effect on the Company's results of operations or financial condition.

    Additionally, under U.S. Government regulations, the Company, as a government contractor, is subject to audit and review by the U.S. Government of performance of, and the accounting and general practices relating to, U.S. Government contracts. The costs and prices under such contracts may be subject to adjustment based upon the results of such audits. To date, such audits have not had a material effect on the Company's results of operations or financial condition; however, no assurance can be given that future audits will not have a material adverse effect on the Company's results of operations or financial condition.

    In addition, licenses are required from U.S. Government agencies for export from the United States of many of the Company's products. Accordingly, certain of the Company's products currently are not permitted to be exported.

    COMPETITIVE BIDDING. The Company obtains military contracts through either competitive bidding or sole-sourced procurement. Contracts from which the Company has derived and expects to derive a significant portion of its sales (including, without limitation, contracts relating to certain program opportunities discussed in this Prospectus or the documents incorporated by reference in this Prospectus) were or will be obtained through competitive bidding in which, in many instances, numerous bidders participated or will participate. There can be no assurance that the Company will continue to be successful in having its bids accepted or, if accepted, that awarded contracts will be profitable. Additionally, inherent in either procurement process is the risk that if a bid is submitted and a contract is subsequently awarded, actual performance costs may exceed the projected costs upon which the submitted bid or contract price was based. To the extent that actual costs exceed the projected costs on which bids or contract prices were based, the Company's profitability could be materially adversely affected.

    UNREIMBURSED COST OVERRUNS. The Company's U.S. Government business is performed under cost-plus contracts and under fixed-price contracts (including firm fixed-price, fixed-price incentive, or fixed-price-level-of-effort). Fixed-price contracts accounted for approximately 64% of the Company's U.S. Government revenues in fiscal year 1997; firm fixed-price contracts accounted for approximately 55% of such revenues; and fixed-price incentive and fixed-price-level-of-effort contracts accounted for approximately 9% of such revenues. Under firm fixed-price contracts, the Company agrees to perform certain work for a fixed price and, accordingly, realizes all of the benefit or detriment resulting from decreases or increases in the costs of performing the contract. Fixed-price incentive contracts are fixed-price contracts providing for adjustment of profit and establishment of final contract prices by a formula based on the relationship which final total costs bear to total target costs. Fixed-price-level-of-effort contracts are generally structured with a fixed price per labor hour subject to a cap. All fixed-price contracts present the inherent risk of unreimbursed cost overruns which could have a material adverse effect on the Company's results of operations or financial condition. In addition, certain costs, including certain financing costs, portions of research and development costs and certain marketing expenses are not reimbursable under U.S. Government contracts.

    CERTAIN OTHER RISKS. In addition, the Company, like all defense businesses, is subject to risks associated with uncertain cost factors related to scarce technological skills and components, the frequent need to bid on programs in advance of design completion (which may result in unforeseen technological difficulties and/or cost overruns), the substantial time and effort required for relatively unproductive design and development, design complexity, rapid obsolescence and the potential need for design improvement.

RISKS ASSOCIATED WITH MANUFACTURING AND HANDLING OF EXPLOSIVE MATERIALS

    Certain of the Company's products, including, without limitation, those relating to propulsion systems, propellants, ammunition and artillery systems, involve the manufacture and/or handling of a variety of explosive materials. From time to time in the past, such manufacturing and/or handling has resulted in explosive incidents which have temporarily shut down or otherwise disrupted certain of the Company's manufacturing processes, thereby causing production delays. There can be no assurance that the Company will not experience such incidents in the future or that any such incidents will not result in production delays or otherwise have a material adverse effect on the Company's results of operations or financial condition.

SUPPLY OF KEY RAW MATERIALS

    Key raw materials used in the Company's operations include aluminum, steel, steel alloys, graphite fiber, hydroxy terminated polybutadiene, epoxy resins and adhesives, nitrocellulose, diethylether, x-ray film, plasticizers and nitrate esters and ammonium perchlorate. The Company also purchases chemicals, electronic, electro-mechanical and mechanical components, subassemblies and subsystems which are integrated with the Company's own manufactured parts for final assembly into finished products and systems. The Company closely monitors its sources of supply in order to assure an adequate supply of raw materials and other supplies needed in its manufacturing processes. U.S. Government contractors like the Company, however, are frequently limited to procuring materials and components from sources of supply approved by the DoD. In addition, as defense budgets contract, suppliers of specialty chemicals and materials consider dropping low volume items from their product lines, which may require (and, in the past, has required) qualification of new suppliers for raw materials on several programs. Any such qualification could result in incremental cost overruns and program delays and, accordingly, could materially adversely affect the Company's results of operations or financial condition.

    The supply of ammonium perchlorate, a principal raw material used in the Company's operations, is limited to two third-party sources which supply the entire domestic solid propellant industry. These two suppliers have recently entered into an agreement to combine their ammonium perchlorate businesses. Any disruption in the Company's supply of ammonium perchlorate could have a material adverse effect on the Company's results of operations or financial condition.

    Additionally, the Company presently relies on one supplier for its graphite fiber requirements, which is used in the production of composite materials. While other sources of fiber exist, the addition of a new supplier would require the Company to qualify the new source for use on the Company's programs. Any prolonged disruption in the supply of this material or any delay as a result of the qualification of the new source could adversely affect the Company's results of operations or financial condition.

COMPETITION

    Approximately 85% of the Company's sales are derived from contracts with the U.S. Government and its prime contractors. The Company encounters intense competition for these contracts from numerous other companies. Some of these companies, particularly those competitors outside the Company's core business areas, have financial, technical, marketing, manufacturing, distribution and other resources substantially greater than those of the Company. The Company's ability to compete for these contracts depends to a large extent on the effectiveness and innovativeness of its research and development programs, its ability to offer better program performance than its competitors at a lower cost to the U.S. Government customer, and its readiness in facilities, equipment and personnel to undertake the programs for which it competes. In some instances, programs are sole sourced or work directed by the U.S. Government to a single supplier. In such cases there may be other suppliers who have the capacity to compete for the programs involved, but they can only enter or reenter the market if the U.S. Government should choose to reopen the particular program to competition.

ENVIRONMENTAL MATTERS

    The Company's operations and ownership or use of real property are subject to a number of federal, state and local environmental laws and regulations which change frequently. To date, these environmental laws and regulations have not had a material adverse effect on the Company's results of operations or financial condition. It is difficult to predict whether and to what extent these environmental laws and regulations may impact the Company's results of operations or financial condition in the future. Due to the nature of the Company's operations, the Company is involved from time to time in legal proceedings involving remediation of environmental contamination from past or present operations or use or ownership of real property, as well as compliance with environmental requirements applicable to ongoing operations. The Company may also be subject to fines and penalties, toxic tort suits or other third party lawsuits due to its or its predecessors' present or past use of hazardous substances or the alleged contamination of the environment through past or present operations. There can be no assurance that material costs or liabilities will not be incurred in connection with any such proceedings or claims. In addition, as part of the Acquisition the Company generally assumed responsibility for environmental remediation at certain HAC facilities that could involve significant costs. While management believes that certain of the compliance and remediation costs associated with the HAC facilities will be reimbursable through forward pricing adjustments of future U.S. Government contracts, and that some of those environmental remediation costs not covered through such adjustments will be covered by Hercules under certain agreements between the Company and Hercules entered into in conjunction with the Acquisition, there can be no assurance that the U.S. Government or Hercules will reimburse the Company for any particular environmental costs or do so in a timely manner. The Company's liquidity and its quarterly and annual operating results may be materially adversely affected unless and until such reimbursements are received. In addition, certain of Hercules' environmental indemnification obligations are subject to a total deductible of $1.0 million for all claims (including non-environmental claims) that the Company may assert under the Purchase Agreement. Hercules is not required to indemnify the Company for any individual claims below $50,000. See "--Controlling Stockholders; Relationship with Selling Stockholder" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity, Capital Resources and Financial Condition."

LITIGATION RISK

    The Company is a defendant in numerous lawsuits that arise out of, and are incidental to, the conduct of its business. Such matters arise out of the normal course of business and relate to product liability, intellectual property, government regulations, including environmental issues, and other issues. Certain of the lawsuits and claims seek damages in very large amounts. In these legal proceedings, no director, officer or affiliate is a party or a named defendant. Although the Company believes such suits are either without merit or covered by insurance or reserves and expects that none of the litigation in which it is involved will have a material adverse effect on its results of operations or financial condition, there can be no assurance as to what standard a particular court will apply in any particular suit against the Company and, therefore, whether such legal proceedings will have a material adverse effect on the Company's results of operations or financial condition. In addition, the Company is subject to "QUI TAM" (whistle-blower) suits brought by the U.S. Government or private plaintiffs. A judgment against the Company in a QUI TAM suit could cause the Company to be liable for substantial damages (including treble damages) and could carry penalties of suspension or debarment, which could make the Company ineligible to be awarded any U.S. Government contracts for a period of up to three years and, thereby, could have a material adverse effect on the Company's results of operations or financial condition.

    At present, the Company is subject to three QUI TAM suits. These QUI TAM lawsuits involve former employees or operations of HAC, and in two of these suits HAC had been a party prior to the Acquisition. Although in connection with the Acquisition the Company did not assume HAC's liabilities with respect to these two suits, the Company agreed to indemnify and reimburse Hercules for a portion of the claims arising out of or relating to these two suits. The Company's liability in these two suits is limited to approximately $4 million plus 40% of certain legal costs incurred from the date of the Acquisition. The Company and Hercules have also agreed, in connection with the third QUI TAM action, to share equally legal fees and related costs and expenses until such time as a determination is made as to the applicability of certain indemnification provisions contained in the Purchase Agreement. It is reasonably possible that management's current estimates of liabilities for the above contingencies could change in the near term as more definitive information becomes available. See "--Controlling Stockholders; Relationship with Selling Stockholder."

RESTRICTIVE COVENANTS

    The Company's Credit Agreement (as amended and restated on November 14, 1996, the "Credit Agreement") and its Indenture (the "Indenture" and, together with the Credit Agreement, collectively, the "Debt Agreements") pursuant to which its Notes were issued, contain covenants which restrict, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends, repurchase its outstanding shares or make certain other restricted payments, enter into transactions with affiliates, create certain liens, engage in certain sale and leaseback transactions, make certain asset dispositions and merge or consolidate with, or transfer substantially all of its assets to, another person. For example, the Company's proposed repurchases of shares from the Selling Stockholder pursuant to the New Agreement and from its stockholders generally pursuant to the Repurchase Program are subject to the Company's compliance with certain of these covenants. These covenants presently permit the Company to spend up to approximately $60.0 million for share repurchases. The Company intends to seek to amend the Credit Agreement to increase the amount available for share repurchases. No assurance can be given that the Company will repurchase all or any portion of such shares or as to the timing or terms of any such repurchases.

    In addition, the Debt Agreements contain other restrictive covenants and prohibit the Company from prepaying the Notes. Under the Debt Agreements, the Company is required to maintain specified financial ratios, including minimum consolidated net worth, consolidated debt to consolidated net worth, consolidated debt to consolidated EBITDA and consolidated EBITDA to consolidated interest charges. The failure by the Company to maintain such financial ratios or to comply with the restrictions contained in the Debt Agreements could result in a default thereunder, which in turn could cause such indebtedness (and by reason of cross-default provisions, other indebtedness) to become immediately due and payable. No assurance can be given that the Company's future operating results will be sufficient to enable compliance with such covenants, or in the event of default, to remedy such default. See "Dividends and Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity, Capital Resources and Financial Condition."

YEAR 2000 COMPLIANCE

    The Company utilizes a significant number of computer software programs and operating systems across its entire organization, including applications used in manufacturing, product development, financial business systems and various administrative functions. To the extent that the Company's software applications contain source code that is unable to appropriately interpret the upcoming calendar year "2000," some level of modification, or even possibly replacement of such applications may be necessary. The Company is currently in the process of completing its identification of applications that are not "Year 2000" compliant. Given information known at this time about the Company's systems that may have such problems, coupled with the Company's ongoing, normal course-of-business efforts to upgrade or replace critical systems, as necessary, it is currently not expected that these Year 2000 costs will have any material adverse impact on the Company's liquidity or ongoing results of operations. No assurance can be given, however, that any or all of the Company's systems are or will be Year 2000 compliant or that the costs required to address the Year 2000 issue or that the impact of the Company's failure to achieve substantial Year 2000 compliance will not have a material adverse effect on the Company's future liquidity or results of operations.

CONTROLLING STOCKHOLDERS; RELATIONSHIP WITH SELLING STOCKHOLDER


    In connection with the Acquisition, the Company paid Hercules consideration that included 3,862,069 shares of Common Stock, which presently represents approximately 29.4% of the Company's outstanding Common Stock. The Selling Stockholder is offering to sell 2,812,069 of these shares in the Offering pursuant to certain registration rights granted by the Company to the Selling Stockholder under the Stockholder's Agreement. Pursuant to the Stockholder's Agreement, Hercules presently has three designees on the Company's ten-member Board of Directors and Gotham Capital III, L.P. ("Gotham III") presently has four designees on the Company's Board of Directors. See "Certain Transactions and Relationships--Stockholder's Agreement."



    In connection with the Offering, the Company and the Selling Stockholder have entered into the New Agreement pursuant to which the Selling Stockholder and the Company have granted each other reciprocal put and call options with respect to the 1,050,000 shares of Common Stock to be owned by the Selling Stockholder following the Offering. The Company presently intends to exercise its call rights in the event that the Selling Stockholder does not exercise its put rights, although no definitive decision has been made to do so. Pursuant to the New Agreement, the Stockholder's Agreement will terminate upon the consummation of the Offering (other than the registration rights granted to the Selling Stockholder therein) and the standstill arrangements set forth therein will be replaced by the standstill arrangements set forth in the New Agreement. Following the consummation of the Offering, the Selling Stockholder will have the right to designate only one director until the closing of the last put and call installment, or, if such put and call is not exercised, until the Company's 1999 Annual Meeting of Stockholders (or later under certain circumstances). Additionally, Gotham III will have the right to designate four directors. For a summary of the provisions of the New Agreement, see "Certain Transactions and Relationships--Future Relationship with Selling Stockholder."

                          PRICE RANGE OF COMMON STOCK

    The Common Stock is listed and traded on the NYSE under the symbol "ATK." The following table sets forth the high and low sales prices of the Common Stock for the periods indicated, as reported on the NYSE Composite Tape:


                                                                                                     COMMON
                                                                                                  STOCK PRICE
                                                                                              --------------------
                                                                                                HIGH        LOW
                                                                                              ---------  ---------
Fiscal year ended March 31, 1996
  Quarter ended July 2, 1995................................................................    $41 3/4    $35 5/8
  Quarter ended October 1, 1995.............................................................     47 1/2     41 1/2
  Quarter ended December 31, 1995 ..........................................................         53     44 5/8
  Quarter ended March 31, 1996..............................................................     50 1/2     46 1/4

Fiscal year ended March 31, 1997
  Quarter ended June 30, 1996...............................................................     49 1/8     43 3/4
  Quarter ended September 29, 1996..........................................................     53 1/2     46 1/4
  Quarter ended December 29, 1996...........................................................     57 3/8     47 5/8
  Quarter ended March 31, 1997..............................................................     54 3/4         42

Fiscal year ended March 31, 1998
  Quarter ended June 29, 1997...............................................................     52 7/8     40 1/2
  Quarter ended September 28, 1997..........................................................         69    51 7/16
  Quarter ended December 28, 1997 (through October 30, 1997)................................   65 11/16   57 11/16


    A recent reported last sale price for the Common Stock as reported on the NYSE is set forth on the cover page of this Prospectus. The number of holders of record of Common Stock as of September 28, 1997 was 12,459.

                         DIVIDENDS AND DIVIDEND POLICY

    The Company has never paid cash dividends. The Company's dividend policy will be reviewed by the Board of Directors of the Company at such future times as may be appropriate in light of relevant factors existing at such times, including the extent to which the payment of cash dividends may be limited by covenants contained in the Debt Agreements. The Credit Agreement currently limits the aggregate sum of dividends payable to $50 million. The Notes limit the Company's dividends and certain other restricted payments to an amount equal to 50% of cumulative net income after March 15, 1995, provided that after such payments the Company's ratio of earnings (before interest, taxes, depreciation and amortization) to fixed charges equals or exceeds three to one. The Debt Agreements also prohibit dividend payments if certain defaults exist or certain financial ratios are not maintained. To the extent that the Company repurchases shares in the Repurchase Program or from the Selling Stockholder pursuant to the put and call arrangements contained in the New Agreement, the Company's ability to pay cash dividends will be further limited. The Company does not expect to pay cash dividends in the foreseeable future. See "Risk Factors--Restrictive Covenants."

                                 CAPITALIZATION

    The following table sets forth the unaudited capitalization of the Company, including short-term debt, as of September 28, 1997. The table should be read in conjunction with "Selected Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements (including Notes thereto) included in this Prospectus.

                                                                                 AS OF
                                                                           SEPTEMBER 28, 1997
                                                                           ------------------
                                                                             (IN THOUSANDS)
Short-term debt (including current
 portion of long-term debt)..............................................     $     31,406

Long-term debt:
    Bank debt............................................................     $     71,108
    11 3/4% Senior Subordinated Notes due 2003...........................          150,000
                                                                                ----------
      Total long-term debt...............................................     $    221,108

Stockholders' equity:
  Common Stock, $.01 par value, 20,000,000 shares authorized and
    13,122,351 shares issued and outstanding (1).........................     $        131
  Additional paid-in capital.............................................          247,698
  Unearned compensation..................................................           (1,570)
  Pension liability adjustment...........................................           (2,304)
  Retained earnings......................................................           34,939
  Common Stock in treasury, at cost (741,262 shares
    held at September 28, 1997)..........................................          (29,509)
                                                                                ----------

    Total stockholders' equity...........................................     $    249,385
                                                                                ----------

    Total capitalization (including short-term debt).....................     $    501,899
                                                                                ----------
                                                                                ----------

------------------------

(1) Excludes 1,644,175 shares reserved for issuance upon the exercise of outstanding stock options and under other benefit plans.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following table sets forth selected consolidated financial information of the Company. The information at March 31, 1997 and for each of the years in the five year period ended March 31, 1997 has been derived from the Company's audited consolidated financial statements (the last three years of which, together with the related report of Deloitte & Touche LLP, independent auditors, are contained in this Prospectus). All such financial information is qualified in its entirety by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements (including Notes thereto) included in this Prospectus. The unaudited information at September 29, 1996 and September 28, 1997 and for the six months ended September 29, 1996 and September 28, 1997 is derived from the Company's unaudited consolidated financial statements, which, in the opinion of management, include all adjustments necessary, consisting only of normal recurring adjustments, for a fair presentation of the information shown. Such unaudited information is qualified in its entirety by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements (including Notes thereto) included in this Prospectus. Results for the six-month period ended September 28, 1997 are not necessarily indicative of results for the full year.

                                                              FISCAL YEAR ENDED MARCH 31,                   SIX MONTHS ENDED
                                                 -----------------------------------------------------  ------------------------
                                                                                                         SEPT. 29,    SEPT. 28,
                                                   1993       1994      1995(1)     1996       1997        1996         1997
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------

                                                                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Sales..........................................  $ 752,612  $ 544,236  $ 504,190  $1,020,605 $1,089,397  $ 477,821    $ 518,593
Cost of sales..................................    631,910    458,602    438,558    834,298    907,695     399,338      429,044
Research and development.......................     13,377     12,132     11,763     14,126     16,207       7,144        4,674
Selling, general and administrative............     68,091     47,565     43,886     73,329     77,659      34,481       41,320
Nonrecurring charges(2)........................    103,281     --         73,639     --         17,442      --           --
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------
Income (loss) from operations..................    (64,047)    25,937    (63,656)    98,852     70,394      36,858       43,555
Interest expense, net..........................     (6,678)    (2,800)    (7,076)   (37,427)   (34,386)    (18,070)     (13,041)
Other income (expense), net....................      1,872     (3,081)    (2,332)       657        651         150           64
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------
Income (loss) from continuing operations before
  income taxes.................................    (68,853)    20,056    (73,064)    62,082     36,659      18,938       30,578
Income tax provision (benefit)(3)..............    (24,552)    --         --         13,658     --          --           --
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------
Income (loss) from continuing operations.......    (44,301)    20,056    (73,064)    48,424     36,659      18,938       30,578
Income (loss) from discontinued operations, net
  of income taxes..............................    (38,715)    12,418        456      5,617      4,819       3,793       --
Gain (loss) on disposal of discontinued
  operations, net of income taxes..............     --         --         --         (6,240)    17,681      --           --
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------
Income (loss) before cumulative effect of
  accounting change............................    (83,016)    32,474    (72,608)    47,801     59,159      22,731       30,578
Cumulative effect of accounting change, net of
  income taxes.................................    (31,181)    --         (1,500)    --         --          --           --
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------
Net income (loss)..............................  $(114,197) $  32,474  $ (74,108) $  47,801  $  59,159   $  22,731    $  30,578
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------
Earnings (loss) per common and common
  equivalent share:
  Continuing operations........................  $   (4.58) $    1.98  $   (7.27) $    3.61  $    2.73   $    1.42    $    2.28
  Discontinued operations......................      (4.01)      1.23        .05       (.05)      1.68         .28       --
  Cumulative effect of accounting change.......      (3.23)    --           (.15)    --         --          --           --
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------
Net income (loss)..............................  $  (11.82) $    3.21  $   (7.37) $    3.56  $    4.41   $    1.70    $    2.28
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                 ---------  ---------  ---------  ---------  ---------  -----------  -----------

OTHER OPERATING DATA:
EBITDA(4)......................................  $  58,636  $  38,179  $  23,934  $ 158,132  $ 141,208   $  63,866    $  67,569
Depreciation and amortization..................     17,530     15,323     16,283     58,623     52,721      26,858       23,950
Capital expenditures...........................      7,319     13,499     12,635     25,593     28,522      11,655        6,015
Cash provided by (used in) operating
  activities...................................     43,577     59,673    (58,103)    89,081     92,110     (20,489)     (11,596)
Cash provided by (used in) investing
  activities...................................     (1,432)   (55,293)  (322,306)    (3,441)   112,830     (10,235)      (7,857)
Cash provided by (used in) financing
  activities...................................    (35,310)   (39,913)  (360,320)   (65,772)  (127,981)    (11,557)     (16,430)

                                                                                                                  AS OF
                                                                 AS OF MARCH 31,                         ------------------------
                                           ------------------------------------------------------------   SEPT. 29,    SEPT. 28,
                                              1993         1994        1995(1)       1996       1997        1996         1997
                                           -----------  -----------  ------------  ---------  ---------  -----------  -----------
                                                                           (AMOUNTS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital..........................   $  37,970    $ (16,489)   $   70,007   $  42,978  $  94,045   $  29,952    $ 116,259
Property, plant and equipment, net.......      53,919       85,094       484,985     382,513    360,560     369,001      338,817
Total assets.............................     435,229      419,437     1,022,235   1,035,142  1,009,704     996,990      946,606
Long-term debt...........................      65,485       --           395,000     350,000    237,071     325,000      221,108
Total equity.............................      65,595       91,980       140,370     157,477    218,792     180,734      249,385


------------------------

(1) HAC was acquired from Hercules on March 15, 1995. For the fiscal year ended March 31, 1995, results of operations include the HAC aerospace operations from March 15, 1995, through March 31, 1995. For all periods thereafter, results of operations include the HAC aerospace operations for the entire year. See Note 21 to the Consolidated Financial Statements (including Notes thereto).

(2) Nonrecurring charges include amounts expensed for the change in accounting estimate for environmental liabilities, restructuring charges, change of control payments and litigation settlements.

(3) The Company recorded reduced or no income tax expense in fiscal 1993 through 1997 due to the recognition of available tax loss carryforwards. Recognition of such carryforwards is expected to continue to reduce future tax expense. It is currently expected that taxes in fiscal 1998 and 1999 will continue to be reduced due to such tax loss carryforwards.

(4) EBITDA reflects earnings before interest, income taxes, depreciation and amortization and excludes nonrecurring charges. EBITDA is presented to provide additional information about the Company's ability to meet its future debt service, capital expenditures and working capital requirements and is one of the measures which determines the Company's ability to borrow under its Debt Agreements. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Information," the Consolidated Financial Statements (including Notes thereto) and the other information included or incorporated by reference in this Prospectus. The Company's fiscal year ends on March 31 of each year.

OVERVIEW

    Effective April 1, 1997, the Company reorganized its operations into four business groups: Conventional Munitions; Space and Strategic Systems; Defense Systems; and Emerging Business. The discussion and analysis set forth below for the six month periods are based on these new business groups. In prior periods, the Company conducted its business through four different business groups:
Aerospace Systems; Defense Systems; Marine Systems (which was sold in February
1997); and Emerging Business.

SIX MONTHS ENDED SEPTEMBER 28, 1997 COMPARED TO SIX MONTHS ENDED SEPTEMBER 29,
  1996

    SALES. Sales from continuing operations for the six month period ended September 28, 1997 totaled $518.6 million, an increase of $40.8 million, or 8.5%, from $477.8 million for the comparable period of the prior year. Conventional Munitions Group sales for the six month period ended September 28, 1997 were $230.0 million, an increase of $34.0 million, or 17.3%, compared to $196.0 million in the comparable period of the prior year. The sales increase was attributable to increased tank ammunition sales, up approximately $44 million compared to the six month period of the prior year, due in large part to the resolution of technical issues on the M830A1 tactical tank round, which had delayed production and shipments through early fiscal 1997. Sales of the tactical round were approximately $29 million higher for the six month period ended September 28, 1997, when compared to the same period of the prior year. The tank ammunition sales increase was also partially driven by production increases of tank ammunition training rounds, up $15 million for the six month period ended September 28, 1997, compared to the comparable period of the prior year. The tank ammunition increases were partially offset by decreases in other programs. Space and Strategic Systems Group sales were $174.0 million for the six month period ended September 28, 1997, an increase of $18.9 million, or 12.2%, compared to $155.1 million in the comparable period of the prior year. The sales increase was primarily driven by increases in solid rocket propulsion systems and in the composite structures business, up approximately $19 million and $17 million, respectively, compared to the comparable period of the prior year. The sales increases in composite structures and solid rocket propulsion completely offset the absence in fiscal 1998 of $11 million of revenue recognized in the fiscal 1997 period on the Evolved Expendable Launch Vehicle ("EELV") program, which the Company completed in fiscal 1997, as well as decreased Trident (D5) volume, down $9 million compared to the comparable six month period of the prior year. Defense Systems Group sales were $102.3 million for the six month period ended September 28, 1997, a decrease of $18.3 million, or 15.2%, compared to $120.6 million in the comparable period of the prior year. The decrease is largely attributable to decreased revenues on antitank mines and artillery fire control systems, partially offset by a $20 million increase in revenues attributable to the Outrider-TM- program. Emerging Business Group sales were $17.2 million for the six month period ended September 28, 1997, an increase of $.6 million or 3.6%, compared to $16.6 million for the comparable period of the prior year.

    GROSS MARGIN. Gross margin for the six month period ended September 28, 1997 totaled $89.5 million, or 17.3% of sales, compared to $78.5 million, or 16.4% of sales for the comparable period of the prior year. The increase in gross margin for the six month period ended September 28, 1997 is reflective of increased sales volume, as well as sales mix. Gross margin improved, as a percent of sales, due to a combination of factors, the most significant being improved margins in core programs due to improved performance relative to the prior year, including rocket propulsion systems, composite structures and ammunition programs, as well as the fact that gross margin results for the prior year six month period ended September 29, 1996 were impacted by cost growth due to technical issues on various tactical propulsion and fuzing programs.

    OPERATING EXPENSES. Operating expenses for the six month period ended September 28, 1997 totaled $46.0 million, or 8.9% of sales, compared to $41.6 million, or 8.7% of sales for the comparable period of the prior year. Reduced research and development costs, due to the completion in fiscal 1997 of $1.8 million spending associated with EELV, were offset by increases in selling, general and administrative costs, due in large part to the Company's costs of approximately $5.6 million incurred in fiscal 1998 in pursuit of the ICBM Prime Integration program.

    INTEREST EXPENSE. Interest expense for the six month period ended September 28, 1997 was $14.9 million, a decrease of $3.5 million compared to $18.4 million for the comparable six month period of the prior year. The decrease in the current period was driven by significantly reduced borrowings outstanding in the current year, as compared to the comparable period of the prior year. Total borrowings outstanding (including notes payable, and the current and long-term portions of long-term debt) at September 28, 1997, were $134.0 million less than total borrowings outstanding at September 29, 1996, due to scheduled debt repayments as well as an $88.6 million pre-payment of debt in late fiscal 1997 as a result of the sale of the Company's former Marine Systems Group.

    INTEREST INCOME. Interest income for the six month period ended September 29, 1997 was $1.9 million, compared to $.3 million for the comparable period of the prior year. The increase is driven by interest income earned on increased average cash balances in the six month period.

    INCOME TAXES. The six month periods ended September 28, 1997 and September 29, 1996 reflect an effective income tax rate of 0%. This tax rate differs from statutory tax rates due to the utilization of available tax loss carryforwards. Recognition of such carryforwards is expected to continue to reduce future tax expense. It is currently expected that required payments for taxes in fiscal 1998 will continue to be reduced by such tax loss carryforwards. However, the Company may be subject to the provisions of the Alternative Minimum Tax ("AMT"), in which case tax payments could be required. To the extent that the AMT is required to be paid currently, the resulting deferred tax asset can be carried forward indefinitely, and can be recovered via reductions in tax payments on future taxable income.

    NET INCOME. Net income reported for the six month period ended September 28, 1997 was $30.6 million, compared to $22.7 million for the comparable period of the prior year. The increase was due to a combination of increased sales volume, improved gross margins and reduced interest costs in the current year period ended September 28, 1997, as compared to the comparable period of the prior year.

FISCAL YEAR ENDED MARCH 31, 1997 COMPARED TO FISCAL YEARS ENDED MARCH 31, 1996
  AND MARCH 31, 1995

    THE YEAR-TO-YEAR COMPARISONS PRESENTED BELOW ARE BASED UPON THE COMPANY'S FOUR BUSINESS GROUPS AS THEY EXISTED DURING THE FISCAL YEARS DISCUSSED.

    SALES. Sales from continuing operations in fiscal 1997 were $1,089.4 million, an increase of $68.8 million or 6.7% from sales of $1,020.6 million in fiscal 1996.

    Aerospace Systems Group sales in fiscal 1997 were $593.3 million, an increase of $24.7 million, or 4.3% from $568.6 million in fiscal 1996. The increase was driven primarily by increased sales on the Delta III propulsion program and composite structures programs.

    Defense Systems Group sales in fiscal 1997 were $497.7 million, an increase of $43.0 million or 9.5% from $454.7 million in fiscal 1996. The increase was driven principally by increases in tank ammunition sales of approximately $89 million, primarily due to the resolution of technical issues which had delayed fiscal 1996 shipments. Additionally, sales increased approximately $27 million due to a fiscal 1997 contract award for the Outrider-TM- Tactical Unmanned Aerial Vehicle ("TUAV"). These sales increases were partially offset by decreases due to program completions in fiscal 1996 of approximately $40 million on the

Combined Effects Munition program ("CEM") and $19 million on the Shoulder Launched Multipurpose Assault Weapon ("SMAW") program.

    Emerging Business Group sales in fiscal 1997 were $41.4 million, an increase of $10.4 million from $31.0 million in fiscal 1996, primarily attributable to higher volume in the battery manufacturing operations.

    Sales from continuing operations of $1,020.6 million in fiscal 1996 represented a $516.4 million increase over fiscal 1995 sales of $504.2 million. Fiscal 1996 sales included $568.6 million generated by the aerospace operations, which the Company acquired from Hercules on March 15, 1995, compared to fiscal 1995 aerospace sales by the Company of $20.3 million.

    GROSS MARGIN. The Company's gross margin as a percentage of sales was 15.1%, 18.3% and 13.0% in fiscal 1997, 1996 and 1995, respectively. The decreased gross margin in fiscal 1997 was largely attributable to the Company's adoption of Statement of Position No. 96-1 ("SOP 96-1"), "Environmental Remediation Liabilities" (see further discussion of SOP 96-1 below), which resulted in a one-time, non-cash charge of $17.4 million. Fiscal 1997 gross margin as a percentage of sales before adoption of SOP 96-1 was 16.7%, a decrease of 1.6% compared to the fiscal 1996 gross margin rate of 18.3%. The decrease was primarily attributable to cost growth of approximately $28 million on certain tactical propulsion, fuzing, ammunition and ordnance reclamation contracts. These decreases in gross margin were partially offset by improvements on various ordnance programs, as well as by negotiated settlements reached with the U.S. Government totaling approximately $12 million for reimbursement of previously incurred costs on a rocket motor propulsion contract and another contract that had been terminated by the U.S. Government due to an arms-limitation treaty into which it had entered.

    Fiscal 1996 gross margin as a percentage of sales was 18.3%, compared to 13.0% in fiscal 1995. The significant increase in fiscal 1996 was primarily attributable to the Acquisition on March 15, 1995. Additionally, fiscal 1995 gross margin included gross margin write-offs (i.e., estimated costs of completing a contract in excess of contract revenues) of approximately 1%, representing cost growth on the SMAW and lightweight 30mm medium caliber ammunition programs, and another 1% on other programs due to the identification of financial and technical issues.

    RESEARCH AND DEVELOPMENT. The Company's research and development expenditures were $16.2 million or 1.5% of sales in fiscal 1997, compared with $14.1 million, or 1.4% of sales in fiscal 1996, and $11.8 million, or 2.3% of sales in fiscal 1995. The slight increase in research and development expenditures as a percent of sales in fiscal 1997 compared to fiscal 1996 was driven primarily by costs incurred on the Evolved Expendable Launch Vehicle program. Fiscal 1996 expenditures of 1.4% of sales represented a decrease compared to fiscal 1995 expenditures of 2.3% of sales due to a change in executive management which resulted in a more focused approach to program pursuits. The Company also spent $231.3 million on government-customer funded research and development contracts in fiscal 1997, a decrease of $50.5 million compared to expenditures of $281.8 million in fiscal 1996 and $117.7 million in fiscal 1995. The decrease in fiscal 1997 compared to fiscal 1996 primarily represents the completion of a rocket motor development program. The significant increase in fiscal 1996 government-funded research compared to fiscal 1995 was due primarily to the Acquisition.

    SELLING EXPENSES. The Company's selling expenses totaled $35.8 million, or 3.3% of sales in fiscal 1997, compared with $33.1 million, or 3.2% of sales in fiscal 1996. Fiscal 1997 selling costs include approximately $4 million of expenditures for the Company's pursuit of the U.S. Government's ICBM Prime Integration program, expected to be awarded in December 1997. Fiscal 1996 selling costs as a percentage of sales of 3.2% decreased significantly compared to fiscal 1995 levels of 4.9%. The fiscal 1996 decline is attributed primarily to the elimination of duplicative selling expenses, subsequent to the Acquisition, as well a more focused approach to program pursuits.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative costs for fiscal 1997 totaled $41.9 million, or 3.8% of sales, compared with $40.2 million, or 3.9% of sales in fiscal 1996, and $19.1 million, or

3.8% of sales in fiscal 1995. Fiscal 1997 general and administrative costs as a percent of sales decreased slightly from fiscal 1996 levels, reflecting ongoing cost control efforts.

    RESTRUCTURING CHARGES. The Company initiated a restructuring program in the quarter ending March 31, 1995, which resulted in a fiscal 1995 fourth-quarter pre-tax charge of $35.6 million. The program was designed to achieve greater efficiency and competitiveness and improve margins. Approximately $12.2 million of the non-cash portion of the charge consists of accruals for certain pension related liabilities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 88 "Employers Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits."

    In mid-fiscal 1996, various executive management changes were made within the Defense Systems Group. The new management re-evaluated business strategies for the Group, including its restructuring plans. While significant components of the restructuring plan did not change, the anticipated timing of certain severance and facility closure costs pushed into fiscal 1997. Cash expenditures under this restructuring program, primarily for employee-related costs, totaled approximately $9 million and $12 million in fiscal 1997 and fiscal 1996, respectively. The balance of the reserve at March 31, 1997, represents specifically identified incremental employee severance and facility closure costs expected to be incurred in fiscal 1998. Amounts charged for restructuring reserves include estimates of costs related to facility closure and employee severance costs. These costs are subject to change, although not currently anticipated, due to changes in assumptions and the period over which such costs are expected to be incurred.

    CHANGE OF CONTROL CHARGES. In August 1994, six new directors nominated by Capstay Partners, L.P. (now Gotham III) were elected to the Company's Board of Directors, resulting in a "change of control" as defined in the Company's compensation and benefit plans and in agreements with certain employees. These change of control agreements resulted in the Company incurring a charge of $23.0 million in fiscal 1995.

    LITIGATION SETTLEMENT. The Company had been a defendant in a "qui tam" lawsuit under the False Claims Act. On June 23, 1995, the Company and the claimants reached an agreement to settle the lawsuit. Accordingly, the Company recorded a charge of $15.0 million as of the fourth quarter of fiscal 1995.

    INTEREST EXPENSE. Interest expense was $35.1 million in fiscal 1997, a decrease of $4.2 million, compared to $39.3 million in fiscal 1996. Fiscal 1996 interest expense increased by $31.4 million from $7.9 million in fiscal 1995. The decrease in fiscal 1997 interest expense compared to fiscal 1996 reflects reduced average borrowings outstanding due to regularly scheduled paydowns, as well as an $88.6 million prepayment of long-term debt with a portion of the sale proceeds generated by the February 28, 1997, sale of the Marine Systems Group. The significant increase interest expense in fiscal 1996 compared to fiscal 1995 reflects increased borrowings to fund the Acquisition.

    The Company has entered into hedging transactions to protect against increases in market interest rates on its long-term debt. At March 31, 1997, the notional amount of interest rate swap agreements was approximately $83 million. Under the swap agreements, the Company currently pays an average fixed rate of 6.7% and receives interest at a rate equal to the three-month London Interbank Offered Rate ("LIBOR") (5.6% at March 31, 1997). These agreements have remaining terms of one to two years, with certain cancellation options. The interest rate cap agreements limit the Company's LIBOR exposure to 7.0%, and expired at the end of the second quarter of fiscal 1998. The notional amount of amortizing interest rate cap agreements at March 31, 1997 was $22.5 million.

    INCOME TAXES. Fiscal 1997 taxes on income from continuing operations reflect a 0% tax rate compared to a 22% tax rate in fiscal 1996. These rates vary from statutory tax rates principally due to partial utilization of available tax loss carryforwards. The fiscal 1997 income tax provision includes a $12.1 million tax expense on income from discontinued operations. The fiscal 1996 income tax provision includes a tax benefit of $7.8 million for discontinued operations. Fiscal 1995 taxes reflect a 0% tax rate. This varies from statutory tax rates principally because SFAS No. 109 does not permit current recognition of deferred tax benefits in excess of the amount more likely than not to be realized.

    NET INCOME/(LOSS). The Company recorded net income of $59.2 million in fiscal 1997, an increase of $11.4 million or 23.8% over net income of $47.8 million in fiscal 1996. Fiscal 1997 net income includes $22.5 million of income from discontinued operations, compared to a $.6 million loss in fiscal 1996. The fiscal 1997 increase in income from discontinued operations is reflective of the Company's sale of the Marine Systems Group on February 28, 1997, which resulted in an after-tax gain of $17.7 million. This increase in fiscal 1997 net income was partially offset by the Company's adoption of SOP 96-1 "Environmental Remediation Liabilities," which resulted in a $17.4 million reduction in net income. Fiscal 1997 net income also benefited from the Company's ability to more fully utilize previous tax loss carryforwards to reduce tax expense on continuing operations in fiscal 1997 to 0%, compared to 22% in fiscal 1996. Net income of $47.8 million in fiscal 1996 compares to a net loss of $74.1 million in fiscal 1995. Fiscal 1996 results include a full year of the aerospace operations, a significant contributor to the improved results. Additionally, fiscal 1996 results were affected positively by improved gross margins in the Defense Systems Group and reduced operating expenses as a percent of sales due to a more focused approach to program pursuits and the synergistic benefits of eliminating duplicative selling expenses as a result of the Acquisition. Fiscal 1995 results included $73.6 million in unusual charges associated with litigation settlement, change of control and restructuring charges, as described above.

    CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR POST-EMPLOYMENT
BENEFITS. Effective April 1, 1994, the Company changed its method of accounting for post-employment benefit obligations to comply with SFAS No. 112, "Employers Accounting for Post-Employment Benefits." This new rule requires such obligations to be accounted for on an accrual basis rather than the "pay-as-you-go" basis. An accrued liability was established for such obligations as of April 1, 1994, resulting in a reduction of after-tax earnings for fiscal 1995 of $1.5 million or $.15 per share. Other than this cumulative effect charge, earnings were not materially affected by this accounting change.

DISCONTINUED OPERATIONS

    MARINE SYSTEMS GROUP. On December 22, 1996, the Company entered into an agreement to sell its Marine Systems Group, including substantially all of the assets of that business, to Hughes Aircraft Company for $141.0 million in cash. The sale was completed on February 28, 1997, resulting in a pre-tax gain to the Company of approximately $27.2 million ($17.7 million, after tax), which the Company recognized in the fourth quarter of fiscal 1997. The Company has accounted for the operations of the Marine Systems Group as discontinued operations in its financial statements.

    DEMILITARIZATION OPERATIONS. During fiscal 1994, the Company entered into two joint ventures in Belarus and Ukraine, for the purpose of establishing demilitarization operations in those countries. In March 1996, management, after evaluating its strategic plans for the future, elected to discontinue its ownership of foreign demilitarization businesses (the "Demilitarization operations"). Accordingly, the Company began actions to transfer ownership of the joint ventures to host country governments or their agents and in the fourth quarter of fiscal 1996, the Company estimated and recorded a $6.2 million loss on disposal of discontinued operations (net of tax benefit of $4.2 million).

    During fiscal 1997, the Company stopped production efforts and completed its withdrawal from the Belarus operation. In the fourth quarter of fiscal 1997, the Company reached agreement with the Ukrainian government to transfer the Company's interests in the operation to the Ukrainian government after payment of a $19.8 million non-interest bearing long-term note receivable. Management's best estimate of the value received for the net assets transferred under the contractual obligation, after discounting for interest, was estimated to be approximately $8.7 million and is recorded on the balance sheet as "Net assets of discontinued operations" at March 31, 1997. No assurance can be given that any of the amount represented by this long-term note receivable will be recognized by the Company. The Company has also provided a letter of credit to support approximately $2.5 million of bank borrowings of the Demilitarization operations.

LIQUIDITY, CAPITAL RESOURCES AND FINANCIAL CONDITION

    Cash provided by operations during fiscal 1997 totaled $92.1 million, compared with cash provided by operations of $89.1 million for fiscal 1996 and cash used by operations of $58.1 million for fiscal 1995. Cash provided by operations for fiscal 1997 reflects increased net income and improved working capital management, partially offset by the decrease in net operating cash flow from the Company's discontinued operations. Approximately $9 million was expended under the Company's Defense Systems Group restructuring plan, primarily for employee-related costs. Additional restructuring expenditures of approximately $12 million were made in fiscal 1997, primarily for closure costs in connection with the Company's closure of certain facilities acquired in the Acquisition. Cash provided by operations for fiscal 1996 compared to cash used by operations for fiscal 1995 primarily reflects increased fiscal 1996 profitability, as well as the fiscal 1995 impact of the restructuring programs, change of control-related payments and increased working capital.

    Cash used for operations totaled $11.6 million for the six month period ended September 28, 1997, a decrease in cash usage of $8.9 million, when compared with cash used for operations of $20.5 million in the comparable period of the prior year. The lower level of cash usage in the period ended September 28, 1997 was primarily the result of lower interest expense. During the six months ended September 28, 1997, the Company has spent approximately $11.7 million on its restructuring and facility consolidation programs. Approximately $8.0 million of this spending represented severance and facility consolidation costs associated with the Company's March, 1997 sale of its Marine Systems Group. At September 28, 1997, the remaining accrued restructure and facility consolidation liability primarily represents specifically identified reserves for employee severance, related benefits and facility closure costs expected to be incurred in the upcoming year. Cash used for investing activities for the six month period ended September 28, 1997 was $7.9 million, a $2.4 million decrease from cash used for investing activities of $10.2 million in the comparable six month period of the prior year. This difference was primarily the result of higher capital expenditures in the prior year period due to required tooling expenditures in connection with a rocket propulsion contract. Additionally, in connection with the Company's announced intention to acquire certain assets from a division of Motorola, Inc., including patent and technology rights related to military fuze production, the Company issued a $2.0 million deposit to the seller. While negotiations have not been finalized, the asset purchase is expected to be completed in the third quarter of fiscal 1998 for a purchase price currently expected to be less than $15 million. Additional consideration to the sellers may be required in the future based on the financial results of the business acquired. Results from the proposed acquisition are not expected to have a material impact on the Company's fiscal year 1998 results.

    In June 1995, the Company and certain claimants reached an agreement to settle the Accudyne "QUI TAM" lawsuit. Terms of the agreement include payments by the Company of $12.0 million consisting of payments of $.5 million, $3.0 million and $4.0 million, made in June 1995, April 1996 and April 1997, respectively, and payment to be made of $4.5 million, plus interest at the three-year Treasury Bill rate, in June 1998. In addition, legal costs of approximately $3.0 million have been paid. Accordingly, the Company recorded a nonrecurring charge of $15.0 million as of the fourth quarter of the fiscal year ended March 31, 1995.

    Net outlays for capital expenditures during fiscal 1997 were $28.5 million, or 2.6% of sales, compared with fiscal 1996 outlays of $25.6 million, or 2.5% of sales, and $12.6 million, or 2.5% of sales in fiscal 1995. Net outlays for capital expenditures for the six month period ended September 28, 1997 totaled $6.0 million, or 1.2% of sales, a decrease as a percentage of sales, compared to capital expenditures of $11.7 million, or 2.4% of sales, in the comparable period of the prior year. The increased expenditures for the prior year period were primarily the result of increased tooling expenditures for a rocket propulsion contract.

    Principal payments made on the Company's long-term debt during fiscal 1997 and the first six months of fiscal 1998 totaled $128.9 million and $14.5 million, respectively, including, in fiscal 1997, the $88.6 million prepayment resulting from the sale of the Marine Systems Group.

    At September 28, 1997, the Company had no borrowings outstanding against its $275.0 million revolving line of credit. Outstanding letters of credit of $36.9 million reduced amounts available on this facility to $238.1 million at September 28, 1997. The Company has outstanding $150.0 million principal amount of 11 3/4% Senior Subordinated Notes due 2003, which are redeemable at the option of the Company, in whole or in part, at any time after March 1, 1999 at certain specified redemption prices. As of September 28, 1997, the Company also had $101.6 million outstanding in bank term loans. The remaining scheduled principal payments on the bank term loans are as follows: fiscal 1998, $14.6 million; fiscal 1999, $31.9 million; fiscal 2000, $31.9 million; and fiscal 2001, $23.2 million.

    The Company's total debt (notes payable, current portion of long-term debt and long-term debt) as a percentage of total book capitalization decreased to 50% on September 28, 1997, compared to 55% on March 31, 1997. This decrease reflects scheduled principal repayments made during fiscal 1998, as well as increased equity due primarily to fiscal 1998 net earnings to date.

    The Company initiated a $50.0 million share repurchase program in fiscal 1996. In connection with that program, the Company repurchased 1,122,580 shares of its Common Stock in the open market as of March 31, 1997, at an average price of $38.69 per share, for an aggregate amount of $43.4 million, of which $6.6 million was repurchased in fiscal 1997. During the six months ended September 28, 1997, the Company repurchased an additional 139,600 shares for approximately $6.0 million. As of September 28, 1997, the Company had substantially completed its share repurchase program, having repurchased 1,262,205 shares of Common Stock over the life of the program, at an average price of $39.09 per share, for an aggregate cost of $49.4 million.


    The Selling Stockholder has the right to sell to the Company and the Company has the right to purchase from the Selling Stockholder during 1998 all or a portion of the 1,050,000 shares to be owned by the Selling Stockholder following the consummation of the Offering pursuant to a series of put and call options provided for in the New Agreement. The put and call options may be exercised by either party at the price to the public less underwriting discounts and commissions set forth on the cover page of this Prospectus, plus simple interest at the rate of 6.25% per annum. The Company presently intends to exercise its call rights in the event that the Selling Stockholder does not exercise its put rights, although no definitive decision has been made to do so.


    On October 27, 1997, the Company announced that its Board of Directors had authorized the Company to repurchase up to 1.0 million shares of Common Stock (in addition to the shares that the Company intends to repurchase from the Selling Stockholder pursuant to put and call provisions of the New Agreement). Any such repurchases will be subject to prevailing market conditions and the Company's compliance with certain covenants contained in the Company's Debt Agreements. These covenants presently permit the Company to spend up to approximately $60.0 million for share repurchases. The Company intends to seek to amend the Credit Agreement to increase the amount available for share repurchases. No assurance can be given that the Company will repurchase all or any portion of such shares or as to the timing or terms of any such repurchases. See "Risk Factors--Restrictive Covenants" and "Dividends and Dividend Policy."

    The Company utilizes a significant number of computer software programs and operating systems across its entire organization, including applications used in manufacturing, product development, financial business systems and various administrative functions. To the extent that the Company's software applications contain source code that is unable to appropriately interpret the upcoming calendar year "2000," some level of modification, or even possibly replacement of such applications may be necessary. The Company is currently in the process of completing its identification of applications that are not "Year 2000" compliant. Given information known at this time about Company systems that may have such problems, coupled with the Company's ongoing, normal course-of-business efforts to upgrade or replace critical systems, as necessary, it is currently not expected that these Year 2000 costs will have a material adverse impact on the Company's liquidity or results of operations. See "Risk Factors--Year 2000 Compliance."

    The Company is subject to various local, state and federal laws relating to protection of the environment and is in various stages of investigation or remediation of potential, alleged or acknowledged contamination. The Company records environmental remediation and the related ongoing monitoring and maintenance liabilities when the event obligating the Company has occurred and the cost is both probable and reasonably estimable. At September 28, 1997, the accrued liability for environmental remediation of $34.5 million represents management's best estimate of the probable and reasonably estimable costs related to the Company's known environmental remediation obligations, but the estimated discounted range of reasonably possible costs is between $34 million and $70 million and there can be no assurance that additional material costs will not be incurred in the future. While management believes that much of the compliance and remediation costs associated with the HAC facilities will be reimbursable through pricing adjustments in U.S. Government contracts, and that those environmental remediation costs not covered through such adjustments will be covered by Hercules under certain agreements between the Company and Hercules entered into in conjunction with the Acquisition, there can be no assurance that the U.S. Government or Hercules will reimburse the Company for any particular environmental costs or do so in a timely manner. The Company's liquidity and its quarterly and annual operating results may be materially adversely affected unless and until such reimbursements are received. In addition, certain of Hercules' environmental indemnification obligations are subject to a total deductible of $1.0 million for all claims (including non-environmental claims) that the Company may assert under the Purchase Agreement. Hercules is not required to indemnify the Company for any individual claims below $50,000. See "Risk Factors--Environmental Matters."

    Based on the financial condition of the Company at September 28, 1997, management believes that future operating cash flows of the Company combined with existing cash balances and the availability of funding under its line of credit will be adequate to fund the future growth of the Company as well as to service its long-term debt obligations, conduct the Repurchase Program and purchase shares from the Selling Stockholder under the New Agreement.

INFLATION

    In the opinion of management, inflation has not had a significant impact upon the Company's results of operations. The selling prices under contracts, the majority of which are long term, generally include estimated costs to be incurred in future periods. These cost projections can generally be negotiated into new buys under fixed-price government contracts, while actual cost increases are recoverable on cost-type contracts.

                                    BUSINESS

GENERAL

    The Company is a leading developer and supplier of aerospace and defense technologies, products and systems to the U.S. Government. The Company specializes in the production of high quality products manufactured to meet exacting specifications designed to insure consistent, reliable performance. The Company (including its predecessors) has supplied products and services to the U.S. Government for more than 50 years.

    The Company's principal business areas are conventional ammunition, solid propulsion systems, smart weapons and composite structures. In the conventional ammunition and solid propulsion businesses, the Company holds a number one or two position in most major market segments. The Company is one of the top 15 defense contractors for the U.S. Government and is a major component and subsystem supplier to the largest DoD prime contractors including Lockheed Martin, Boeing and Raytheon. For the fiscal year ended March 31, 1997, the Company generated sales of approximately $1.1 billion, operating income of $70.4 million and net income of $59.2 million.

    The Company believes that its technical and manufacturing capabilities have positioned it well to pursue new opportunities. In order to focus the Company's development and production efforts and respond effectively to its customer base, the Company is organized in the following business groups:

    CONVENTIONAL MUNITIONS GROUP. The Company is one of two principal suppliers of conventional ammunition to the DoD. Principal products and services include conventional ammunition, propellants, solid propulsion systems for tactical missiles, warheads, metal parts and composite structures for weapons systems, infrared decoy flares and commercial gun powder. The Group has four distinct business units: Ammunition Systems (tank ammunition, medium caliber ammunition and warheads); Ordnance (military propellants and commercial gun powders); Tactical Propulsion (solid propulsion for tactical missiles, composite structures and warheads); and Kilgore Operations (flares). The Conventional Munitions Group had fiscal 1997 sales of approximately $499.0 million, representing approximately 44% of the Company's total sales during the year.

    The Company's Ammunition Systems unit designs and manufactures tactical and training rounds for use on the M1A1 and M1A2 Abrams tanks. Medium caliber ammunition programs include 25mm ammunition for the Bradley Fighting Vehicle, the AV-8B attack aircraft and the AC-130 gunship, and 30mm ammunition for the Apache helicopter and the A-10 attack aircraft. The Company's Ordnance unit produces propellants for tactical and training tank ammunition, medium caliber ammunition and the HYDRA 70 rocket motor. In addition to military propellants, the Company also produces a wide range of commercial gun powders for sale to individual reloaders and manufacturers of sports ammunition. The Company's Tactical Propulsion unit supplies solid rocket motors for key tactical missile systems incuding the Maverick, Hellfire, AMRAAM, Sensor Fuzed Weapon, Evolved SeaSparrow and AIM 9X programs. In addition to supplying solid propulsion systems, the Company also produces metal cases for the ATACMS tactical missile and composite launch tubes for the Javelin anti-tank missile.

    Major new business opportunities which the Company intends to pursue include the next generation kinetic energy tank ammunition, the Modular Artillery Charge System ("MACS") for future artillery systems, lightweight high performance composite structures for weapons systems and production of chemical ingredients (HMX and RDX) for use in explosive products.


    SPACE AND STRATEGIC SYSTEMS GROUP. The Company is a leading designer, developer and manufacturer of solid rocket propulsion systems for space launch vehicles and strategic missile systems and high performance composite structures for military and commercial aircraft and spacecraft. In addition, the Company provides operational and technical support services for space launch activities. The Company is the world's leading producer of solid rocket motors for unmanned expendable space launch vehicles and one of the two leading developers and producers of solid propulsion systems for U.S. strategic missile programs. The Space and Strategic Systems Group had fiscal 1997 sales of approximately $339.0 million, representing approximately 30% of the Company's total sales during the year.

    The Company provides a full spectrum of solid propulsion motors for small to heavy lift space launch vehicles. Major space propulsion programs include solid propulsion systems for the Titan IVB, Delta III, Delta II,
Taurus-Registered Trademark- and Pegasus-Registered Trademark- expendable launch vehicles. The Company also has a contract to provide launch support for the Titan IVB vehicle. In strategic propulsion, the Company through a joint venture with Thiokol Corporation manufactures all three solid propulsion stages for the Trident II missile, the only U.S. strategic missile presently in production. In addition to Trident II production, the Group also has contracts to supply support services on the Trident I, Trident II and Peacekeeper missile programs. The Company's space and strategic propulsion systems are manufactured at its state-of-the-art Bacchus West production facility located in Magna, Utah. The Bacchus facility is one of the world's most modern and automated propellant production facilities and provides the Company with significant processing, quality and cost advantages. The space propulsion market continues to benefit from the growth in space-based communication and surveillance systems. The Company believes that its technical and manufacturing capabilities position the Company to continue to benefit from the positive space launch market trends.

    The Company has excellent technical and production capabilities in high technology, high performance composite structures and produces a variety of products for the space and aircraft markets. Product applications include aircraft and aircraft engine components, instrument benches and dimensionally stable assemblies for satellites, space-based antennae and space launch vehicle tanks and structures. The Company's current composite structures programs are concentrated primarily in the commercial and government satellite, launch vehicle and aircraft segments. Major programs include the development of liquid hydrogen tanks for NASA's X-33 phase II reusable launch vehicle, the inlet duct for Lockheed Martin's version of the Joint Strike Fighter, pivot shafts for the F-22 fighter aircraft and composite door springs for Boeing's 767 airplane. With the expected growth in new communication satellite systems and the ongoing expansion of space launch services and aircraft, the Company expects to experience continued growth in its composites business.

    DEFENSE SYSTEMS GROUP. The Company is a leading designer, developer and manufacturer of tactical weapons systems, smart weapons, anti-tank and demolition systems, unmanned aerial vehicles, fuzes, weapons test equipment systems, targeting sensors and document management software products. The Group has three distinct business units: Tactical Systems (smart weapons, tactical weapons systems, targeting sensors and fuzes); Defense Electronics Systems (smart weapons systems, missile warning systems, weapons test equipment systems and advanced imaging and document management software); and Unmanned Aerial Vehicles (UAVs and tactical ground control systems). The Defense Systems Group is positioned to respond to the U.S. military's increased demand for low-cost, high-quality precision weapons systems. The Defense Systems Group had fiscal 1997 sales of approximately $253.0 million, representing approximately 22% of the Company's total sales during the year.

    The Company's Tactical Systems unit develops and produces tactical weapons, smart weapons systems, anti-tank and demolition systems and electrical and mechanical fuzes. The Company is currently competitively developing the Objective Individual Combat Weapon ("OICW"), a lightweight, shoulder-fired weapon to selectively replace the M16 rifle/M203 grenade launcher. The Company is the sole source provider of the Volcano and Shielder antitank systems. In electrical and mechanical fuzes, the Company is a leading producer of low cost mortar and artillery fuzes. Demolition programs include the Selectable Lightweight Attack Munition ("SLAM") and the Penetration Augmentation Munition ("PAM") for special operations forces. In the smart weapons area, the Company's primary program is the Sense and Destroy Armor Munition ("SADARM") program and the Company is competing to supply improved sensor capability on the Brilliant Anti-tank ("BAT") munition program. The Company's Defense Electronics Systems unit is the sole source developer of the Tank Extended Range Munition, a smart tank round. Other programs include the AAR-47 missile warning system and the Common Munitions BIT/ Reprogramming Equipment ("CMBRE") smart weapons test equipment program.

    The Company's Unmanned Aerial Vehicles unit is developing and testing the Outrider-TM- Tactical Unmanned Aerial Vehicle system that will provide near-real time reconnaissance, surveillance and target acquisition information to the U.S. armed forces. Outrider-TM- is one of the principal UAVs currently being developed and tested in the U.S. In conjunction with Outrider-TM-, the Company is also under contract to develop the Tactical Control Systems ("TCS"), an interoperable command, control and data receipt platform for all tactical UAVs.

    Major opportunities being pursued in the Defense Systems Group are the XM-982 guided projectile program, the Case Telescoped Weapon System ("CTWS") for the Future Scout/Tracer infantry vehicle and the competitive downselects on the OICW and BAT programs.


    EMERGING BUSINESS GROUP. The Company's emerging business activities include battery production, advanced technology applications, products and services for environmental remediation/facility management and safety management services. The Emerging Business Group had fiscal 1997 sales of approximately $41.0 million, representing approximately 4% of the Company's total sales during the year. The Company is currently evaluating the merits of consolidating some or all of the Group's programs into the other three business groups to capture product synergies and realize additional cost savings.


    ICBM PRIME INTEGRATION PROGRAM OFFICE. In early 1997, the Company established the ICBM Prime Integration program office to compete for the contract to become the prime integrator of the ICBM program for the U.S. Air Force. The Air Force is currently transitioning from utilizing associated contractors to the use of a prime integrator, which will be responsible for overall ICBM program management. The Company submitted a proposal to act as prime integrator in August 1997. The Company is one of two bidders for this contract, the award of which is presently expected to be announced in December 1997. See "Risk Factors--Risks Associated with ICBM Prime Integration Program."

CUSTOMER AND PROGRAM BASE

    Approximately 50% of the Company's fiscal 1997 net sales were derived from prime contractor activities and approximately 50% from subcontractor activities. Approximately 45% of the Company's fiscal 1997 net sales were derived from business with the U.S. Army, 19% from the U.S. Air Force, 12% from the U.S. Navy and 24% from other government, commercial or international sources. The Company's top 10 programs accounted for approximately 55% of its fiscal 1997 net sales; however, no single program accounted for more than 10% of the Company's fiscal 1997 net sales.

STRATEGY

    The Company is committed to enhancing its position as a leading developer and supplier of aerospace and defense technologies, products and systems. Its strategy to achieve this goal focuses on generating continued earnings growth through establishing strategic alliances with prime contractors, pursuing new program opportunities, expanding its composite structures business, improving margins on its existing business base, reducing interest expense and utilizing excess cash balances for stock repurchases and strategic acquisitions.

    ESTABLISH STRATEGIC ALLIANCES WITH PRIME CONTRACTORS. Over the past few years, a significant amount of consolidation has occurred within the prime contractor ranks of the defense industry. The Company's strategy is to expand its existing subcontractor relationships by establishing long-term strategic supplier agreements with large prime contractors. The Company believes that these agreements will increase the likelihood of the Company's participation on major programs in the future.

    PURSUE NEW PROGRAM OPPORTUNITIES. By identifying and pursuing subcontractor and prime contractor program opportunities, the Company believes that it can expand its business base over the next few years. The Company intends to pursue subcontractor opportunities in its core areas of solid propulsion, conventional ammunition and defense subsystems and prime contractor opportunities in niche areas where it traditionally serves as systems integrator. Major subcontractor opportunities include propulsion systems for the National Missile Defense ("NMD") system, propulsion systems for the next generation expendable space launch vehicles, propulsion systems for tactical missiles, and the ammunition and gun systems for the Future Scout/Tracer vehicle. Prime contractor program opportunities include the U.S. Army's next generation kinetic energy tank ammunition, the XM-982 guided projectile, the OICW, UAV programs and the ICBM Prime Integration program.

    EXPAND COMPOSITE STRUCTURES BUSINESS. The principal markets for composite structures are commercial and military aircraft, satellites and space launch systems. Significant growth in these markets has resulted in composite sales volume growth from approximately $18.0 million in fiscal 1993 to approximately $50.0 million in fiscal 1997. The Company intends to continue expanding its composites business base by leveraging its leading edge capabilities and focusing management and marketing resources on high value product opportunities.

    ACHIEVE MARGIN IMPROVEMENT. In recent years, the Company has made significant progress in improving margins. EBIT margins during fiscal years 1993 to 1995 were between 1.5% and 5.5%. In contrast, EBIT margins have exceeded 8% in each of the past two fiscal years and during the first six months of fiscal 1998. The Company believes that it can further improve EBIT margins through ongoing facility consolidations, ongoing improvements in program and inventory management and other operating expense reductions. Management's goal in future years is to generate EBIT margins in excess of 10%.

    REDUCE INTEREST EXPENSE. The Company has made significant progress in lowering its debt-to-capitalization ratio from 78% in September 1995 to 50% in September 1997 and expects to continue to lower its leverage ratios in the future. Scheduled principal payments by the Company during the next four fiscal years will repay all term loan indebtedness and the Company expects to refinance its $150.0 million principal amount of Notes due 2003 as early as March 1999. These actions will signficantly reduce the Company's interest expense.

    UTILIZE EXCESS CASH FOR STOCK REPURCHASES AND STRATEGIC
ACQUISITIONS. Margin improvement initiatives and efficient working capital management are expected to generate excess cash flow. This excess cash will be targeted primarily for share repurchases and strategic acquisitions. Since 1995, the Company has repurchased approximately 1.2 million shares of Common Stock and the Board recently approved the Repurchase Program for up to 1.0 million additional shares (in addition to the shares that the Company intends to repurchase from the Selling Stockholder pursuant to the put and call provisions of the New Agreement), subject to market conditions and the Company's compliance with certain debt covenants. See "Prospectus Summary--Recent Developments" and "Risk Factors--Restrictive Covenants." In addition, the Company believes that there are industry consolidation opportunities within its core business. The Company will target synergistic acquisitions that strengthen its core businesses, offer consolidation opportunities and fit strategically with its existing operations and new program opportunities. The Company will also consider acquisitions in related businesses that offer additional growth potential.

                              SELLING STOCKHOLDER


    The following table sets forth certain information as to the ownership of Common Stock as of October 30, 1997 by the Selling Stockholder. See "Risk Factors--Controlling Stockholders; Relationship with Selling Stockholder" and "Certain Transactions and Relationships."



                                                       SHARES BENEFICIALLY
                                                              OWNED                          SHARES BENEFICIALLY
                                                        PRIOR TO OFFERING                   OWNED AFTER OFFERING
                                                     -----------------------              -------------------------
                                                                 PERCENT OF     SHARES
                                                                   COMMON       BEING                  PERCENT OF
NAME OF BENEFICIAL OWNER                               NUMBER       STOCK      OFFERED      NUMBER    COMMON STOCK
---------------------------------------------------  ----------  -----------  ----------  ----------  -------------
Hercules Incorporated..............................   3,862,069        29.4%   2,812,069   1,050,000          8.0%
  Hercules Plaza
  Wilmington, DE 19894




    In connection with the Acquisition, the Company issued 3,862,069 shares of Common Stock to Hercules, which presently represents approximately 29.4% of the outstanding Common Stock. Immediately following the Offering, the Selling Stockholder will beneficially own approximately 8.0% of the outstanding Common Stock. The Selling Stockholder has the right to sell to the Company and the Company has the right to purchase from the Selling Stockholder during 1998 all or a portion of the remaining 1,050,000 shares to be owned by the Selling Stockholder following the consummation of the Offering pursuant to a series of put and call options set forth in the New Agreement. The put and call options may be exercised by either party at the price to the public less underwriting discounts and commissions set forth on the cover page of this Prospectus, plus simple interest at the rate of 6.25% per annum. The Company presently intends to exercise its call rights in the event that the Selling Stockholder does not exercise its put rights, although no definitive decision has been made to do so. See "Risk Factors--Controlling Stockholders; Relationship with Selling Stockholder" and "Certain Transactions and Relationships--Future Relationship with Selling Stockholder."

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

STOCKHOLDER'S AGREEMENT


    In connection with the Acquisition, the Company paid Hercules consideration that included 3,862,069 shares of Common Stock, of which 2,812,069 are being offered hereby pursuant to certain registration rights granted by the Company to the Selling Stockholder under the Stockholder's Agreement. Pursuant to the Stockholder's Agreement, Hercules presently has three designees on the Company's ten-member Board of Directors and Gotham III presently has four designees on the Company's Board of Directors. The Gotham III designees on the current Board are Messrs. Joel M. Greenblatt, Jonathan G. Guss, Joseph F. Mazzella and Daniel L. Nir; and the Hercules designees on the current Board are Messrs. R. Keith Elliott, Vincent J. Corbo and Thomas L. Gossage. The Stockholder's Agreement also subjects the Selling Stockholder to various voting restrictions and standstill provisions. See "Risk Factors-- Controlling Stockholders; Relationship with Selling Stockholder" and "--Future Relationship with Selling Stockholder."


FUTURE RELATIONSHIP WITH SELLING STOCKHOLDER


    In connection with the Offering, the Company and the Selling Stockholder have entered into the New Agreement pursuant to which the Selling Stockholder and the Company have granted each other reciprocal put and call options with respect to the 1,050,000 shares of Common Stock to be owned by the Selling Stockholder following the consummation of the Offering. Pursuant to the New Agreement, the Stockholder's Agreement will terminate upon the consummation of the Offering (except as to certain registration rights granted to the Selling Stockholder therein) and the standstill arrangements set forth therein will be replaced by the standstill arrangements set forth in the New Agreement and described below. Following the consummation of the Offering, the Selling Stockholder will have the right to designate only one director until the end of the Protected Period (as defined herein) and Gotham III will have the right to designate four directors. The "Protected Period" commences upon consummation of the Offering and terminates upon consummation of the closing of the final put and call installment, as described below, or, if such put and call are not exercised, at the Company's 1999 Annual Meeting of Stockholders, unless the Company is then in default of its obligations under the put and call provisions of the New Agreement, in which case the Protected Period terminates upon cure of such default. Following the consummation of the Offering, the New Agreement will continue until March 15, 2000. The New Agreement provides that if the per share public offering price is less than $58.00, the Selling Stockholder may, but shall not be obligated to, proceed with the sale of its Shares in the Offering. In addition, the New Agreement may be terminated by the Company or the Selling Stockholder if the Offering is not completed by January 15, 1998. Accordingly, there can be no assurance that the Offering or the transactions contemplated by the New Agreement will be consummated. See "Risk Factors--Controlling Stockholders; Relationship with Selling Stockholder."



    PUT AND CALL OPTIONS. The Company has granted to the Selling Stockholder an irrevocable option to sell the 1,050,000 shares to be owned by the Selling Stockholder following the Offering (the "Option Shares") to the Company (the "Put"), and the Selling Stockholder has granted to the Company an irrevocable option to purchase the Option Shares from the Selling Stockholder (the "Call"), in each case at a price per share ("Exercise Price") equal to the price to the public less underwriting discounts and commissions set forth on the cover page of this Prospectus (the "Offering Price"), plus simple interest at the rate of 6.25% per annum from the completion of the Offering to the closing of each option exercise. The Put and the Call will each be exercisable in four equal installments. The four installments may be exercised at any time during the two calendar months ending on the following respective dates (each such two month period, an "Exercise Period"): March 31, 1998; June 30, 1998; September 30, 1998; and December 31, 1998. The Company presently intends to exercise its Call in the event that the Selling Stockholder does not exercise its Put, although no definitive decision has been made to do so.

    Notwithstanding the foregoing, (i) each Put installment or Call installment may be exercised only in whole (and not in part); (ii) only one Put installment or one Call installment may be exercised during any Exercise Period; and (iii) any installment which is not exercised on a timely basis will expire without any adjustment to any other installment or otherwise. Moreover, during any Exercise Period, instead of exercising its Put installment, the Selling Stockholder may exercise the right to sell such Put to the Company (the "Cash Settlement Right") at a price per share (the "Cash Settlement Price") equal to the greater of (i) $1.00 or (ii) the amount, if any, by which the Exercise Price for such Put exceeds the average closing price of the Company's Common Stock on the NYSE for the twenty business days immediately preceding the day on which such Cash Settlement Right is exercised. Notwithstanding the Selling Stockholder's exercise of its Cash Settlement Right with respect to any Put installment, the Company may nonetheless exercise its corresponding installment of the Call on or before the later of (i) the final day of such Exercise Period or (ii) the fifteenth business day after such exercise of the Cash Settlement Right (whether or not the relevant Exercise Period has then expired). Upon such exercise by the Company, the Selling Stockholder's exercise of such Cash Settlement Right will become null and void and a closing will be held with regard to such Call installment. The Company presently expects to utilize its ability to override any Cash Settlement Right in order to acquire the Option Shares.

    If the Put and Call installments for any Exercise Period expire unexercised, or the Selling Stockholder's Cash Settlement Right is exercised and closed, the Selling Stockholder will be entitled to retain the Option Shares previously subject to such Put and Call installment, free and clear of all Calls, but subject to the restrictions on transfer described below.

    In the event of any change in the Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Put and the Call, and the Exercise Price therefor, will be adjusted appropriately, so that, upon the future exercise of an installment of the Put or the Call or a Cash Settlement Right, the Company and the Selling Stockholder will receive the same result as if the option installment or Cash Settlement Right had been exercised immediately prior to such event or the record date therefor, as applicable.

    RESTRICTIONS ON SELLING STOCKHOLDER. If the Offering is consummated, until March 15, 2000, the Selling Stockholder will not, and will cause each of its controlled affiliates not to, individually or as part of a group: (i) sell, pledge, transfer or otherwise dispose of any of the Option Shares, nor subject any of the Option Shares to any lien, except pursuant to the terms of the New Agreement; (ii) acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, beneficial ownership of any voting securities (or securities exercisable for or convertible into voting securities of) the Company; or (iii) take any action which is described under the standstill provisions below.

    Any Option Shares which are no longer subject to the Put or the Call may be sold, pledged, transferred or otherwise disposed of by the Selling Stockholder without restriction, provided that the Selling Stockholder must make all reasonable efforts to avoid disposing of such shares to any person which (together with its affiliates and any other members of any group of which such person is a member), would, after giving effect to such acquisition, beneficially own voting securities representing 10% or more of the total combined voting power (in the general election of directors) of all the voting securities of the Company then outstanding.

    DESIGNATED DIRECTORS. At the request of the Nominating Committee of the Company's Board of Directors (the "Nominating Committee"), the Selling Stockholder will use all reasonable efforts to cause such director designees of the Selling Stockholder as requested by the Nominating Committee to resign effective as of the consummation of the Offering. On October 27, 1997, the Company announced that upon completion of the Offering it is expected that R. Keith Elliott, Chairman and Chief Executive Officer of Hercules, and Vincent J. Corbo, President and Chief Operating Officer of Hercules, will resign from the Company's Board of Directors. The Company also announced that Michael T. Smith, Chairman and Chief

Executive Officer of Hughes Electronics Corporation, and Gilbert F. Decker, former Assistant Secretary of the U.S. Army for Research, Development and Acquisition, have agreed to join the Company's Board of Directors effective at the Company's regularly scheduled January 1998 meeting of the Board of Directors. During the Protected Period, the Company will use all reasonable efforts to cause the Nominating Committee to recommend for election as a director, at each annual election of directors, a person designated by the Company who is then a member of the Selling Stockholder's Board of Directors but not an officer or employee, or former officer or employee, of the Selling Stockholder (the "Designated Director"). Gaynor N. Kelley will be the Designated Director for so long as he is a member of the Selling Stockholder's Board of Directors. During the Protected Period, if a Designated Director ceases to serve as a director for any reason, the Company will use all reasonable efforts to cause the vacancy created thereby to be filled by another Designated Director. The Company will continue to be bound by the terms of the existing indemnification agreements between the Company and each of Messrs. Elliott, Corbo, Gossage and Kelley pursuant to which the Company has agreed to indemnify each of such individuals for any expenses (including attorneys' fees), judgments, fines or amounts paid in settlement which he incurs by reason of the fact he was a director.

    STANDSTILL PROVISIONS. During the term of the New Agreement, without the prior written consent of the Company duly authorized by the Board of Directors, the Selling Stockholder will not, and will cause each of its controlled affiliates not to, singly or as part of a "group", directly or indirectly, through one or more intermediaries (i) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to the voting securities of the Company (the "Voting Securities"), including by the execution of actions by written consent, become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the Company or seek to advise or influence any person or entity with respect to the voting of any Voting Securities; (ii) initiate, propose or participate in the solicitation of stockholders for the approval of, one or more stockholder proposals with respect to the Company as described in Rule 14a-8 under the Exchange Act or induce any other individual or entity to initiate any stockholder proposal relating to the Company; (iii) form, join, influence or participate in a "group," act in concert with any other person or entity or otherwise become a "person," for the purpose of acquiring, holding, voting or disposing of any Voting Securities or taking any other actions prohibited by these standstill provisions; (iv) make any proposal or, except as may be required by law, any public announcement relating to a tender or exchange offer for any Voting Securities, or a merger, business combination, sale of assets, liquidation, restructuring, recapitalization or other extraordinary corporate transaction relating to the Company or its material assets; (v) act, alone or in concert with others (including by providing financing for another party), to seek or offer to "control" the Company; (vi) deposit any Voting Securities in a voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting thereof; (vii) disclose any intention, plan or arrangement inconsistent with the foregoing prohibitions or advise or assist any other person in connection with the foregoing prohibitions; or (viii) seek, request or propose any waiver, modification, amendment or termination of any standstill provision of the New Agreement.

CERTAIN OTHER TRANSACTIONS AND RELATIONSHIPS WITH SELLING STOCKHOLDER

    In connection with the Acquisition, the Company agreed to assume, indemnify Hercules against, or contribute to, and Hercules agreed to indemnify the Company against, certain liabilities associated with the assets and operations of HAC acquired in the Acquisition. See "--Controlling Stockholders; Relationship with Selling Stockholder," "--Environmental Matters" and "--Litigation Risk" under "Risk Factors."

    Except as described in the following sentence, the Company has agreed to pay
the costs and expenses of the Offering (estimated at $         ). The Selling
Stockholder will pay underwriting discounts and commissions and any applicable agent fees and transfer taxes payable in connection with the sale of the shares of Common Stock offered hereby. The Company has agreed to indemnify the Selling Stockholder and the Underwriters against certain liabilities, including liabilities under the Securities Act. See "Underwriters."

          CERTAIN U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
                                OF COMMON STOCK

    The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock by a beneficial owner thereof that is a "Non-U.S. Holder." A "Non-U.S. Holder" is a person or entity that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign estate or trust.

    This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative interpretations as of the date hereof, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of Common Stock, including the consequences under the laws of any state, local or foreign jurisdiction.

DIVIDENDS

    Subject to the discussion below, dividends, if any, paid to a Non-U.S. Holder of Common Stock generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. See "Dividends and Dividend Policy." For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, the Company ordinarily will presume that dividends paid on or before December 31, 1998 to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted.

    Under the recently finalized United States Treasury Regulations applicable to dividends paid after December 31, 1998 (the "Final Regulations"), to obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder will generally be required to provide an Internal Revenue Service Form W-8 certifying such Non-U.S. Holder's entitlement to benefits under a treaty. The Final Regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or those holding an interest in that entity.

    There will be no withholding tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States if a Form 4224 stating that the dividends are so connected is filed with the Company. Instead, the effectively connected dividends will be subject to regular U.S. income tax in the same manner as if the Non-U.S. Holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of the non-U.S. corporation's effectively connected earnings and profits, subject to certain adjustments. Under the Final Regulations, Form W-8 will replace Form 4224.

    Generally, the Company must report to the U.S. Internal Revenue Service the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or certain other agreements, the U.S. Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence.

    Dividends paid to a Non-U.S. Holder at an address within the United States may be subject to backup withholding imposed at a rate of 31% if the Non-U.S. Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and certain other information to the Company.

    Under current United States federal income tax law, backup withholding imposed at a rate of 31% generally will not apply to dividends paid on or before December 31, 1998 to a Non-U.S. Holder at an address outside the United States (unless the payer has knowledge that the payee is a U.S. person). Under the Final Regulations, however, a Non-U.S. Holder will be subject to backup withholding unless applicable certification requirements are met.

GAIN ON DISPOSITION OF COMMON STOCK

    A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with a trade or business of such holder in the United States, (ii) in the case of certain Non-U.S. Holders who are non-resident alien individuals and hold Common Stock as a capital asset, such individuals are present in the United States for 183 or more days in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code regarding the taxation of U.S. expatriates, or (iv) the Company is or has been a "U.S. real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. The Company is not, and does not anticipate becoming, a U.S. real property holding corporation.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING ON DISPOSITION OF
  COMMON STOCK

    Under current United States federal income tax law, information reporting and backup withholding imposed at a rate of 31% will apply to the proceeds of a disposition of Common Stock effected by or through a U.S. office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds where the transaction is effected outside the United States by or through an office outside the United States of a broker that is either (i) a U.S. person, (ii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) a "controlled foreign corporation" for U.S. federal income tax purposes, and the broker fails to maintain documentary evidence that the holder is a Non-U.S. Holder and that certain conditions are met, or that the holder otherwise is entitled to an exemption, or (iv) effective after December 31, 1998, certain brokers that are partnerships with U.S. partners or that are engaged in a U.S. trade or business.

    Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the U.S. Internal Revenue Service.

FEDERAL ESTATE TAX

    An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the Common Stock will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK


    Under the Company's Restated Certificate of Incorporation (the "Restated Certificate"), the total number of shares of all classes of stock that the Company has authority to issue is 25,000,000, of which 5,000,000 are shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), and 20,000,000 are shares of Common Stock. As of October 29, 1997, 13,128,335 shares of Common Stock and no shares of Preferred Stock were outstanding.


COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share on all matters voted on by stockholders, and the holders of such shares possess all voting power, except as otherwise required by law or provided in any resolution adopted by the Board of Directors of the Company with respect to any series of Preferred Stock of the Company. Subject to any preferential or other rights of any outstanding series of Preferred Stock of the Company that may be designated by the Board of Directors of the Company, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors of the Company from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. See "Risk Factors-- Restrictive Covenants" and "Dividends and Dividend Policy."

PREFERRED STOCK

    The Restated Certificate authorizes the Board of Directors of the Company to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms and rights of such series, including the following: (i) the designation of such series; (ii) the rate and time of, and conditions and preferences with respect to, dividends, and whether such dividends are cumulative; (iii) the voting rights, if any, of shares of such series; (iv) the price, timing and conditions regarding the redemption of shares of such series and whether a sinking fund should be established for such series;
(v) the rights and preferences of shares of such series in the event of voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; and (vi) the right, if any, to convert or exchange shares of such series into or for stock or securities of any other series or class. See "--Purposes and Effects of Certain Provisions of the Company's Restated Certificate of Incorporation and the Rights Agreement."

PREEMPTIVE RIGHTS

    No holder of any stock of the Company of any class has any preemptive right to subscribe to any securities of the Company of any kind or class.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C. ("CMSS").

PURPOSES AND EFFECTS OF CERTAIN PROVISIONS OF THE COMPANY'S RESTATED CERTIFICATE
  OF INCORPORATION AND THE RIGHTS AGREEMENT

    GENERAL. The Restated Certificate and the Second Amendment to the Rights Agreement, dated as of October 28, 1994, between the Company and CMSS (the "Rights Agreement"), contain certain provisions that could make more difficult the acquisition of control of the Company by means of a tender offer, open market purchases, a proxy contest or otherwise. Set forth below is a description of such provisions in the Restated Certificate and the Rights Agreement. Such description is intended as a summary only and is qualified in its entirety by reference to the Restated Certificate and the Rights Agreement, the forms of which are included as exhibits to the Registration Statement of which this Prospectus forms a part.

    PREFERRED STOCK. The Company believes that the availability of the Preferred Stock under the Restated Certificate will provide the Company with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. Having such authorized shares available for issuance will allow the Company to issue shares of Preferred Stock without the expense and delay of a special stockholders' meeting. The authorized shares of Preferred Stock, as well as shares of Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may be listed. Although the Board of Directors of the Company has no intention at the present time of doing so, it would have the power (subject to applicable law) to issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, such series of Preferred Stock might impede a business combination by including class voting rights which would enable the holder to block such a transaction. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Board of Directors, in so acting, could issue Preferred Stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. See "--Rights Agreement."

    FAIR PRICE PROVISION. Article TENTH of the Restated Certificate requires the approval of a majority of the outstanding shares of voting stock of the Company, excluding voting stock held by any Interested Stockholder (as defined therein generally as the beneficial owner of more than 10% of the voting stock of the Company), in addition to any class vote required by law or otherwise, as a condition of certain "Business Combination" (as defined therein) transactions with or for the benefit of an Interested Stockholder, except in cases in which either certain price criteria and procedural standards are satisfied or the transaction is approved by a majority of the directors of the Company who are not affiliated with an Interested Stockholder and each of whom either was a director of the Company prior to the time any Interested Stockholder became an Interested Stockholder or was recommended or elected by a majority of such directors. The price criteria under Article TENTH relate to the minimum value to be paid to the holders of the Company's Common Stock and the procedural standards relate to (i) the preservation of the dividend rate on the Company's Common Stock, (ii) limitations on an Interested Stockholder's acquisition of additional shares of capital stock of the Company and the receipt of loans, financial assistance or tax advantages from the Company, (iii) disclosure to the Company's stockholders in connection with a proposed Business Combination transaction and (iv) limitations on major changes in the Company's business or equity capital structure.

    RIGHTS AGREEMENT. For each share of Common Stock outstanding as of October 9, 1990, the Company also has outstanding one associated right (a "Right") to purchase Series A Junior Participating Preferred Stock. The description and terms of the Rights are set forth in the Rights Agreement.

    The Rights remain non-exercisable, non-transferable and non-separable from the Company's Common Stock until the earlier of 10 business days after (i) a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of the Company's Common Stock (the "Stock Acquisition Date"), (ii) the commencement of a tender offer or exchange offer that upon consummation would result in a person being a beneficial owner of 20% or more of the Common Stock or (iii) the Board of Directors determines that any person, alone or together with its affiliates and associates, has become the beneficial owner of an amount of Common Stock which the Board of Directors determines to be substantial (in no event less than 10% of the outstanding shares of Common Stock) and at least a majority of the Board of Directors who are not officers of the Company, determines that (a) such beneficial ownership by such person is intended to cause the Company to repurchase the Common Stock beneficially owned by such person or to cause pressure on the Company to take action or enter into a transaction (or series of transactions) intended to provide such person with short-term financial gain under circumstances which the Board of Directors determines that the best long-term interests of the Company and its stockholders would not be served by taking any such actions at that time or (b) such beneficial ownership is causing or reasonably likely to cause a material adverse impact on the business or prospects of the Company (any such person being referred to as an "Adverse Person").

    In the event that (i) a person becomes the beneficial owner of 20% or more of the then outstanding shares of the Common Stock (except pursuant to an offer for all outstanding shares of Common Stock that the independent directors of the Company determine to be fair to and otherwise in the best interests of the Company and its stockholders (an "Approved Offer")), or (ii) the Board of Directors determines that a person is an Adverse Person, each holder of a Right will thereafter have the right to receive (only after the Rights are no longer redeemable by the Company as set forth herein), upon exercise, such number of shares of Common Stock as equals the result obtained by (i) multiplying the Purchase Price (as defined in the Rights Agreement) by the number of one-hundredths of a share of Series A Junior Participating Preferred Stock for which a Right was exercisable prior to the triggering event and (ii) dividing that product by 50% of the current market price per share of Common Stock on the triggering date (or, in certain circumstances, cash, property or other securities of the Company of equivalent value). Each Right, when exercisable, currently entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock at a price of $80.00, subject to adjustment, upon the occurrence of such events. In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger that follows an Approved Offer and meets certain other requirements) or (ii) more than 50% of the Company's assets, cash flow or earning power is sold or transferred, each holder of a Right shall thereafter have the right to receive (only after Rights are no longer redeemable by the Company as set forth below), upon exercise, such number of shares of Common Stock as equals the result obtained by (i) multiplying the Purchase Price by the number of one-hundredths of a share of Series A Junior Participating Preferred Stock for which a Right was exercisable prior to the triggering event and (ii) dividing that product by 50% of the current market price per share of Common Stock on the triggering date.

    In general, at any time prior to their expiration on September 28, 2000 or until 10 business days following the Stock Acquisition Date, the Board of Directors in its discretion may redeem the Rights in whole, but not in part, at a price of $.01 per Right. Under certain circumstances, the decision to redeem shall require the concurrence of a majority of directors, each of whom generally was a member of the Board of Directors prior to the date of the Rights Agreement or was recommended for or approved as a director by a majority of such members and who are not an Acquiring Person, an Adverse Person or an associate, affiliate or representative of either. The Company may not redeem the Rights if the Board of Directors has previously declared a person to be an Adverse Person.

    Each share of Series A Junior Participating Preferred Stock, when issued, will be nonredeemable and entitled to cumulative dividends and will rank junior to any series of Preferred Stock senior to it. Dividends are payable on the Series A Junior Participating Preferred Stock in an amount equal to the greater of (i) $1.00 per share or (ii) 100 times the aggregate per share amount of all cash and noncash dividends (other than dividends payable in Common Stock) declared on the Common Stock since the last quarterly dividend payment date or, with respect to the first such date, since the first issuance of the Series A Junior Participating Preferred Stock. Each share of Series A Junior Participating Preferred Stock will entitle the holder (subject to adjustment) to 100 votes on all matters submitted to a vote of the stockholders of the Company. The number of shares constituting the series of Series A Junior Participating Preferred Stock is 200,000.

    The Rights may have certain anti-takeover effects, including deterring someone from acquiring control of the Company in a manner or on terms not approved by the Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors, because the Rights may be redeemed generally at any time by the Company as set forth above, except in the case of a declaration by the Board of Directors that the person seeking a merger or business combination is an Adverse Person.

SECTION 203 OF THE DGCL

    The Company is subject to Section 203 of the Delaware General Corporation Law (the "DGCL"). Section 203 prohibits publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time of the transaction in which the person or entity became an interested stockholder, unless (i) prior to such time, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the Board of Directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding for this purpose certain shares owned by persons who are directors and also officers of the corporation and by certain employee benefit plans) or (iii) at or after such time the business combination is approved by the Board of Directors of the corporation and by the affirmative vote (and not by written consent) of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder. For the purposes of Section 203, a "business combination" is broadly defined to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within the immediately preceding three years did own) 15% or more of the corporation's voting stock.

                                  UNDERWRITERS


    Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the U.S. Underwriters named below for whom Morgan Stanley & Co. Incorporated and SBC Warburg Dillon Read Inc. are acting as U.S. Representatives, and the International Underwriters named below for whom Morgan Stanley & Co. International Limited and Swiss Bank Corporation, acting through its division SBC Warburg Dillon Read are acting as International Representatives, have severally agreed to purchase, and the Selling Stockholder has agreed to sell to them, severally, the respective number of shares of Common Stock set forth opposite the names of such Underwriters below:



                                                                                   NUMBER OF
NAME                                                                                 SHARES
---------------------------------------------------------------------------------  ----------
U.S. Underwriters:
    Morgan Stanley & Co. Incorporated............................................
    SBC Warburg Dillon Read Inc..................................................
                                                                                   ----------
    Subtotal.....................................................................   2,249,655
                                                                                   ----------
International Underwriters:
    Morgan Stanley & Co. International Limited...................................
    Swiss Bank Corporation, acting through its division
      SBC Warburg Dillon Read....................................................
                                                                                   ----------
    Subtotal.....................................................................     562,414
                                                                                   ----------
      Total......................................................................   2,812,069
                                                                                   ----------
                                                                                   ----------


    The U.S. Underwriters and the International Underwriters, and the U.S. Representatives and the International Representatives, are collectively referred to as the "Underwriters" and the "Representatives," respectively. The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby if any such shares are taken.

    Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares (as defined herein) for the account of anyone other than a United States or Canadian Person (as defined herein) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the shares of Common Stock outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares in the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements (i) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an International Underwriter apply only to it in its capacity as an International Underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between U.S. and International Underwriter. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Common Stock to be purchased by the Underwriters under the Underwriting Agreement are referred to herein as the "Shares."

    Pursuant to the Agreement between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of Shares as may be mutually agreed. The per share price of any Shares so sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

    Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof, and that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

    Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of the Shares to the International Underwriters, will not offer or sell, any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the Shares to a person who is of a kind described in
Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

    Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the Shares acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each International Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such Shares, directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

    The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession
not in excess of $     a share under the public offering price. Any Underwriter
may allow, and such dealers may reallow, a concession not in excess of $     a
share to other Underwriters or to certain other dealers. After the initial offering of the Shares, the offering price and other selling terms may from time to time be varied by the Representatives.


    Each of the Company and the Company's directors and executive officers (for so long as they remain in such capacities) and the Selling Stockholder, has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not during the period ending 90 days after the date of this Prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option to contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to (A) the sale of the Shares to the Underwriters pursuant to the Underwriting Agreement,
(B) the issuance by the Company of shares of Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised in writing, (C) transactions by any person other than the Company relating to shares of common stock or other securities acquired in open market transactions after the completion of the Offering of the Shares, or (D) the sales by the Selling Stockholder and purchases by the Company pursuant to the Put and Call provisions of the New Agreement of the 1,050,000 shares of Common Stock to be held by the Selling Stockholder following the consummation of the Offering.


    In order to facilitate the offering of the Shares, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Common Stock in the Offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    From time to time, certain of the Underwriters and their affiliates have provided, and continue to provide, investment banking services to the Company.

    The Company, the Selling Stockholder and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon by Jones, Day, Reavis & Pogue, New York, New York and certain legal matters will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

    The consolidated balance sheets as of March 31, 1997 and 1996 and the related consolidated statements of income and of cash flows for each of the years ended March 31, 1997, 1996 and 1995 included in this Prospectus and the financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1997 have been audited by Deloitte & Touche, independent auditors, as stated in their reports, which are included and incorporated herein by reference, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                            ALLIANT TECHSYSTEMS INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AUDITED CONSOLIDATED FINANCIAL STATEMENTS:

Report of Independent Public Accountants.............................................        F-2

Consolidated Income Statements for the fiscal years ended March 31, 1997, 1996 and
  1995...............................................................................        F-3

Consolidated Balance Sheets as of March 31, 1997 and March 31, 1996..................        F-4

Consolidated Statements of Cash Flows for the fiscal years ended March 31, 1997, 1996
  and 1995...........................................................................        F-5

Notes to Consolidated Financial Statements...........................................        F-6

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated Income Statements (Unaudited) for the quarters and six months ended
  September 28, 1997 and September 29, 1996..........................................       F-26

Consolidated Balance Sheets as of September 28, 1997 (unaudited) and March 31,
  1997...............................................................................       F-27

Consolidated Statements of Cash Flows (Unaudited) for the six months ended September
  28, 1997 and September 29, 1996....................................................       F-28

Notes to Consolidated Financial Statements (Unaudited)...............................       F-29

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of Alliant Techsystems:

    We have audited the accompanying consolidated balance sheets of Alliant Techsystems Inc. and subsidiaries as of March 31, 1997, and 1996, and the related consolidated statements of income and of cash flows for each of the years ended March 31, 1997, 1996, and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of Alliant Techsystems Inc. and subsidiaries at March 31, 1997, and 1996, and the consolidated results of its operations and its cash flows for each of the years ended March 31, 1997, 1996, and 1995, in conformity with generally accepted accounting principles.

    As discussed in Note 10 to the financial statements, effective April 1, 1994, the Company changed its method of accounting for post-employment benefit costs to conform with Statement of Financial Accounting Standards No. 112.

Deloitte & Touche LLP
Minneapolis, Minnesota
May 14, 1997

                         CONSOLIDATED INCOME STATEMENTS

                                                                                       YEARS ENDED
                                                                      ----------------------------------------------
                                                                      MARCH 31, 1997  MARCH 31, 1996  MARCH 31, 1995
                                                                      --------------  --------------  --------------
                                                                                  (AMOUNTS IN THOUSANDS
                                                                                  EXCEPT PER SHARE DATA)
Sales...............................................................   $  1,089,397    $  1,020,605     $  504,190
Cost of sales.......................................................        907,695         834,298        438,558
Change in accounting estimate--environmental liabilities............         17,442              --             --
                                                                      --------------  --------------  --------------
Gross margin........................................................        164,260         186,307         65,632
Operating expenses:
  Research and development..........................................         16,207          14,126         11,763
  Selling...........................................................         35,778          33,143         24,820
  General and administrative........................................         41,881          40,186         19,066
  Restructuring charges.............................................             --              --         35,600
  Change of control charges.........................................             --              --         23,039
  Litigation settlement charges.....................................             --              --         15,000
                                                                      --------------  --------------  --------------
  Total operating expenses..........................................         93,866          87,455        129,288
                                                                      --------------  --------------  --------------
  Income (loss) from operations.....................................         70,394          98,852        (63,656)
                                                                      --------------  --------------  --------------
Other income (expense):
  Interest expense..................................................        (35,102)        (39,279)        (7,919)
  Interest income...................................................            716           1,852            843
  Other, net........................................................            651             657         (2,332)
                                                                      --------------  --------------  --------------
  Total other expense...............................................        (33,735)        (36,770)        (9,408)
                                                                      --------------  --------------  --------------
Income (loss) from continuing operations before income taxes........         36,659          62,082        (73,064)
Income tax provision................................................             --          13,658             --
                                                                      --------------  --------------  --------------
Income (loss) from continuing operations............................         36,659          48,424        (73,064)
Discontinued operations:
  Income from discontinued operations, net of
    income taxes....................................................          4,819           5,617            456
  Gain (loss) on disposal of discontinued operations, net of income
    taxes...........................................................         17,681          (6,240)            --
                                                                      --------------  --------------  --------------
Income (loss) before cumulative effect of
  accounting change.................................................         59,159          47,801        (72,608)
Cumulative effect of accounting change net of
  income taxes......................................................             --              --         (1,500)
                                                                      --------------  --------------  --------------
Net income (loss)...................................................   $     59,159    $     47,801     $  (74,108)
                                                                      --------------  --------------  --------------
Primary and fully diluted earnings (loss) per common and common equivalent share:
  Continuing operations.............................................   $       2.73    $       3.61     $    (7.27)
  Discontinued operations...........................................           1.68            (.05)           .05
  Cumulative effect of accounting change............................             --              --           (.15)
                                                                      --------------  --------------  --------------
Net income (loss)...................................................   $       4.41    $       3.56     $    (7.37)
                                                                      --------------  --------------  --------------
                                                                      --------------  --------------  --------------

                See Notes to Consolidated Financial Statements.

                          CONSOLIDATED BALANCE SHEETS

                                                                                   MARCH 31, 1997  MARCH 31, 1996
                                                                                   --------------  --------------
                                                                                       (AMOUNTS IN THOUSANDS
                                                                                         EXCEPT SHARE DATA)
                                                     ASSETS
Current assets:
  Cash and cash equivalents......................................................   $    122,491    $     45,532
  Marketable securities..........................................................            378             348
  Receivables....................................................................        191,675         178,475
  Net inventory..................................................................         68,125          87,602
  Deferred income tax asset......................................................         37,244          40,393
  Other current assets...........................................................          5,329           3,819
                                                                                   --------------  --------------
    Total current assets.........................................................        425,242         356,169
Net property, plant, and equipment...............................................        360,560         382,513
Goodwill.........................................................................        123,618         125,033
Deferred charges.................................................................         10,925          12,316
Prepaid and intangible pension assets............................................         80,569          85,142
Other assets.....................................................................            116             855
Net assets of discontinued operations............................................          8,674          73,114
                                                                                   --------------  --------------
    Total assets.................................................................   $  1,009,704    $  1,035,142
                                                                                   --------------  --------------
                                                                                   --------------  --------------
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt..............................................   $     29,024    $     45,000
  Notes payable..................................................................          2,302           2,756
  Accounts payable...............................................................         85,451          77,453
  Contract advances and allowances...............................................         64,500          40,636
  Accrued compensation...........................................................         28,392          28,672
  Accrued income taxes...........................................................          9,156           9,310
  Restructuring liability........................................................          5,876          26,782
  Other accrued liabilities......................................................        106,496          82,582
                                                                                   --------------  --------------
    Total current liabilities....................................................        331,197         313,191
Long-term debt...................................................................        237,071         350,000
Post-retirement and post-employment benefits liability...........................        143,373         143,930
Pension liability................................................................         37,079          42,184
Other long-term liabilities......................................................         42,192          28,360
                                                                                   --------------  --------------
    Total liabilities............................................................        790,912         877,665
Contingencies (see Notes 15 and 19)
Stockholders' equity:
    Common stock--$.01 par value
      Authorized--20,000,000 shares
      Issued and outstanding 13,081,538 and 12,965,542 shares at March 31, 1997,
        and 1996, respectively...................................................            131             130
Additional paid-in-capital.......................................................        248,612         249,814
Retained earnings (deficit)......................................................          4,361         (54,798)
Unearned compensation............................................................         (1,324)         (2,552)
Pension liability adjustment.....................................................         (2,304)         (1,189)
Common stock in treasury, at cost (782,075 and 898,071 shares held at March 31,
  1997, and 1996, respectively)..................................................        (30,684)        (33,928)
                                                                                   --------------  --------------
    Total stockholders' equity...................................................        218,792         157,477
                                                                                   --------------  --------------
    Total liabilities and stockholders' equity...................................   $  1,009,704    $  1,035,142
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                See Notes to Consolidated Financial Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   YEARS ENDED
                                                                  ----------------------------------------------
                                                                  MARCH 31, 1997  MARCH 31, 1996  MARCH 31, 1995
                                                                  --------------  --------------  --------------
                                                                              (AMOUNTS IN THOUSANDS)
Operating Activities
Net income (loss)...............................................   $     59,159     $   47,801     $    (74,108)
Adjustments to net income (loss) to arrive at cash provided by
  (used for) operations:
    Restructuring charges--non-cash portion.....................             --             --           18,433
    Change of control charges--non-cash portion.................             --             --            7,991
    Litigation settlement charges--non-cash portion.............             --             --           15,000
    Cumulative effect of accounting change--net of income
      taxes.....................................................             --             --            1,500
    Depreciation................................................         45,114         49,855           13,824
    Amortization of intangible assets and earned compensation...          7,607          8,768            2,459
    (Gain) loss on disposition of discontinued operations, net
      of taxes..................................................        (17,681)         6,240               --
    Loss on sale of marketable securities.......................             --             --            1,562
    (Gain) loss on disposition of property......................            (72)          (135)           1,005
    Changes in assets and liabilities:
      Receivables...............................................        (13,201)          (409)         (32,870)
      Inventories...............................................         19,349         11,947            2,751
      Accounts payable..........................................          7,726         29,564           (5,412)
      Contract advances and allowances..........................         23,863        (21,409)           7,862
      Accrued compensation......................................           (280)         3,382           (7,716)
      Accrued income taxes......................................           (154)          (115)           1,127
      Accrued restructure liability.............................        (22,946)       (35,471)          (4,800)
      Accrued environmental liability...........................         13,180           (178)           3,279
      Other assets and liabilities..............................        (24,914)       (29,167)          (8,944)
    Operating activities of discontinued operations.............         (4,640)        18,408           (1,046)
                                                                  --------------  --------------  --------------
Cash provided by (used for) operations..........................         92,110         89,081          (58,103)
                                                                  --------------  --------------  --------------
Investing Activities
Capital expenditures............................................        (28,522)       (25,593)         (12,635)
Acquisition of businesses.......................................             --             --         (305,891)
Purchase price finalization.....................................             --         29,115               --
Accrued transaction fees paid...................................             --         (6,000)              --
Proceeds from sale of discontinued operations...................        141,000             --               --
Proceeds from the disposition of property.......................          2,835            929              149
Investing activities of discontinued operations.................         (2,483)        (2,306)          (6,700)
Proceeds from sale of marketable securities.....................             --             --            3,759
Other investing activities, net.................................             --            414             (988)
                                                                  --------------  --------------  --------------
Cash provided by (used for) investing activities................        112,830         (3,441)        (322,306)
                                                                  --------------  --------------  --------------
Financing Activities
Proceeds from issuance of long-term debt........................             --             --          425,000
Payments made on long-term debt and notes payable...............       (128,905)       (30,000)         (53,465)
Payments made for debt issue costs..............................             --             --          (12,997)
Net purchase of treasury shares.................................         (2,616)       (36,859)              --
Proceeds from exercised stock options...........................          3,995          1,773            1,793
Other financing activities, net.................................           (455)          (686)             (11)
                                                                  --------------  --------------  --------------
Cash (used for) provided by financing activities................       (127,981)       (65,772)         360,320
                                                                  --------------  --------------  --------------
Increase (decrease) in cash and cash equivalents................         76,959         19,868          (20,089)
Cash and cash equivalents at beginning of period................         45,532         25,664           45,753
                                                                  --------------  --------------  --------------
Cash and cash equivalents at end of period......................   $    122,491     $   45,532     $     25,664
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

                See Notes to Consolidated Financial Statements.

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION--The consolidated financial statements of the Company include all wholly owned subsidiaries. Intercompany balances and transactions between entities included in these financial statements have been eliminated.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ from those estimates.

    LONG-TERM CONTRACTS--Sales under long-term contracts are accounted for under the percentage of completion method and include cost reimbursement and fixed-price contracts. Sales under cost reimbursement contracts are recognized as costs are incurred. Sales under fixed-price contracts are either recognized as the actual cost of work performed relates to the estimate at completion (cost-to-cost) or based on results achieved, which usually coincides with customer acceptance (units of delivery).

    Profits expected to be realized on contracts are based on the Company's estimates of total contract sales value and costs at completion. Estimated amounts for contract changes and claims are included in contract sales only when realization is estimated to be probable. Assumptions used for recording sales and earnings are adjusted in the period of change to reflect revisions in contract value and estimated costs. In the period in which it is determined that a loss will be incurred on a contract, the entire amount of the estimated loss is charged to income.

    Research and development, selling, and general and administrative costs are expensed in the year incurred.

    ENVIRONMENTAL REMEDIATION AND COMPLIANCE--Costs associated with environmental compliance and preventing future contamination that are estimable and probable are accrued and expensed, or capitalized as appropriate. Expected remediation and monitoring costs relating to the remediation of an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are accrued and expensed in the period that such costs become estimable. Liabilities are recognized for remedial activities when they are probable and the remediation cost can be reasonably estimated.

    The cost of each environmental liability is estimated by engineering, financial, and legal specialists within the Company based on current law and existing technologies. Such estimates are based primarily upon the estimated cost of investigation and remediation required and the likelihood that other potentially responsible parties (PRPs) will be able to fulfill their commitments at the sites where the Company may be jointly and severally liable. The Company's estimates for environmental obligations are dependent on and affected by changes in environmental laws and regulations, the nature and extent of historical information and physical data relating to a contaminated site, the complexity of the site, methods of remediation available, the technology that will be required, the outcome of discussions with regulatory agencies and other PRPs at multi-party sites, the number and financial viability of other PRPs, future technological developments, and the timing of expenditures. Accordingly, such estimates could change materially as the Company periodically evaluates and revises such estimates based on expenditures against established reserves and the availability of additional information.

    CASH EQUIVALENTS--Cash equivalents are all highly liquid temporary cash investments purchased with original maturities of three months or less. The fair market value of such investments at March 31, 1997, approximates cost.

    MARKETABLE SECURITIES--Marketable securities sold during fiscal 1995 represent available-for-sale investments in a diversified mutual fund whose portfolio consists of U.S. Treasury bills, bonds, and other government-backed obligations and are recorded at estimated market value. There were no gross realized gains recorded in fiscal 1997, 1996, and 1995. Gross realized losses for the same periods were $0, $0, and $1,562, respectively, calculated using the specific identified cost basis. Unrealized gains and losses were negligible at March 31, 1997, and 1996, respectively.

    INVENTORIES--Inventoried costs relating to long-term contracts and programs are stated at actual production costs, including factory overhead, initial tooling, and other related nonrecurring costs incurred to date, reduced by amounts identified with sales recognized on units delivered or progress completed. Inventoried costs relating to long-term contracts and programs are reduced by charging any amounts in excess of estimated realizable value to cost of sales. Progress payments received from customers relating to the uncompleted portions of contracts are offset first against unbilled receivable balances, then against applicable inventories. Any remaining progress payment balances are classified as advance payments.

    PROPERTY AND DEPRECIATION--Property, plant, and equipment is stated at cost and depreciated over estimated useful lives. Machinery and test equipment is depreciated using the double declining balance method, converting to straight-line depreciation for the last third of the asset's life. All other depreciable property is depreciated using the straight-line method.

    GOODWILL--Goodwill represents the excess of the cost of purchased businesses over the fair value of their net assets at date of acquisition and is being amortized on a straight-line basis over periods up to 40 years. The recoverability of the carrying value of goodwill is periodically evaluated by comparison with the estimated future undiscounted cash flows from related operations.

    INCOME TAXES--Deferred income taxes result from temporary differences between the basis of assets and liabilities recognized for differences between the financial statement and tax basis thereon, and for the expected future tax benefits to be derived from tax losses and tax credit carryforwards. A valuation allowance is recorded to reflect the likelihood of realization of deferred tax assets.

    FINANCIAL INSTRUMENTS AND HEDGING--The Company uses interest rate swap and cap agreements to manage interest costs and the risk associated with changing interest rates. As interest rates change, the differential paid or received is recognized in interest expense of the period.

    EARNINGS PER SHARE DATA--For the fiscal years ended March 31, 1997, 1996, and 1995, primary and fully diluted earnings (loss) per share is computed based on weighted average common and common equivalent shares outstanding of 13,402,000, 13,431,000, and 10,052,000, respectively. Common stock equivalents are excluded from the earnings (loss) per share calculation for fiscal 1995 because the effect would be antidilutive. Common stock equivalents used in computing earnings per share relate to stock options which, if exercised, would have a dilutive effect on earnings per share for fiscal 1997 and 1996.

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share," which will require companies to present basic earnings per share (EPS) and diluted earnings per share, instead of the primary and fully diluted EPS that is currently required. The new standard requires additional informational disclosures, and also makes certain modifications to the currently applicable EPS calculations defined in Accounting Principles Board No. 15. The new standard is required to be adopted by all public companies for reporting periods ending after December 15, 1997, (the Company's third quarter of fiscal 1998), and will require restatement of EPS for all prior periods reported. Under the requirements of SFAS No. 128, the Company's EPS would be as follows:

                                                                           YEARS ENDED MARCH 31
                                                                      -------------------------------
                                                                        1997       1996       1995
                                                                      ---------  ---------  ---------
Basic earnings (loss) per share:
    Continuing operations...........................................  $    2.82  $    3.72  $   (7.27)
    Discontinued operations.........................................       1.73       (.05)       .05
    Cumulative effect of accounting change..........................         --         --       (.15)
                                                                      ---------  ---------  ---------
Net income (loss)...................................................  $    4.55  $    3.67  $   (7.37)
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------
Diluted earnings per share:
    Continuing operations...........................................  $    2.73  $    3.61  $   (7.27)
    Discontinued operations.........................................       1.68       (.05)       .05
    Cumulative effect of accounting change..........................         --         --       (.15)
                                                                      ---------  ---------  ---------
Net income (loss)...................................................  $    4.41  $    3.56  $   (7.37)
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------

    RECLASSIFICATIONS--Certain reclassifications have been made to the 1996 and 1995 financial statements to conform to the 1997 classification.

2. RECEIVABLES

    Receivables, including amounts due under long-term contracts (contract receivables), are summarized as follows:

                                                                          YEARS ENDED
                                                                   --------------------------
                                                                     MAR. 31,      MAR. 31,
                                                                       1997          1996
                                                                   ------------  ------------
Contract receivables
    Billed receivables...........................................   $   74,063    $   67,003
    Unbilled receivables.........................................      114,801       110,511
Other receivables................................................        2,811           961
                                                                   ------------  ------------
                                                                    $  191,675    $  178,475
                                                                   ------------  ------------
                                                                   ------------  ------------

    Receivable balances are shown net of reductions of $301,385 and $307,090 as of March 31, 1997, and 1996, respectively, for progress payments received from customers relating to completed portions of contracts.

    Unbilled receivables represent the balance of recoverable costs and accrued profit comprised principally of revenue recognized on contracts for which billings have not been presented to the customer because the amounts were earned but not billable as of the balance sheet date under the contractual terms. These amounts include expected additional billable general overhead costs and fees on flexibly priced contracts awaiting final rate negotiations, and are generally billable and collectible within one year.

3. INVENTORIES

    Inventory balances are shown net of reductions of $18,933 and $84,233 as of March 31, 1997, and 1996, respectively, for progress payments received from customers relating to uncompleted portions of contracts.

4. PROPERTY, PLANT, AND EQUIPMENT

    The major categories of property consist of the following:

                                                                          YEARS ENDED
                                                                   --------------------------
                                                                     MAR. 31,      MAR. 31,
                                                                       1997          1996
                                                                   ------------  ------------
Land.............................................................   $   23,624    $   24,165
Buildings and improvements.......................................      164,225       160,717
Machinery and equipment..........................................      324,625       319,610
Property not yet in service......................................       10,701         5,985
                                                                   ------------  ------------
                                                                       523,175       510,477
Less accumulated depreciation....................................     (162,615)     (127,964)
                                                                   ------------  ------------
                                                                    $  360,560    $  382,513
                                                                   ------------  ------------
                                                                   ------------  ------------

5. GOODWILL AND DEFERRED CHARGES

    Goodwill and deferred charges consist of the following:

                                                                          YEARS ENDED
                                                                   --------------------------
                                                                     MAR. 31,      MAR. 31,
                                                                       1997          1996
                                                                   ------------  ------------
Goodwill, net of accumulated amortization:
  1997--$7,255, 1996--$3,940.....................................   $  123,618    $  125,033
                                                                   ------------  ------------
Debt issuance costs, net of accumulated amortization:
  1997--$7,099, 1996--$2,433.....................................   $    7,721    $   11,098
Other............................................................        3,204         1,218
                                                                   ------------  ------------
                                                                    $   10,925    $   12,316
                                                                   ------------  ------------
                                                                   ------------  ------------

6. OTHER ACCRUED LIABILITIES

    The major categories of other current and long-term accrued liabilities are as follows:

                                                                          YEARS ENDED
                                                                   --------------------------
                                                                     MAR. 31,      MAR. 31,
                                                                       1997          1996
                                                                   ------------  ------------
Employee benefits and insurance..................................   $   46,950    $   38,201
Legal accruals...................................................       25,041        27,657
Other accruals...................................................       34,505        16,724
                                                                   ------------  ------------
Other accrued liabilities -- current.............................   $  106,496    $   82,582
Litigation settlement -- long-term...............................   $    4,500    $    8,500
Environmental remediation liability..............................       19,169         7,289
Deferred tax liability...........................................       18,462         9,496
Other long-term..................................................           61         3,075
                                                                   ------------  ------------
Other long-term liabilities......................................   $   42,192    $   28,360

    The increase in other current accrued liabilities is driven in large part by severance and closure costs to be incurred in connection with the Company's sale of the Marine Systems Group (see Note 18). The increase in other long-term liabilities is primarily reflective of the Company's adoption of SOP 96-1 "Environmental Remediation Liabilities" (see Note 19).

7. LONG-TERM DEBT

    The components of the Company's long-term debt are as follows:

                                                                          YEARS ENDED
                                                                   --------------------------
                                                                     MAR. 31,      MAR. 31,
                                                                       1997          1996
                                                                   ------------  ------------
Bank term loan with quarterly principal and interest payments
  through March 2001.............................................   $  116,095    $  245,000
11.75% Senior Subordinated Notes with semi-annual interest
  payments, maturing 2003........................................      150,000       150,000
                                                                   ------------  ------------
Total long-term debt.............................................      266,095       395,000
Less current portion.............................................      (29,024)      (45,000)
                                                                   ------------  ------------
Long-term portion................................................   $  237,071    $  350,000
                                                                   ------------  ------------
                                                                   ------------  ------------

    In connection with the Aerospace acquisition (see Note 21), the Company entered into a six-year, $500,000 bank credit facility which was comprised of a $275,000 term loan and a $225,000 revolving working capital (revolver) and letter of credit facility. In November 1996, this facility was amended to increase the revolver and letter of credit facility from $225,000 to $275,000, and to reduce the Company's borrowing interest rate margins. Outstanding letters of credit totaling $51,448 reduced the available line of credit to $223,552 at March 31, 1997. The Company is required to pay a commitment fee (0.275% at March 31, 1997) on the $275,000 revolver, and is also charged for outstanding letters of credit, in addition to an issuance fee, which varies and is negotiated with each bank. The revolver and letter of credit fees are subject to adjustment based on the Company's long-term debt rating. The interest rate charged for borrowings under the bank credit facility is at the option of the Company, either a floating rate based on a defined prime rate or a fixed rate related to the London Interbank Offered Rate (LIBOR) plus a margin based on the Company's debt rating. As of March 31, 1997, the unhedged interest rate on outstanding borrowings under this facility was approximately 6.5%. Borrowings are secured by substantially all of the assets of the Company. Amounts outstanding under this agreement at March 31, 1997, based on current rates for similar instruments with the same maturities, approximate fair market value. There were no outstanding borrowings against the revolving line of credit at March 31, 1997.

    In addition to the bank credit facility, the Company has $150,000 of 11.75% senior subordinated notes outstanding. The senior subordinated notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 1, 1999, at certain defined redemption prices. The estimated fair value of the Company's senior subordinated notes, based on bank quotes, is approximately $162.8 million. The Company's bank credit facility and senior subordinated notes limit the payment of dividends and contain certain covenants with respect to the Company's consolidated net worth, leverage, and debt and interest coverage. Additionally, the Company's debt agreements impose certain restrictions on the incurrence of additional indebtedness, sale of assets, mergers and consolidations, transactions with affiliates, creation of liens, and certain other matters. In connection with the sale of its Marine Systems Group in February 1997 (see Note 18), the Company prepaid $88.6 million of its long-term debt in accordance with the terms of the bank credit facility. At March 31, 1997, the Company was in compliance with all covenants and restrictions specified in its debt agreements.

    At March 31, 1997, the aggregate maturities due over the next five fiscal years under the bank term loan and the senior subordinated notes are $29,024 in 1998, $31,926 in 1999, $31,926 in 2000, $23,219 in 2001, and $0 in 2002. Amounts
due thereafter total $150,000.

    The company's weighted average interest rate on short-term borrowings during fiscal 1997 and 1996 was 7.2% and 7.3%, respectively.

    The Company has entered into hedging transactions to protect against increases in market interest rates on its long-term debt. At March 31, 1997, the notional amount of interest rate swap agreements was $83,000. Under the swap agreements, the Company currently pays an average fixed rate of 6.7%, and receives interest at a rate equal to three-month LIBOR (5.6% at March 31, 1997). These agreements have remaining terms of one to two years, with certain cancellation options. Fair value of the interest rate swap agreements at March 31, 1997, is $(.7) million. The interest rate cap agreements limit the Company's LIBOR exposure to 7.0%, and expire on October 1, 1997. The notional amount of amortizing interest rate cap agreements at March 31, 1997, was $22,500. The recorded value of the interest rate cap agreements approximates fair value at March 31, 1997. Counter parties to the interest rate swap and cap agreements are major financial institutions who also participate in the Company's bank credit facilities. Credit loss from counterparty non-performance is not anticipated. The estimated fair market value amounts have been determined using available market information or other appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Therefore, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions and/or estimation methodologies may be material to the estimated fair value amounts.

8. EMPLOYEE BENEFIT PLANS

    The Company's noncontributory defined benefit pension plans cover substantially all employees. Plans provide either pension benefits of stated amounts for each year of credited service, or pension benefits based on employee yearly pay levels and years of credited service. The Company funds the plans in accordance with Federal requirements calculated using appropriate actuarial methods.

    Plan assets for the Company are held in a trust and are invested in a diversified portfolio of equity securities and fixed income investments.

    The sale of the Marine Systems Group resulted in curtailments as defined by SFAS No. 88, "Employer's Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." The net impact of the curtailments was a credit to fiscal 1997 gain on disposal of discontinued operations of $304, and a decrease in the accumulated benefit obligation as of March 31, 1997, of $24,079. The workforce reduction associated with the fiscal 1995 restructuring program also resulted in curtailments as defined by SFAS No.
88. The impact of the fiscal 1995 curtailments was a charge to income of $12,243, and an increase in the accumulated benefit obligation as of March 31, 1995, of $7,665.

    The components of the Company's net periodic pension cost are as follows:

                                                                     YEARS ENDED
                                                       ----------------------------------------
                                                         MAR. 31,      MAR. 31,      MAR. 31,
                                                           1997          1996          1995
                                                       ------------  ------------  ------------
Service cost of benefits earned during the period....   $   14,337    $   13,662    $    9,766
Interest cost of projected benefit obligation........       44,563        45,871        22,388
Return on assets.....................................      (73,506)     (110,907)       15,590
Net amortization and deferral........................       25,250        64,612       (32,307)
                                                       ------------  ------------  ------------
Net pension cost.....................................   $   10,644    $   13,238    $   15,437
                                                       ------------  ------------  ------------
                                                       ------------  ------------  ------------

    The plans' funded status and amounts recognized in the Company's balance sheets for its pension plans are summarized below:

                                                                   PLANS WHOSE ACCUMULATED
                                                                    BENEFITS EXCEED ASSETS
                                                                  --------------------------
                                                                    MAR. 31,      MAR. 31,
                                                                      1997          1996
                                                                  ------------  ------------
Actuarial present value of benefit obligations:
  Vested benefit obligation.....................................   $ (294,386)   $ (296,277)
                                                                  ------------  ------------
  Accumulated benefit obligation................................     (302,285)     (300,779)
                                                                  ------------  ------------
  Projected benefit obligation..................................     (318,356)     (324,480)
Plan assets at fair value.......................................      272,111       272,649
                                                                  ------------  ------------
Projected benefit obligation (in excess of) plan assets.........      (46,245)      (51,831)
Remaining unrecognized net transition obligation (asset)........       (2,624)       (3,472)
Unrecognized prior service cost.................................       12,125        15,067
Unrecognized net loss...........................................        4,846         2,336
Accrued contribution to plans...................................        2,861         3,496
Adjustment to recognize minimum liability.......................       (8,042)       (7,780)
                                                                  ------------  ------------
Unfunded pension liability recognized in balance sheet..........   $   37,079    $   42,184
                                                                  ------------  ------------
                                                                  ------------  ------------

                                                                      PLANS WHOSE ASSETS
                                                                      EXCEED ACCUMULATED
                                                                           BENEFITS
                                                                  --------------------------
                                                                    MAR. 31,      MAR. 31,
                                                                      1997          1996
                                                                  ------------  ------------
Actuarial present value of benefit obligations:
  Vested benefit obligation.....................................   $ (448,931)   $ (416,094)
                                                                  ------------  ------------
  Accumulated benefit obligation................................     (462,835)     (429,466)
                                                                  ------------  ------------
  Projected benefit obligation..................................     (519,750)     (512,722)
Plan assets at fair value.......................................      643,463       628,656
                                                                  ------------  ------------
Funded status...................................................      123,713       115,934
Remaining unrecognized net transition obligation (asset)........           --            --
Unrecognized prior service cost.................................           --            --
Unrecognized net gain...........................................      (48,085)      (38,739)
Accrued contribution to plans...................................           --            --
Adjustment to recognize minimum liability.......................           --            --
                                                                  ------------  ------------
Prepaid premium expense recognized in balance sheet.............   $   75,628    $   77,195
                                                                  ------------  ------------
                                                                  ------------  ------------

    Assumptions used in the accounting for defined benefit plans were:

                                                                       YEARS ENDED
                                                    -------------------------------------------------
                                                     MAR. 31, 1997    MAR. 31, 1996    MAR. 31, 1995
                                                    ---------------  ---------------  ---------------
Discount rate used in determining present
  values..........................................          7.50%            7.50%            8.25%
Annual increase in future compensation levels.....          4.25%            4.25%            4.75%
Expected long-term rate of return on assets.......          8.75%            8.75%            8.25%

    The Company also sponsors a number of defined contribution plans. Participation in one of these plans is available to substantially all employees. The two principal defined contribution plans are Company-sponsored 401(K) plans to which employees may contribute up to 18 percent of their pay. The Company contributes in Company stock or cash amounts equal to 50 percent of employee contributions up to 4 or 6 percent of the employee's pay. The amount expensed for the Company match provision of the plans was $5,881, $5,780, and $3,606 in fiscal 1997, 1996, and 1995, respectively. The significant increase in fiscal 1996 over amounts expensed in fiscal 1995 reflects the addition of the Aerospace employees on March 15, 1995. The Company employs approximately 1,975 employees (29 percent of its total employees) covered by collective bargaining agreements, 220 of whom are covered under agreements expected to be renegotiated during fiscal 1998 due to current agreement expirations.

9. POST-RETIREMENT BENEFITS

    Generally, employees retiring from the Company after attaining age 55 who have had at least five years of service are entitled to post-retirement health care benefits and life insurance coverage until the retiree reaches age 65. The portion of the premium cost born by the Company for such benefits is dependent on the employee's years of service. Further contributions from retirees are also required based on plan deductibles and co-payment provisions.

    Post-retirement benefit costs, other than those related to pensions, in the fiscal years ended March 31, 1997, 1996, and 1995, included the following components:

                                                                    YEARS ENDED
                                                    -------------------------------------------
                                                    MAR. 31, 1997  MAR. 31, 1996  MAR. 31, 1995
                                                    -------------  -------------  -------------
Service cost of benefits earned during the year...    $     899      $     842      $     366
Interest cost on accumulated post-retirement
  benefit obligation..............................        7,341          7,603          2,112
Net amortization and deferral.....................          378            (25)            --
Curtailment gain..................................          (45)        (1,120)           (25)
                                                         ------    -------------       ------
Net post-retirement benefit cost..................    $   8,573      $   7,300      $   2,453
                                                         ------    -------------       ------
                                                         ------    -------------       ------

    Curtailment gains recognized in fiscal 1996 were the result of the reduction in employment in connection with restructuring programs.

    The Company's post-retirement benefit obligations other than pensions generally are not prefunded. The following table sets forth the status of the retiree benefit obligations at March 31, 1997, and 1996:

                                                                          YEARS ENDED
                                                                   --------------------------
                                                                     MAR. 31,      MAR. 31,
                                                                       1997          1996
                                                                   ------------  ------------
Actuarial present value of benefits attributed to:
  Retirees.......................................................   $  112,449    $  120,638
  Fully eligible active employees................................       11,676        11,973
  Other active employees.........................................       18,550        17,197
                                                                   ------------  ------------
Accumulated post-retirement benefit obligation...................   $  142,675    $  149,808
Plan assets at fair value........................................       (4,797)       (1,394)
                                                                   ------------  ------------
Projected post-retirement benefit obligation.....................   $  137,878    $  148,414
Unrecognized net actuarial gain (loss)...........................        2,979        (6,644)
Unrecognized prior service cost..................................          180           245
                                                                   ------------  ------------
Post-retirement benefit liability recognized in the balance
  sheet..........................................................   $  141,037    $  142,015
                                                                   ------------  ------------
                                                                   ------------  ------------

    An assumed discount rate of 7.5 percent was used to determine post-retirement benefit costs other than pensions for fiscal 1997. The 1997 weighted average annual assumed rate of increase in the per capita cost of covered benefits (health care cost trend rates) is 5.0 percent. Increasing this rate by one percentage point in each year would have increased the accumulated post-retirement benefit obligation as of March 31, 1997, by $9,739 and increased the aggregate of the service and interest cost components of post-retirement benefit costs for fiscal 1997 by $586.

10. POST-EMPLOYMENT BENEFITS

    The Company provides certain disability and workers' compensation benefits to former or inactive employees. Effective April 1, 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Post-Employment Benefits." This statement requires recognition of these benefits on an accrual basis. Prior to April 1, 1994, certain disability benefits were expensed as claims were reported. The effect of adopting SFAS No. 112 was recognized immediately in fiscal 1995 as the effect of a change in accounting principle and resulted in a charge of $1,500 net of taxes, or $0.15 per share against fiscal 1995 income.

11. INCOME TAXES

    The components of the Company's income tax provision consist of:

                                                                  YEARS ENDED
                                                    ----------------------------------------
                                                      MAR. 31,      MAR. 31,      MAR. 31,
                                                        1997          1996          1995
                                                    ------------  ------------  ------------
Current:
  Federal.........................................   $       --    $       --    $       --
  State...........................................           --            --            --
Deferred..........................................       12,115        16,801            --
                                                    ------------  ------------  ------------
Income tax provision..............................   $   12,115    $   16,801    $        0
                                                    ------------  ------------  ------------
                                                    ------------  ------------  ------------

    The items responsible for the differences between the federal statutory rate and the Company's effective rate are shown as follows:

                                                                  YEARS ENDED
                                                    ----------------------------------------
                                                      MAR. 31,      MAR. 31,      MAR. 31,
                                                        1997          1996          1995
                                                    ------------  ------------  ------------
Income taxes computed at statutory federal rate...   $   24,946    $   26,729    $  (25,938)
State income taxes--net of federal impact.........        3,564         2,838        (3,705)
Permanent non-deductible costs....................        1,462         4,450         2,019
Unrecorded (recorded) tax benefits................      (17,857)      (17,216)       27,624
                                                    ------------  ------------  ------------
Income tax provision..............................   $   12,115    $   16,801    $        0
                                                    ------------  ------------  ------------
                                                    ------------  ------------  ------------

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss and tax credit carryforwards. Significant items comprising the net deferred tax asset shown on the statement of financial position are:

                                                                         YEARS ENDED
                                                                  --------------------------
                                                                    MAR. 31,      MAR. 31,
                                                                      1997          1996
                                                                  ------------  ------------
Deferred sales..................................................   $  (17,442)   $  (18,363)
Accelerated depreciation........................................      (39,217)      (29,994)
                                                                  ------------  ------------
Deferred income tax liabilities.................................      (56,659)      (48,357)
                                                                  ------------  ------------
Reserves for employee benefits..................................       49,954        53,285
Restructuring and environmental reserves........................       21,033        15,124
Research tax credits............................................       22,400            --
Net operating loss carryforwards................................       23,973        33,683
Other reserves..................................................       32,427        45,957
                                                                  ------------  ------------
Deferred income tax assets......................................      149,787       148,049
Valuation allowance.............................................      (74,346)      (68,795)
                                                                  ------------  ------------
Net deferred income tax asset...................................   $   18,782    $   30,897
                                                                  ------------  ------------
Current deferred income tax asset...............................       37,244        40,393
Noncurrent deferred income tax (liability)......................      (18,462)       (9,496)
                                                                  ------------  ------------
Net deferred income tax asset...................................   $   18,782    $   30,897
                                                                  ------------  ------------
                                                                  ------------  ------------

    During fiscal 1997, the deferred tax asset valuation allowance increased by $5,551. This increase is primarily the result of the Company's analysis of the likelihood of realizing the future tax benefit of tax loss carryforwards and additional temporary differences. Realization of the net deferred tax asset (net of recorded valuation allowance) is dependent on profitable operations and future reversals of existing taxable temporary differences. Although realization is not assured, the Company believes it is more likely than not that the net recorded benefits will be realized through the reduction of future taxable income. The amount of the net deferred tax assets considered realizable, however, could be reduced in the near term if actual future taxable income is lower than estimated, or if there are differences in the timing or amount of future reversals of existing taxable temporary differences.

    Federal and state operating loss carryforwards for tax purposes available to offset future taxable income are $59,933 at March 31, 1997. These carryforwards begin to expire in 2008. Research tax credits available to offset future payments are $22,400, and begin to expire in 2006.

12. LEASES

    The Company leases land, buildings, and equipment under various operating leases which generally have renewal options of one to five years. Rental expense for the years ended March 31, 1997, 1996, and 1995, was $11,264, $11,417, and
$12,244, respectively.

    Minimum rental commitments payable under noncancellable lease commitments outstanding at March 31, 1997, are $10,874, $6,926, $4,890, $3,073, and $924,
respectively, for the fiscal years ending March 31, 1998, 1999, 2000, 2001, and 2002. Approximately $2,000 of these lease commitments remain accrued at March 31, 1997, as part of the restructuring charges referred to in Note 13.

13. RESTRUCTURING CHARGES

    The Company initiated a restructuring program in the quarter ending March 31, 1995, which resulted in a fiscal 1995 fourth-quarter pre-tax charge of $35,600. The program was designed to achieve greater efficiency and competitiveness, and to improve margins. Approximately $12,200 of the non-cash portion of the charge consists of accruals for certain pension-related liabilities in accordance with SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits."

    In mid-fiscal 1996, various executive management changes were made in the Defense Systems Group. As a result of these changes, new management re-evaluated business strategies for the Group, including its restructure plans and, while the significant components of the restructure plan did not change, the anticipated timing of certain severance and facility closure costs pushed into fiscal 1997. Cash expenditures under this restructuring program totaled approximately $9,000 and $12,000 in fiscal 1997 and fiscal 1996, respectively, primarily for employee-related costs. The Company experienced lower than expected severance costs under the restructure plan due to higher than expected employee attrition. As a result, the Company recorded credits of $1,900 and $3,200 in the fourth quarters of fiscal 1997 and 1996, respectively, to reduce the restructure accrual. The balance of the reserve at March 31, 1997, represents specifically identified incremental employee severance and facility closure costs expected to be incurred in fiscal 1998. Amounts charged for restructuring reserves include estimates of costs related to facility closure and employee severance costs which are subject to change in the near term (although not currently anticipated) due to changes in assumptions and the period over which such costs are expected to be incurred.

14. STOCKHOLDERS' EQUITY

    Changes in stockholders' equity are summarized below:

                                           COMMON STOCK
                                             $.01 PAR         ADDITIONAL   RETAINED     PENSION     UNEARNED       COST
(AMOUNTS IN THOUSANDS                 ----------------------    PAID-IN    EARNINGS    LIABILITY     COMPEN-     TREASURY
  EXCEPT SHARE DATA)                   SHARES      AMOUNT       CAPITAL    (DEFICIT)  ADJUSTMENT     SATION       SHARES
------------------------------------  ---------  -----------  -----------  ---------  -----------  -----------  -----------
Balance, March 31, 1994.............  9,818,416   $      98    $ 128,014   $ (28,491)  $  (7,085)   $    (556)   $      --
  Net loss..........................                                         (74,108)
  Treasury shares received..........    (61,784)                    (519)                                  52       (1,351)
  Pension liability adjustment......                                                       4,519
  Exercise of stock options.........    136,060           1          946                                             1,275
  Restricted stock grants...........     67,600           1        2,209                               (2,235)          25
  Amortization of restricted
    stock...........................                                                                    1,188
  Issuance to Hercules, Inc.........  3,862,069          39      111,961
  Stock value guarantees............                               3,606
  Stock options issued..............                               3,241                               (3,241)
  Other net issuances...............     27,091                      730                                                51
                                      ---------       -----   -----------  ---------  -----------  -----------  -----------
Balance, March 31, 1995.............  13,849,452        139      250,188    (102,599)     (2,566)      (4,792)          --
  Net income........................                                          47,801
  Treasury shares received..........   (983,333)        (10)                                               43      (37,080)
  Pension liability adjustment......                                                       1,377
  Exercise of stock options.........     80,223           1         (759)                                            2,701
  Restricted stock grants...........     19,200                      385                                 (836)         451
  Amortization of restricted
    stock...........................                                                                    3,033
                                      ---------       -----   -----------  ---------  -----------  -----------  -----------
Balance, March 31, 1996.............  12,965,542        130      249,814     (54,798)     (1,189)      (2,552)     (33,928)
  Net income........................                                          59,159
  Treasury shares received..........   (158,387)         (2)                                                        (7,195)
  Pension liability adjustment......                                                      (1,115)
  Exercise of stock options.........    157,023           2       (1,985)                                            5,978
  Restricted stock grants...........     27,000                      247                               (1,246)         999
  Amortization of restricted
    stock...........................                                                                    1,894
  Other net issuances...............     90,360           1          536                                  580        3,462
                                      ---------       -----   -----------  ---------  -----------  -----------  -----------
Balance, March 31, 1997.............  13,081,538  $     131    $ 248,612   $   4,361   $  (2,304)   $  (1,324)   $ (30,684)
                                      ---------       -----   -----------  ---------  -----------  -----------  -----------
                                      ---------       -----   -----------  ---------  -----------  -----------  -----------


(AMOUNTS IN THOUSANDS
  EXCEPT SHARE DATA)                    TOTAL
------------------------------------  ---------
Balance, March 31, 1994.............  $  91,980
  Net loss..........................    (74,108)
  Treasury shares received..........     (1,818)
  Pension liability adjustment......      4,519
  Exercise of stock options.........      2,222
  Restricted stock grants...........
  Amortization of restricted
    stock...........................      1,188
  Issuance to Hercules, Inc.........    112,000
  Stock value guarantees............      3,606
  Stock options issued..............
  Other net issuances...............        781
                                      ---------
Balance, March 31, 1995.............    140,370
  Net income........................     47,801
  Treasury shares received..........    (37,047)
  Pension liability adjustment......      1,377
  Exercise of stock options.........      1,943
  Restricted stock grants...........
  Amortization of restricted
    stock...........................      3,033
                                      ---------
Balance, March 31, 1996.............    157,477
  Net income........................     59,159
  Treasury shares received..........     (7,197)
  Pension liability adjustment......     (1,115)
  Exercise of stock options.........      3,995
  Restricted stock grants...........
  Amortization of restricted
    stock...........................      1,894
  Other net issuances...............      4,579
                                      ---------
Balance, March 31, 1997.............  $ 218,792
                                      ---------
                                      ---------

    The Company has authorized 5,000,000 shares of preferred stock, par value $1.00, none of which has been issued.

    The Company has authorized up to 2,620,679 shares to be granted under the 1990 Equity Incentive Plan of which 281,302 were available at March 31, 1997, for future grants. Stock options are granted periodically at the fair market value of the Company's common stock on the date of grant, and are generally exercisable from one to three years from the date of grant. Stock options covering an aggregate of 387,000 shares were issued on March 15, 1995, at $30.00 per share, pursuant to agreements entered into on October 27, 1994. This plan also provides for the issuance of 250,000 stock appreciation rights which may be issued in tandem with stock options. Restricted stock issued to non-employee directors and certain key employees totaled 27,000, 19,200, and 67,600 for the fiscal years ended March 31, 1997, 1996, and 1995, respectively. All restricted stock granted before August 10, 1994, became fully vested as of that date due to the change of control (see Note 16). Shares issued subsequent to that date total 101,700 and vest over periods of one to four years from the date of award. In fiscal 1997 net restricted shares of up to 16,800 shares were reserved for certain key officers which will vest on achievement of certain financial performance goals through fiscal 1999.

    In fiscal 1997, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." As permitted by SFAS No. 123, the Company has elected to continue following the guidance of APB 25 for measurement and recognition of stock-based transactions with employees. Accordingly, compensation cost has not been recognized for the awards made in the form of stock options. If compensation cost for the Company's stock-based compensation plan had been determined based on the fair value at the grant dates for awards under the plan (consistent with the method provided in SFAS No. 123), the Company's net income and earnings per share would have been reduced to the proforma amounts indicated below:

                                                                         YEARS ENDED
                                                                  --------------------------
                                                                    MAR. 31,      MAR. 31,
                                                                      1997          1996
                                                                  ------------  ------------
Net income.....................  As reported....................   $   59,159    $   47,801
                                 Proforma.......................   $   57,032    $   47,057
Earnings per share.............  As reported....................   $     4.41    $     3.56
                                 Proforma.......................   $     4.26    $     3.50

    A summary of the Company's stock option activity is as follows:

                                                                          YEARS ENDED
                                   ------------------------------------------------------------------------------------------
                                          MARCH 31, 1997                 MARCH 31, 1996                MARCH 31, 1995
                                   -----------------------------  ----------------------------  -----------------------------
                                               WEIGHTED AVERAGE              WEIGHTED AVERAGE               WEIGHTED AVERAGE
                                     SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE      SHARES     EXERCISE PRICE
                                   ----------  -----------------  ---------  -----------------  ----------  -----------------
Outstanding at beginning of
  year...........................     991,210      $   30.23        852,433      $   27.36         729,360      $   14.43
Granted..........................     150,650          46.28        232,340          39.08         701,271          30.36
Exercised........................    (157,023)         25.43        (80,223)         24.21        (136,060)         16.34
Canceled.........................     (88,504)         32.77        (13,340)         37.38        (442,138)         14.14
                                   ----------         ------      ---------         ------      ----------         ------
Outstanding at end of year.......     896,333      $   33.49        991,210      $   30.23         852,433      $   27.36
Options exercisable at year
  end............................     532,815          29.64        482,210          25.80         275,062          18.06
                                   ----------         ------      ---------         ------      ----------         ------
Weighted average fair value of
  options granted during the
  year...........................                  $   21.88                     $   18.29
                                                      ------                        ------
                                                      ------                        ------

    The weighted average fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model and represents the difference between fair market value on the date of grant and the estimated market value on the expected exercise date. The following weighted average assumptions were used for grants in fiscal 1997 and 1996, respectively: risk-free interest rates of 6.5 and 6.1 percent, expected volatility of 31.5 percent in both years, and expected lives of seven years in both years.

    A summary of stock options outstanding at March 31, 1997, is as follows:

                   OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
           -----------------------------------  ----------------------
                                    WEIGHTED                WEIGHTED
RANGE OF               REMAINING     AVERAGE                 AVERAGE
EXERCISE              CONTRACTUAL   EXERCISE                EXERCISE
 PRICES     SHARES       LIFE         PRICE      SHARES       PRICE
---------  ---------  -----------  -----------  ---------  -----------
$  10-$24    156,179     7.4 yrs    $   18.63     156,179   $   18.63
$  25-$30    273,000    13.0 yrs        30.00     145,000       30.00
$  31-$40    279,504     7.9 yrs        36.47     221,636       36.37
$  41-$52    187,650     9.1 yrs        46.49      10,000       47.25

    In fiscal 1995, limited stock appreciation rights (LSARs) were attached to 623,253 stock options, which became exercisable at the time of change of control (see Note 16). The Company offered to certain executive officers a note receivable and one stock option in exchange for deferring the LSAR payment through November 8, 1997. This offer was accepted for 152,371 LSARs and 282,767 LSARs were exercised. Non-executive officers were offered a Stock Value Guarantee (SVG) in exchange for their LSARs, in which the Company agreed to pay any holder the excess, if any, of the guaranteed minimum price of $34.75 over the amount that the holder receives upon the exercise of the stock option, and the simultaneous market transaction sale of the stock received upon such exercise, prior to the expiration date of June 30, 1997. SVGs were accepted on 188,115 shares of stock and 50,899 LSARs were exercised by non-executive officers.

    The Company initiated a $50,000 share repurchase plan in fiscal 1996. In connection with that plan, the Company has repurchased 1,122,580 shares of the Company's stock in the open market as of March 31, 1997, at an average price of $38.69 per share, for an aggregate amount of $43,400.

    In accordance with SFAS No. 87, "Employer's Accounting for Pensions," the Company has recognized the minimum liability for underfunded pension plans equal to the excess of the accumulated benefit obligation over plan assets. A corresponding amount is recognized as an intangible asset to the extent of any unrecognized prior service cost, with the remaining balance recorded as reduction to equity. As of March 31, 1997, the minimum pension liability in excess of the unrecognized prior service cost was $2,304.

15. CONTINGENCIES

    As a U.S. Government contractor, the Company is subject to defective pricing and cost accounting standards noncompliance claims by the Government. Additionally, the Company has substantial Government contracts and subcontracts, the prices of which are subject to adjustment. The Company believes that resolution of such claims and price adjustments made or to be made by the Government for open fiscal years (1987 through 1997) will not materially exceed the amount provided in the accompanying balance sheets.

    The Company is a defendant in numerous lawsuits that arise out of, and are incidental to, the conduct of its business. Such matters arise out of the normal course of business and relate to product liability, government regulations, including environmental issues, and other issues. Certain of the lawsuits and claims seek damages in very large amounts. In these legal proceedings, no director, officer, or affiliate is a party or a named defendant.

    The Company is involved in three "qui tam" lawsuits brought by former employees of the Aerospace operations acquired from Hercules. One involves allegations relating to submission of false claims and records, delivery of defective products, and a deficient quality control program. The second involves allegations of mischarging of work performed under Government contracts, misuse of Government equipment, other acts of financial mismanagement and wrongful termination claims. The Government did not join in either of these lawsuits. Under the terms of the agreements relating to the Aerospace acquisition, all litigation and legal disputes arising in the ordinary course of operations will be assumed by the Company except for a few specific lawsuits and disputes including the two qui tam lawsuits referred to above. The Company has agreed to indemnify and reimburse Hercules for a portion of litigation costs incurred, and a portion of damages, if any, awarded in these lawsuits. Under terms of the purchase agreement with Hercules, the Company's maximum settlement liability is approximately $4,000, for which the Company has fully reserved at March 31, 1997. In the third qui tam lawsuit, the Company received a partially unsealed complaint in March 1997 alleging labor mischarging on a government contract. Damages are not specified. The Government is currently investigating the claim and has not determined whether it will join the lawsuit. In late fiscal 1997, the Company was also served with two complaints in civil actions alleging violations of the False Claims Act and the Truth in Negotiations Act. The complaints allege defective pricing on two separate Government contracts. Damages in either case were not specified.

    While the results of litigation and other proceedings cannot be predicted with certainty, in the opinion of management, the actions seeking to recover damages against the Company either are without merit, are covered by insurance and reserves, do not support any grounds for cancellation of any contract, or are not likely to materially affect the financial condition or results of operations of the Company, although the resolution of any of such matters during a specific period could have a material effect on the quarterly or annual operating results for that period.

    It is reasonably possible that management's current estimates of liabilities for the above contingencies could change in the near term, as more definitive information becomes available.

16. CHANGE OF CONTROL

    In August 1994, six new directors nominated by Capstay Partners, L.P. were elected to the Company's Board of Directors, resulting in a "change of control" as defined in the Company's compensation and benefit plans and in agreements with certain employees. These change of control agreements resulted in the Company incurring an "unusual charge" totaling $23,039 in fiscal 1995.

17. LITIGATION SETTLEMENT

    The Company had been a defendant in a "qui tam" lawsuit by claimants, including present and former employees of Accudyne Corporation, alleging violations of the False Claims Act. The alleged violations occurred prior to the acquisition of Accudyne by the Company in October 1993.

    To avoid the expense and disruption of protracted litigation, on June 23, 1995, the Company and claimants reached agreement to settle the lawsuit. Terms of the agreement include payment by the Company of $12,000, consisting of payments of $500 and $3,000 in 1995 and 1996, respectively, and payments to be made of $4,000 in April 1997 and $4,500 in June 1998, plus interest at the three-year Treasury Bill rate. Accordingly, the Company recorded an unusual charge of $15,000 as of the fourth quarter of fiscal 1995, which includes legal costs of approximately $3,000 which were agreed to be paid for by the Company.

18. DISCONTINUED OPERATIONS

    MARINE SYSTEMS GROUP--On December 22, 1996, the Company entered into an agreement to sell its Marine Systems Group, including substantially all assets of that business, to Hughes Aircraft Company for $141,000 in cash. The sale was completed on February 28, 1997, resulting in a pre-tax gain to the Company of approximately $27,200 ($17,681, after tax), which the Company recognized in the fourth quarter. The Company has accounted for the operations of the Marine Systems Group as discontinued operations in these financial statements.

    DEMILITARIZATION OPERATIONS--During fiscal 1994, the Company entered into two joint ventures in Belarus and Ukraine for the purpose of establishing demilitarization operations in those countries. In March 1996, Company management, after evaluating its strategic plans for the future, elected to discontinue its ownership of foreign demilitarization businesses ("Demilitarization operations"). Accordingly, the Company began actions to transfer ownership of the joint ventures to host country governments or their agents and in the fourth quarter of fiscal 1996, the Company estimated and recorded a $6,240 loss on disposal of discontinued operations (net of tax benefit of $4,160).

    During fiscal 1997, the Company stopped production efforts, and completed its withdrawal from the Belarus operation. In the fourth quarter of fiscal 1997, the Company reached agreement with the Ukrainian government to transfer the Company's interests in the operation to the Ukrainian government after payment of a $19.8 million non-interest bearing long-term note receivable. Management's best estimate of the value received for the net assets transferred under the contractual obligation, after discounting for interest, is currently estimated to be approximately $8.7 million, and is recorded on the balance sheet as "Net assets of discontinued operations" at March 31, 1997. The Company has also provided a letter of credit to support approximately $2,500 of bank borrowings of the demilitarization operations. Amounts estimated and recorded as net assets of discontinued operations include significant assumptions made with regard to the ultimate proceeds expected to be received and the timing that such proceeds are expected to be received. These estimates are subject to changes in the near term (although are not currently expected to) due to changes in assumptions. Those changes could have a material impact on the Company's results in that period.

    The consolidated income statements of the Company reflect the operating results and the gain (loss) on disposal of discontinued operations separately from continuing operations. The components of the loss from discontinued operations are summarized as follows:

                                                                  YEARS ENDED
                                                    ----------------------------------------
                                                      MAR. 31,      MAR. 31,      MAR. 31,
                                                        1997          1996          1995
                                                    ------------  ------------  ------------
Sales.............................................   $  107,746    $  186,677    $  284,872
Income from discontinued operations...............        7,415         5,071           456
Gain (loss) on disposal of assets.................       27,200       (10,400)           --
Income tax (expense) benefit......................      (12,115)        4,706            --
Gain (loss) from discontinued operations..........   $   22,500    $     (623)   $      456

19. ENVIRONMENTAL REMEDIATION LIABILITIES

    The Company is subject to various local and national laws relating to protection of the environment and is in various stages of investigation or remediation of potential, alleged, or acknowledged contamination. In October 1996, the AICPA issued SOP 96-1 "Environmental Remediation Liabilities," which required a change in, and provided clarification to, the manner in which companies measure and recognize costs associated with environmental remediation liabilities. Under the provisions of the SOP, the most significant change in accounting for the Company is that all future anticipated ongoing monitoring and maintenance costs associated with known remediation sites is required to be accrued. Such costs were previously expensed as incurred. The Company elected to adopt the provisions of the new rule early, as is permitted under the SOP, which resulted in a non-cash charge of $17.4 million in the fourth quarter of fiscal 1997. The charge is classified in cost of sales expenses in the Company's consolidated income statement for the quarter ending March 31, 1997. At March 31, 1997, the accrued liability for environmental remediation of $34.8 million represents management's best estimate of the probable and reasonably estimable costs related to the Company's known remediation obligations. It is expected that a significant portion of the Company's environmental costs will be reimbursed to the Company. As collection of those reimbursements is estimated to be probable, the Company has recorded amounts receivable of approximately $10.6 million at March 31, 1997. Such receivable primarily represents the reimbursement of costs associated with the Aerospace operations. As part of the Aerospace acquisition, the Company generally assumed responsibility for environmental compliance at Aerospace operations facilities. It is expected that much of the compliance and remediation costs associated with these facilities will be reimbursable under U.S. Government contracts, and that those environmental remediation costs not covered through such contracts will be covered by Hercules under various agreements. The Company's accrual for environmental remediation liabilities and the associated receivable for reimbursement have been discounted, and are recorded net of $10 million and $3 million, respectively, to reflect the present value of the expected future cash flows, using a discount rate net of estimated inflation of 5%. It is expected the fiscal 1998 environmental expenditures, net of expected recoveries, will approximate $5.2 million. Amounts payable/receivable in periods beyond fiscal 1998 have been classified as non-current on the Company's March 31, 1997, balance sheet. At March 31, 1997, the estimated aggregate undiscounted amounts payable for environmental remediation costs, net of expected reimbursements, are approximately $5.2, $5.0, $3.3, $1.7, and $1.4 million for the fiscal years ending March 31, 1998, 1999, 2000, 2001, and 2002, respectively. Estimated amounts payable thereafter total $14.6 million. At March 31, 1997, the estimated discounted range of reasonably possible costs of study and remediation is between $34 million and $70 million. The Company does not anticipate that resolution of the environmental contingencies in excess of amounts accrued, net of recoveries, will materially affect future operating results.

20. SUPPLEMENTAL CASH FLOW INFORMATION

    Net income taxes paid (refunded) in the fiscal years ended March 31, 1997, 1996, and 1995, totaled $107, $100, and $(1,100), respectively.

    Amounts paid for interest were $39,015, $40,736, and $8,715 for fiscal 1997, 1996, and 1995, respectively. Amounts received for interest in those same periods were $689, $1,789, and $564, respectively. The significant change in interest paid during fiscal 1996, compared to fiscal 1995, reflects payments of interest on debt issued in connection with the March 15, 1995, acquisition of the Aerospace operations.

21. ACQUISITION

    On March 15, 1995, the Company acquired the Aerospace operations (Aerospace acquisition) of Hercules for $276,776 in cash (net of a $29,115 purchase price reimbursement received by the Company in fiscal 1996 from Hercules, reflecting finalization of the purchase price), and 3.86 million shares of Common Stock valued at $112,000, for an aggregate purchase price of approximately $388,776. Unaudited pro forma results of operations of the Company for the year ended March 31, 1995, as if the acquisition had been completed at the beginning of the period are:

                                                                                   YEAR ENDED
                                                                                    MAR. 31,
                                                                                      1995
                                                                                  ------------
Sales...........................................................................   $1,120,822
Income (loss) before cumulative effect of accounting change.....................   $   (7,306)
Income (loss) per share from continuing operations..............................   $     (.78)

    The unaudited pro forma results of operations are not necessarily indicative of the results of operations that would have occurred had the businesses actually been combined during the period presented nor is this information indicative of expected future results of operations.

    The Company used the purchase method of accounting to account for the Aerospace acquisition. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on fair value. The excess of purchase price over the estimated fair value of the assets acquired, approximately $118,000, has been recorded as goodwill, and is being amortized over 40 years.

22. BUSINESS SEGMENT INFORMATION

    The Company operates one business segment which is involved in the production of various types of defense systems. The Aerospace Systems Group designs, develops, and manufactures launch vehicle systems, solid propulsion systems, munitions propellants, composite structures, and decoy flares. The Defense Systems Group designs, develops, and manufactures ammunition, fuzes, shoulder-fired weapons, smart weapons/ munitions, antitank mines, warheads, air-delivered munition, artillery fire control, battlefield monitoring systems, unmanned aerial vehicles, and defense electronics systems. The Emerging Business Group consists of three primary business units: Global Environmental Solutions, Power Sources Center, and Advanced Technology Applications.

    The Company's sales are predominantly derived from contracts with agencies of, and prime contractors to, the U.S. Government. The various U.S. Government customers exercise independent purchasing decisions, and sales to the U.S. Government generally are not regarded as constituting sales to one customer, but instead, each contracting entity is considered to be a separate customer. During fiscal 1997, approximately 85% of the Company's sales were derived from contracts with the U.S. Government or U.S. Government prime contractors. Export sales to customers were $75,014, $71,929, and $51,975 in fiscal years 1997, 1996, and 1995, respectively.

    The following summarizes the Company's sales to the U.S. Government and total sales by business group.

                                                                  YEARS ENDED
                                                    ----------------------------------------
                                                      MAR. 31,      MAR. 31,      MAR. 31,
                                                        1997          1996          1995
                                                    ------------  ------------  ------------
U.S. Government contract sales....................   $  927,068    $  887,502    $  441,166
                                                    ------------  ------------  ------------
Sales by business group:
  Aerospace Systems...............................   $  593,269    $  568,568    $   20,269(1)
  Defense Systems.................................      497,715       454,694       472,931
  Emerging Business...............................       41,448        30,985        10,990
  Intercompany sales eliminations.................      (43,035)      (33,642)           --
                                                    ------------  ------------  ------------
Total.............................................   $1,089,397    $1,020,605    $  504,190
                                                    ------------  ------------  ------------
                                                    ------------  ------------  ------------

------------------------

(1) Represents operations from March 15, 1995, through March 31, 1995, from the Aerospace acquisition.

23. QUARTERLY FINANCIAL DATA (UNAUDITED)

    Quarterly financial data is summarized for the years ended March 31, 1997, and 1996 as follows:

                                                       FISCAL YEAR 1997 QUARTER ENDED
                                               ----------------------------------------------
                                                JUNE 30     SEP. 29     DEC. 29     MAR. 31
                                               ----------  ----------  ----------  ----------
Sales........................................  $  230,173  $  247,648  $  300,785  $  310,791
Gross margin.................................      36,159      42,323      50,700      35,078
Income from continuing operations............       7,614      11,323      16,200       1,522
    Per share................................         .57         .85        1.20         .11
Net income...................................       9,904      12,827      17,225      19,203
    Per share................................         .74         .96        1.28        1.43

                                                       FISCAL YEAR 1996 QUARTER ENDED
                                               ----------------------------------------------
                                                 JULY 2      OCT. 1     DEC. 31     MAR. 31
                                               ----------  ----------  ----------  ----------
Sales........................................  $  242,786  $  232,721  $  257,097  $  288,001
Gross margin.................................      41,049      42,845      43,660      58,753
Income from continuing operations............       6,595       9,574      11,624      20,631
    Per share................................         .48         .72         .87        1.54
Net income...................................      10,065      11,186      12,494      14,056
    Per share................................         .74         .84         .93        1.05

    The adoption of SOP 96-1, which relates to accounting for environmental remediation liabilities, resulted in a charge to income from continuing operations of $17,442 in the fourth quarter of fiscal 1997 (see Note 19).

    The Company completed the sale of its Marine Systems Group to Hughes Aircraft Company on February 28, 1997. As a result, the Company recorded a gain on the sale of discontinued operations, net of income taxes, of $17,681 during the fourth quarter of fiscal 1997 (see Note 18).

    Income from the results of discontinued operations, net of income taxes, was $2,290, $1,504, and $1,025 for the first, second, and third quarters of fiscal 1997, respectively. Fourth-quarter fiscal 1997 net operating results of the Marine Systems Group are reflected as a component of the gain on the sale of the discontinued operations.

    Income (loss) from discontinued operations, net of income taxes was $3,470, $1,612, $870, and $(335) for the first, second, third, and fourth quarters of fiscal 1996, respectively. The fourth-quarter results for fiscal 1996 were additionally affected by an after-tax charge of $6,240 for the estimated loss on disposal of discontinued operations.

    Following is a summary of the Company's stock price for the past three years.

                                                          COMMON STOCK PRICE
                                                         --------------------
QUARTER ENDED                                              HIGH        LOW
-------------------------------------------------------  ---------  ---------
March 31, 1997.........................................  $   54.75  $   42.00
December 29, 1996......................................      57.38      47.63
September 29, 1996.....................................      53.50      46.25
June 30, 1996..........................................      49.13      43.75
March 31, 1996.........................................      50.50      46.25
December 31, 1995......................................      53.00      44.63
October 1, 1995........................................      47.50      41.50
July 2, 1995...........................................      41.75      35.63
March 31, 1995.........................................      40.38      34.88
January 1, 1995........................................      40.63      27.25
October 2, 1994........................................      33.63      28.50
July 3, 1994...........................................      29.75      21.75
March 31, 1994.........................................      29.75      23.75

    The Company does not currently pay dividends on its common stock.

                   CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

                                                               QUARTERS ENDED             SIX MONTHS ENDED
                                                         --------------------------  --------------------------
                                                         SEPTEMBER 28  SEPTEMBER 29  SEPTEMBER 28  SEPTEMBER 29
                                                             1997          1996          1997          1996
                                                         ------------  ------------  ------------  ------------

                                                                  (IN THOUSANDS EXCEPT PER SHARE DATA)
Sales..................................................   $  266,954    $  247,648    $  518,593    $  477,821
Cost of sales..........................................      221,125       205,325       429,044       399,338
                                                         ------------  ------------  ------------  ------------
Gross margin...........................................       45,829        42,323        89,549        78,483
Operating expenses
  Research and development.............................        2,636         4,344         4,674         7,144
  Selling..............................................        8,801         8,040        19,049        15,218
  General and administrative...........................       12,127         9,475        22,271        19,263
                                                         ------------  ------------  ------------  ------------
      Total operating expenses.........................       23,564        21,859        45,994        41,625
                                                         ------------  ------------  ------------  ------------
Income from operations.................................       22,265        20,464        43,555        36,858
  Miscellaneous income (expense).......................          (36)          (96)           64           150
                                                         ------------  ------------  ------------  ------------
Earnings before interest and taxes.....................       22,229        20,368        43,619        37,008
  Interest expense.....................................       (7,380)       (9,106)      (14,937)      (18,386)
  Interest income......................................        1,071            61         1,896           316
                                                         ------------  ------------  ------------  ------------
Income from continuing operations......................       15,920        11,323        30,578        18,938
Income from discontinued operations, net of income
  taxes................................................       --             1,504        --             3,793
                                                         ------------  ------------  ------------  ------------
Net income.............................................   $   15,920        12,827        30,578        22,731
                                                         ------------  ------------  ------------  ------------
                                                         ------------  ------------  ------------  ------------
Earnings per common and common equivalent share:
  Continuing operations................................   $     1.18           .85          2.28          1.42
  Discontinued operations..............................       --               .11        --               .28
                                                         ------------  ------------  ------------  ------------
  Net income...........................................   $     1.18           .96          2.28          1.70
                                                         ------------  ------------  ------------  ------------
                                                         ------------  ------------  ------------  ------------
Average number of common and common equivalent shares
  (thousands)..........................................       13,496        13,421        13,407        13,383
                                                         ------------  ------------  ------------  ------------
                                                         ------------  ------------  ------------  ------------

          See Notes to Consolidated Financial Statements (Unaudited).

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                                                SEPTEMBER 28, 1997  MARCH 31, 1997
                                                                                ------------------  --------------
                                                                                 (IN THOUSANDS EXCEPT SHARE DATA)
ASSETS
Current assets:
  Cash and cash equivalents...................................................     $     86,608      $    122,491
  Marketable securities.......................................................              378               378
  Receivables.................................................................          190,294           191,675
  Net inventory...............................................................           59,233            68,125
  Deferred income tax asset...................................................           37,244            37,244
  Other current assets........................................................            7,437             5,329
                                                                                       --------     --------------
    Total current assets......................................................          381,194           425,242
Net property, plant, and equipment............................................          338,817           355,560
Goodwill......................................................................          121,917           123,618
Deferred charges..............................................................           10,107            10,925
Prepaid and intangible pension assets.........................................           82,896            80,569
Other assets..................................................................            2,021               116
Net assets of discontinued operations.........................................            9,654             8,674
                                                                                       --------     --------------
    Total assets..............................................................     $    946,606      $  1,004,704
                                                                                       --------     --------------
                                                                                       --------     --------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt...........................................     $     30,475            29,024
  Notes payable...............................................................              931             2,302
  Accounts payable............................................................           67,704            85,451
  Contract advances and allowances............................................           46,336            64,500
  Accrued compensation........................................................           23,366            28,392
  Accrued income taxes........................................................            7,049             9,156
  Accrued restructuring and facility consolidation............................           11,776            23,414
  Other accrued liabilities...................................................           77,298            83,958
                                                                                       --------     --------------
    Total current liabilities.................................................          264,935           326,197
Long-term debt................................................................          221,108           237,071
Post-retirement and post-employment benefits liability........................          139,868           143,373
Pension liability.............................................................           33,408            37,079
Other long-term liabilities...................................................           37,902            42,192
                                                                                       --------     --------------
    Total liabilities.........................................................          697,221           785,912
Stockholders' Equity:
  Common stock--$.01 par value
    Authorized--20,000,000 shares
    Issued and outstanding 13,122,351 shares at September 28, 1997 and
    13,081,538 at March 31, 1997..............................................              131               131
Additional paid-in-capital....................................................          247,698           248,612
Retained earnings.............................................................           34,939             4,361
Unearned compensation.........................................................           (1,570)           (1,324)
Pension liability adjustment..................................................           (2,304)           (2,304)
Common stock in treasury, at cost (741,262 shares held at September 28, 1997
  and 782,075 at March 31, 1997)..............................................          (29,509)          (30,684)
                                                                                       --------     --------------
    Total stockholders' equity................................................          249,385           218,792
                                                                                       --------     --------------
    Total liabilities and stockholders' equity................................     $    946,606      $  1,004,704
                                                                                       --------     --------------
                                                                                       --------     --------------

          See Notes to Consolidated Financial Statements (Unaudited).

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                                       SIX MONTHS ENDED
                                                                            --------------------------------------
                                                                            SEPTEMBER 28, 1997  SEPTEMBER 29, 1996
                                                                            ------------------  ------------------
                                                                                        (IN THOUSANDS)
OPERATING ACTIVITIES
Net income................................................................      $   30,578          $   22,731
Adjustments to net income to arrive at
  cash used for operations:
    Depreciation..........................................................          20,839              22,876
    Amortization of intangible assets
      and unearned compensation...........................................           3,111               3,982
    Loss (gain) on disposal of property...................................              76                 (90)
    Changes in assets and liabilities:
      Receivables.........................................................           1,381              (3,776)
      Inventory...........................................................           8,892                (989)
      Accounts payable....................................................         (17,747)            (24,780)
      Contract advances and allowances....................................         (18,164)              2,124
      Accrued compensation................................................          (5,026)             (3,632)
      Accrued income taxes................................................          (2,107)               (206)
      Accrued restructuring and facility consolidation....................         (11,638)            (12,238)
      Accrued environmental liability.....................................            (324)             (1,335)
      Other assets and liabilities........................................         (20,487)            (13,136)
    Operating activities of discontinued operations.......................            (980)            (12,020)
                                                                                   -------             -------
Cash used for operations..................................................         (11,596)            (20,489)
                                                                                   -------             -------
INVESTING ACTIVITIES
Capital expenditures......................................................          (6,015)            (11,655)
Acquisition of business...................................................          (2,000)
Proceeds from disposition of property, plant, and equipment...............             158               2,380
Investing activities of discontinued operations...........................              --                (960)
                                                                                   -------             -------
Cash used for investing activities........................................          (7,857)            (10,235)
                                                                                   -------             -------
FINANCING ACTIVITIES
Net borrowings on line of credit..........................................              --              12,000
Payments made on long-term debt...........................................         (14,512)            (22,500)
Net purchase of treasury shares...........................................          (5,054)             (2,341)
Proceeds from exercised stock options.....................................           4,508               1,715
Other financing activities, net...........................................          (1,372)               (431)
                                                                                   -------             -------
Cash used for financing activities........................................         (16,430)            (11,557)
                                                                                   -------             -------
Decrease in cash and cash equivalents.....................................         (35,883)            (42,281)
Cash and cash equivalents--beginning of period............................         122,491              45,532
                                                                                   -------             -------
Cash and cash equivalents--end of period..................................      $   86,608          $    3,251
                                                                                   -------             -------
                                                                                   -------             -------

          See Notes to Consolidated Financial Statements (Unaudited).

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    1. In interim accounting periods, the Company absorbs operating expenses based upon sales volume using the anticipated relationship of such costs to sales for the year. Accordingly, the Company had $2.2 million and $4.8 million of underabsorbed operating expenses recorded in other current assets at September 28, 1997, and September 29, 1996, respectively. Unabsorbed expenses at September 28, 1997, will be absorbed over the remainder of fiscal 1998.

    2. During the six months ended September 28, 1997, the Company made principal payments on its Bank Term Loan of $14.5 million. No borrowings were outstanding against its revolving line of credit at September 28, 1997. Letters of credit totaling $36.9 million reduced the available line of credit to $238.1 million.

    The remaining scheduled minimum loan payments on outstanding long-term debt are as follows: fiscal 1998, $14.6 million; fiscal 1999, $31.9 million; fiscal 2000, $31.9 million; fiscal 2001, $23.2 million; fiscal 2002 and thereafter, $150.0 million.

    3. The major categories of other current and long-term accrued liabilities are as follows:

                                                                                           PERIOD ENDING
                                                                                -----------------------------------
                                                                                SEPTEMBER 28, 1997   MARCH 31, 1997
                                                                                -------------------  --------------
Employee benefits and insurance...............................................          32,199             35,546
Legal accruals................................................................          21,266             25,041
Other accruals................................................................          23,833             23,371
                                                                                        ------            -------
Other accrued liabilities-current.............................................          77,298             83,958
                                                                                        ------            -------
                                                                                        ------            -------
Litigation settlement--long-term..............................................          --                  4,500
Environmental remediation liability...........................................          18,844             19,169
Deferred tax liability........................................................          18,462             18,462
Other long-term...............................................................             596                 61
                                                                                        ------            -------
Other long-term liabilities...................................................          37,902             42,192
                                                                                        ------            -------
                                                                                        ------            -------

    The decrease in other accrued liabilities since March 31, 1997 primarily represents payments made for legal settlement and litigation matters, including the $4.0 million installment paid in April 1997 in connection with the Accudyne "qui tam" settlement, reached in June 1995.

    4. Alternative minimum taxes of $2.1 million were paid during the six-month period ended September 28, 1997. No taxes were paid for the comparable period of the prior year. The effective income tax rate of 0% on continuing operations in the current six-month period reflects recognition and utilization of $30.6 million of available federal and state loss carryforwards (gross) for tax purposes.

    5. During fiscal 1996, the Company began a program to repurchase up to $50.0 million of its common stock. During the six-months ended September 28, 1997, the Company repurchased an additional 139,600 shares for approximately $6.0 million. The Company has substantially completed its stock repurchase program, having repurchased approximately 1.26 million shares of common stock over the life of the program, at an average price of $39.09 per share, for an aggregate cost of $49.4 million.


    On October 24, 1997, the Company entered into an agreement with Hercules Incorporated providing for the disposition of the 3.86 million shares of Alliant common stock held by Hercules. The shares represent the stock issued by the Company in connection with the March 15, 1995 acquisition of the Hercules Aerospace Company operations from Hercules.



    Under the agreement with Hercules, Alliant will register for public offering approximately 2.81 million shares held by Hercules. No new shares will be issued in the offering, and Alliant will not receive any of the proceeds of the offering. The remaining shares held by Hercules will be subject to a put/call arrangement under which Hercules can require the Company to purchase the shares in four equal installments during 1998, and the Company can require Hercules to sell the shares to the Company in four equal installments during 1998. The price for shares purchased under the put/call arrangement will be equal to the per share net proceeds realized by Hercules in the secondary public offering, plus simple interest at a rate of 6.25%. The Company's present intention is to purchase the shares covered by the put/ call arrangement.


    On October 27, 1997, the Company announced that its Board of Directors had authorized the repurchase of up to an additional 1.0 million shares of common stock on the open market. It is currently expected that any purchases made under this buy-back plan would be subject to market conditions and the Company's compliance with its debt covenants. The Company's debt covenants currently permit it to spend up to approximately $60 million for share repurchases. The Company intends to seek to amend its bank credit agreement covenants to permit the additional share repurchases. There can be no assurance that the Company will repurchase all or any portion of the shares or as to the timing or terms thereof.


    6. Contingencies:

    As a U.S. Government contractor, the Company is subject to defective pricing and cost accounting standards non-compliance claims by the government. Additionally, the Company has substantial government contracts and subcontracts, the prices of which are subject to adjustment. The Company believes that resolution of such claims and price adjustments made or to be made by the government for open fiscal years (1994 through 1997) will not materially exceed the amount provided in the accompanying balance sheets.

    The Company is subject to various local and national laws relating to protection of the environment and is in various stages of investigation or remediation of potential, alleged, or acknowledged contamination. The Company records environmental remediation and the related ongoing monitoring and maintenance liabilities when the event obligating the Company has occurred and the cost is both probable and reasonably estimable. At September 28, 1997, the accrued liability for environmental remediation of $34.5 million represents management's best estimate of the probable and reasonably estimable costs related to the Company's known remediation obligations. It is expected that a portion of the Company's environmental costs will be reimbursed to the Company. As collection of those reimbursements is estimated to be probable, the Company has recorded amounts receivable of approximately $10.6 million at September 28, 1997. Such receivable primarily represents the expected reimbursement of costs associated with the operations acquired from Hercules Incorporated in March 1995 (Aerospace acquisition). As part of the Aerospace acquisition, the Company generally assumed responsibility for environmental compliance at the acquired facilities. It is expected that much of the compliance and remediation costs with respect to these facilities will be reimbursable through pricing adjustments in U.S. Government contracts, and that those environmental remediation costs not covered through such contracts will be covered by Hercules under various agreements. The Company's accrual for environmental remediation liabilities and the associated receivable for reimbursement have been discounted, and are recorded net of $10 million and $3 million, respectively, to reflect the present value of the expected future cash flows, using a discount rate, net of estimated inflation, of 5%. At September 28, 1997, the estimated discounted range of reasonably possible costs of study and remediation is between $34 million and $70 million. The Company does not anticipate that resolution of the environmental contingencies in excess of amounts accrued, net of recoveries, will materially affect future operating results. In future periods, new laws, rules and regulations, advances in technologies, outcomes of negotiations/litigations with regulatory authorities and other parties, additional information about the ultimate remedy selected at new and existing sites, changes in the extent and type of site utilization, the number of parties found liable at each site, and their ability to pay could significantly change the Company's estimates.

    The Company is a defendant in numerous lawsuits that arise out of, and are incidental to, the conduct of its business. Such matters arise out of the normal course of business and relate to product liability, government regulations, including environmental issues, and other issues. Certain of the lawsuits and claims seek damages in very large amounts. In these legal proceedings, no director, officer, or affiliate is a party or a named defendant.

    The Company is involved in three "QUI TAM" lawsuits brought by former employees of the operations acquired from Hercules in March 1995. One involves allegations relating to submission of false claims and records, delivery of defective products, and a deficient quality control program. The second involves allegations of mischarging of work performed under government contracts, misuse of government equipment, other acts of financial mismanagement and wrongful termination claims. The government did not join in either of these lawsuits. Under the terms of the agreements relating to the Aerospace acquisition, all litigation and legal disputes arising in the ordinary course of the acquired operations will be assumed by the Company except for a few specific lawsuits and disputes including the two QUI TAM lawsuits referred to above. The Company has agreed to indemnify and reimburse Hercules for a portion of litigation costs incurred, and a portion of damages, if any, awarded in these lawsuits. Under terms of the purchase agreement with Hercules, the Company's maximum settlement liability is approximately $4 million, for which the Company has fully reserved at September 28, 1997. In the third QUI TAM lawsuit, the Company received a partially unsealed complaint in March 1997 alleging labor mischarging on a government contract. Damages are not specified. The government is currently investigating the claim and has not determined whether it will join the lawsuit. In late fiscal 1997, the Company was also served with two complaints in civil actions alleging violations of the False Claims Act and the Truth in Negotiations Act of which one has subsequently been settled during the quarter, without material impact to the Company. The remaining complaint alleges defective pricing on a government contract. Damages were not specified.

    While the results of litigation cannot be predicted with certainty, management believes, based upon the advice of counsel, that the actions seeking to recover damages against the Company either are without merit, are covered by insurance and reserves, do not support any grounds for cancellation of any contract, or are not likely to materially affect the financial condition or results of operations of the Company, although the resolution of any of such matters during a specific period could have a material effect on the quarterly or annual operating results for that period.

    It is reasonably possible that management's current estimates of liabilities for the above contingencies could change in the near term, as more definitive information becomes available.

    7. Interest paid during the three and six-month periods ended September 28, 1997 totaled $11.4 and $14.4 million, respectively. Interest paid during the three and six-month periods ended September 29, 1996 totaled $14.3 and $20.1 million, respectively.

    The Company has entered into interest rate swap agreements as hedging transactions to protect against increases in market interest rates on its floating rate bank financing. At September 28, 1997, the notional amount of interest rate swap agreements was $50.0 million. Under the swap agreements, the Company currently pays an average fixed rate of 6.3% and receives interest at a rate equal to three-month LIBOR (5.7% at September 28, 1997). These agreements have a remaining term of 9 months.

    During the quarter, the Company entered into treasury rate-lock agreements to hedge against increases in market interest rates on the anticipated refinancing of its senior subordinated notes, which are callable on March 1, 1999. These agreements provide for a rate lock of 6.15% on the then most recently issued U.S. 10-year treasury note between now and March 1, 1999, on a notional amount of $100 million. The Company's actual refinancing rate will depend on its credit rating and respective borrowing margin over the treasury rate at that time.

    8. Effective April 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." As permitted by SFAS No. 123, the Company has elected to continue following the guidance of Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees" for measurement and recognition of stock-based transactions with employees, and therefore the adoption of SFAS No. 123 did not have a significant impact on the Company's financial position or results of operations.

    9. Earnings per common share are computed based upon the weighted average number of common shares and common equivalent shares, consisting of the dilutive effect of stock options outstanding during each year. Earnings per common share assuming full dilution are substantially the same.

    In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, "Earnings Per Share," which will require companies to present basic earnings per share (EPS) and diluted earnings per share, instead of the primary and fully diluted EPS that is currently required. The new standard requires additional informational disclosures and also makes certain modifications to the currently applicable EPS calculations defined in Accounting Principles Board No. 15. The new standard is required to be adopted by all public companies for reporting periods ending after December 15, 1997 (the Company's third quarter of fiscal 1998), and will require restatement of EPS for all prior periods reported. Under the requirements of SFAS No. 128, the Company's EPS would be as follows:

                                                                                          QUARTERS ENDED
                                                                            ------------------------------------------
                                                                            SEPTEMBER 28, 1997    SEPTEMBER 29, 1996
                                                                            -------------------  ---------------------
Basic earnings per share:
  Continuing operations...................................................            1.22                   .87
  Discontinued operations.................................................          --                       .12
                                                                                     -----                   ---
Total Basic Earnings Per Share............................................       $    1.22             $     .99
                                                                                     -----                   ---
                                                                                     -----                   ---
Diluted earnings per share:
  Continuing operations...................................................            1.18                   .85
  Discontinued operations.................................................          --                       .11
                                                                                     -----                   ---
Total Diluted Earnings Per Share..........................................       $    1.18             $     .96
                                                                                     -----                   ---
                                                                                     -----                   ---

    10. Certain reclassifications have been made to the fiscal 1997 financial statements, as previously reported, to conform to the current classification. These reclassifications did not affect the net income from operations, as previously reported.

    11. The figures set forth in this quarterly report are unaudited but, in the opinion of the Company, include all adjustments necessary for a fair presentation of the results of operations for the three and six month periods ended September 28, 1997, and September 29, 1996. The Company's accounting policies are described in the notes to financial statements in its fiscal 1997 Annual Report on Form 10-K.

    12. On October 10, 1996, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position 96-1 (SOP 96-1) entitled "Environmental Remediation Liabilities." The SOP provides authoritative guidance on specific accounting issues relative to recognition, measurement, display, and disclosure of environmental remediation liabilities. The Company adopted SOP 96-1 in the fourth quarter of fiscal 1997.

    13. In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income," which requires businesses to disclose comprehensive income and its components in the Company's general-purpose financial statements. Additionally, the FASB also issued SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information." Both statements require additional disclosure only, and as such, are expected to have no financial impacts to the Company. The statements are effective for the Company's fiscal year ended March 31, 1999.

                                     [LOGO]

[ALTERNATE INTERNATIONAL COVER]

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED OCTOBER 31, 1997



                                2,812,069 SHARES



                            ALLIANT TECHSYSTEMS INC.



                                  COMMON STOCK

                               -----------------


OF THE 2,812,069 SHARES OF COMMON STOCK OF THE COMPANY (THE "COMMON STOCK") OFFERED HEREBY (THE "OFFERING"), 562,414 SHARES ARE BEING OFFERED INITIALLY
  OUTSIDE THE UNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS AND 2,249,655 SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND
    CANADA BY THE U.S. UNDERWRITERS. ALL OF THE SHARES OFFERED HEREBY ARE BEING SOLD BY HERCULES INCORPORATED, A DELAWARE CORPORATION ("HERCULES"
     OR THE "SELLING STOCKHOLDER"), PURSUANT TO CERTAIN REGISTRATION RIGHTS
       GRANTED BY THE COMPANY TO THE SELLING STOCKHOLDER UNDER AN
       EXISTING STOCKHOLDER'S AGREEMENT BETWEEN THEM. SEE "SELLING
        STOCKHOLDER." THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS
        FROM THE SALE OF THE SHARES BY THE SELLING STOCKHOLDER. THE
        COMMON STOCK IS TRADED ON THE NEW YORK STOCK EXCHANGE ("NYSE")
         UNDER THE SYMBOL "ATK." ON OCTOBER 30, 1997, THE LAST REPORTED
          SALE PRICE OF THE COMMON STOCK ON THE NYSE WAS $59 1/2 PER
              SHARE. SEE "PRICE RANGE OF COMMON STOCK."

                            ------------------------


 SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR CERTAIN INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.

                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                              PRICE $     A SHARE
                              -------------------

                                                                                  UNDERWRITING        PROCEEDS TO
                                                                                 DISCOUNTS AND          SELLING
                                                            PRICE TO PUBLIC      COMMISSIONS(1)      STOCKHOLDER(2)
                                                           ------------------  ------------------  ------------------
PER SHARE................................................          $                   $                   $
TOTAL....................................................          $                   $                   $

---------
  (1) THE COMPANY AND THE SELLING STOCKHOLDER HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITERS."
  (2) BEFORE DEDUCTING ESTIMATED OFFERING EXPENSES OF $          PAYABLE BY THE
      COMPANY.

                            ------------------------


    THE SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY DAVIS POLK & WARDWELL, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT
DELIVERY OF THE SHARES WILL BE MADE ON OR ABOUT NOVEMBER   , 1997 AT THE OFFICES
OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, N.Y., AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.

                              -------------------


MORGAN STANLEY DEAN WITTER



                                                         SBC WARBURG DILLON READ



NOVEMBER   , 1997

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated (except for the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. fee) expenses, other than the underwriting discounts, expected to be incurred by the Company in connection with the issuance and distribution of the securities registered under this Registration Statement.

Securities and Exchange Commission registration fee................  $  51,790
National Association of Securities Dealers, Inc. fee...............     17,591
New York Stock Exchange listing fee................................          *
Printing expenses..................................................          *
Accounting fees and expenses.......................................          *
Legal fees and expenses............................................          *
Miscellaneous......................................................          *
                                                                     ---------
    Total..........................................................  $       *
                                                                     ---------
                                                                     ---------

------------------------

*   To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 102(b)(7) of the Delaware General Corporation Law ( the "DGCL") permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Company, eliminating or limiting the personal liability, with certain exceptions, of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. Article NINTH of the Company's Restated Certificate of Incorporation, as amended, eliminates the personal liability of directors to the fullest extent permitted by law. Specifically, the directors of the Company will not be personally liable for monetary damages for breach of the director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

    Section 145 of the DGCL grants a Delaware corporation, such as the Company, the power to indemnify a director, officer, employee or agent against reasonable expenses (including attorneys' fees) incurred by him in connection with any proceeding brought by or on behalf of the corporation and against judgments, fines, settlements and reasonable expenses (including attorneys' fees) incurred by him in connection with any other proceeding, if (a) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Except as ordered by a court, however, no indemnification is to be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to the corporation.

    Section 1 of Article IX of the Company's By-Laws provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Section 2 of Article IX of the Company's By-Laws provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact he is or was a director, officer, employee or agent of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or other court shall deem proper.

    Section 3 of Article IX of the Company's By-Laws provides that any indemnification under Article IX (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable, or, even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders of the Company. To the extent, however, that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

    Expenses incurred by a director, officer, employee or agent of the Company in defending or investigating a threatened or pending action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company.

    Section 5 of Article IX of the Company's By-Laws provides that notwithstanding any contrary determination in the specific case under Section 3 of Article IX of the Company's By-Laws, and notwithstanding the absence of any determination thereunder, any director, officer, employee or agent may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of Article IX. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standards of conduct. Neither a contrary determination in the specific case under Section 3 of Article IX nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director, officer, employee or agent seeking indemnification has not met the applicable standard of conduct. Notice of any application for indemnification pursuant to Section 5 shall be given to the Company promptly before the filing of such application. If successful, in whole or in part, the director, officer, employee or agent seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

    The indemnification and advancement of expenses provided by or granted pursuant to Article IX of the Company's By-Laws are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (however embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of the persons specified in Sections 1 and 2 of Article IX shall be made to the fullest extent permitted by law.

    The Company has purchased and maintains insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was a director of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power or the obligation to indemnify him against such liability under the provisions of
Article IX of the Company's By-Laws.

    The Company has entered into indemnification agreements with each of its directors and officers which require the Company to indemnify the directors and officers to the fullest extent permitted by law, and to advance to directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company must also indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover directors and officers under the Company's directors' and officers' liability insurance. Although the indemnification agreements offer coverage similar to the provisions of the Restated Certificate of Incorporation and the By-Laws, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights they provide.

    The Underwriting Agreement provides for indemnification by the Underwriters of the Company, its directors and officers, persons who control the Company within the meaning of Section 15 of the Securities Act for certain liabilities, including liabilities arising thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    a) Exhibits


    Unless otherwise indicated, the following Exhibits are filed with the Registration Statement:



 EXHIBIT
  NUMBER                                                 DESCRIPTION
----------  ------------------------------------------------------------------------------------------------------
  **1.1     --Form of Underwriting Agreement.

 3(i).1     --Restated Certificate of Incorporation, effective July 20, 1990 (Exhibit 3.1 to Amendment No. 1 to
              Form 10 Registration Statement filed with the Securities and Exchange Commission on July 20, 1990
              (the "Form 10")).

 3(i).2     --Certificate of Correction, effective September 21, 1990 (Exhibit 3.1 to Registration Statement on
              Form S-4, File No. 33-91138, filed with the Securities and Exchange Commission on April 13, 1995
              (the "Form S-4")).

 3(i).3     --Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock
              of the Registrant, effective September 28, 1990 (Exhibit 3.3 to the Form S-4).

3(ii)       --By-Laws, as amended through May 27, 1992 (Exhibit 3.3 to Form 10-K for the fiscal year ended March
              31, 1992 (the "FY92 Form 10-K")).

    4.1     --Form of Certificate for common stock, par value $.01 per share (Exhibit 4.1 to Amendment No. 1 to the Form 10).

    4.2     --Rights Agreement, dated as of September 24, 1990, between the Registrant and Manufacturers Hanover
              Trust Company (Exhibit 4.2 to Post-Effective Amendment No. 1 to the Form 10).

    4.2.1   --First Amendment to Rights Agreement, dated as of August 4, 1992, between the Registrant and Chemical
              Bank (successor to Manufacturers Hanover Trust Company) (Exhibit 4.2.1 to Form 10-K for the fiscal year ended March 31, 1993 (the "FY93 Form 10-K")).

    4.2.2   --Rescission Agreement, dated as of May 26, 1993, between the Registrant and Chemical Bank (Exhibit
              4.2.2 to FY93 Form 10-K).

    4.2.3   --Second Amendment to Rights Agreement, dated as of October 28, 1994, between the Registrant and
              Chemical Bank (Exhibit 4 to Form 8-K dated October 28, 1994 (the "October 1994 Form 8-K")).

    4.3     --Indenture, dated as of March 1, 1995, between the Registrant and First Bank National Association, as
              trustee (including a form of Initial Note) (Exhibit 4.1 to the Form S-4).

    4.4     --Form of Exchange Note (Exhibit 4.2 to Form S-4).

    4.5     --Registration Rights Agreement, dated as of March 14, 1995, among the Registrant, the Lenders referred to therein, Morgan Guaranty Trust Company of New York, as Documentation Agent, and Chemical
              Bank, as Administrative Agent (Exhibit 4.3 to the Form S-4).

    4.6     --Amended and Restated Credit Agreement dated as of March 15, 1995 and amended and restated as of
              November 14, 1996 among the Registrant, the Lenders referred to therein, Morgan Guaranty Trust
              Company of New York, as Documentation Agent, and The Chase Manhattan Bank, as Administrative Agent
              (including forms of Note, Assignment and Assumption Agreement, and Amended and Restated Subsidiary
              Guaranty Agreement (Exhibit 4 to Form 8-K dated November 14, 1996).

 EXHIBIT
  NUMBER                                                 DESCRIPTION
----------  ------------------------------------------------------------------------------------------------------
    4.7     --Security Agreement, dated as of March 15, 1995, between the Registrant and J.P. Morgan Delaware, as
              Collateral Agent (without exhibits) (Exhibit 10.4 to Form S-4).

    4.8     --Patent Security Agreement, dated as of March 15, 1995, between the Registrant and J.P. Morgan
              Delaware, as Collateral Agent (without exhibits) (Exhibit 10.5 to the Form S-4).

    4.9     --Pledge Agreement, dated as of March 15, 1995, between the Registrant and J.P. Morgan Delaware, as
              Collateral Agent (Exhibit 10.6 to Form S-4).

    4.10    --Purchase Agreement, dated March 7, 1995, among the Registrant and the Initial Purchasers (Exhibit
              10.37 to Form S-4).

    5.1     --Opinion of Jones, Day, Reavis & Pogue, counsel to Registrant, as to the validity of the shares.

   10.1     --Distribution Agreement, dated as of September 24, 1990, between Honeywell Inc. and the Registrant
              (Exhibit 10.1 to Amendment No. 2 to the Form 10).

   10.2     --Environmental Matters Agreement, dated as of September 24, 1990, between Honeywell Inc. and the
              Registrant (Exhibit 10.3 to Post-Effective Amendment No. 1 to the Form 10).

   10.3     --Intellectual Property Agreement, dated as of September 24, 1990, between Honeywell Inc. and the
              Registrant (Exhibit 10.4 to Amendment No. 2 to the Form 10).

   10.3.1   --Amendment No. 1 to Intellectual Property Agreement, dated as of September 24, 1990 (Exhibit 10.4.1 to FY92 Form 10-K).

   10.3.2   --Amendment No. 2 to Intellectual Property Agreement, dated as of September 24, 1990 (Exhibit 10.4.2 to FY92 Form 10-K).

   10.3.3   --Amendment No. 3 to Intellectual Property Agreement, dated July 30, 1992 (Exhibit 10.4.3 to Form 10-Q for the quarter ended October 3, 1993 (the "FY94 Second Quarter Form 10-Q")).

   10.4     --Tax Sharing Agreement, dated as of September 28, 1990, between Honeywell Inc. and the Registrant
              (Exhibit 10.5 to Amendment No. 2 to the Form 10).

   10.5     --Government Subpoena Agreement between Honeywell Inc. and the Registrant (Exhibit 10.11 to Amendment
              No. 2 to the Form 10).

   10.6     --Separation Agreement, dated as of November 4, 1994, between the Registrant and Toby G. Warson
              (Exhibit 10.4 to Form 10-Q for the quarter ended October 2, 1994 (the "FY95 Second Quarter 10-Q")).

   10.7     --Form of Non-Qualified Stock Option Agreement (Exhibit 10.3 to FY95 Second Quarter 10-Q).

   10.7.1   --Form of Non-Qualified Stock Option Agreement (Exhibit 10.1 to Form 10-Q for the quarter ended July
              4, 1994).

   10.7.2   --Form of Non-Qualified Stock Option Agreement (Exhibit 10.35 to Form 10-K for the fiscal year ended
              March 31, 1996 (the "FY96 Form 10-K")).

   10.7.3   --Form of Non-Qualified Stock Option Agreement (Exhibit 10.3 to Form 10-Q for the quarter ended June
              29, 1997) (the "FY98 First Quarter 10-Q")).

   10.8     --Form of Deferral Agreement (Exhibit 10.2 to FY95 Second Quarter 10-Q).

   10.9     --Form of Indemnification Agreement between the Registrant and its directors and officers (Exhibit
              10.6 to Amendment No. 1 to the Form 10).

 EXHIBIT
  NUMBER                                                 DESCRIPTION
----------  ------------------------------------------------------------------------------------------------------
   10.10    --Split Dollar Life Insurance Plan (Exhibit 10.0 to Form 10-Q for the quarter ended June 30, 1996 (the
              "FY97 First Quarter 10-Q")).

   10.11    --Form of Retention Agreement between the Registrant and certain of its officers (Exhibit 10.18 to
              Amendment No. 1 to the Form 10).

   10.12    --Amended and Restated Alliant Techsystems Inc. 1990 Equity Incentive Plan (Appendix D to Proxy
              Statement, dated February 11, 1995).

   10.13    --Form of Non-Qualified Stock Option Agreement (Exhibit 10.12 to Form 10-K for the fiscal year ended
              December 31, 1990 (the "FY90 Form 10-K")).

   10.14    --Form of Employment Restrictions Agreement (Exhibit 10.13 to the FY90 Form 10-K).

   10.15    --Hercules Supplementary Employee Retirement Plan (SERP) (assumed by the Registrant as to certain of its employees) (Exhibit 10.38 to Form S-4).

   10.16    --Management Compensation Plan (Exhibit 10.14 to Amendment No. 1 to the Form 10).

   10.17    --Flexible Perquisite Account description (Exhibit 10.1 to FY95 Second Quarter 10-Q).

   10.18    --Restricted Stock Plan for Non-Employee Directors (Exhibit 10.13 to Amendment No. 1 to Form 10).

   10.18.1  --Non-Employee Restricted Stock Plan (Appendix B to Proxy Statement dated July 3, 1996).

   10.18.2  --Form of Restricted Stock Agreement (Exhibit 10.2 to Form 10-Q for the quarter ended September 29,
              1996).

   10.19    --Deferred Fee Plan for Non-Employee Directors (as amended and restated November 24, 1992) (Exhibit
              10.18 to FY93 Form 10-K).

   10.20    --Change of Control Employment Agreement (Exhibit 10.19 to the FY90 Form 10-K).

   10.21    --Non-employees directors per diem arrangement (Exhibit 10.20 to FY92 Form 10-K).

   10.22    --Form of Employment Agreement (Exhibit 10.1 to Form 10-Q for the quarter ended October 1, 1995 ("FY96
              Second Quarter 10-Q")).

   10.23    --Income Security Plan (Exhibit 10.23 to the Company's Form 10-K for the fiscal year ended March 31,
              1997 (the "FY97 Form 10-K")).

   10.24    --Retirement Plan for Non-Employee Directors (Exhibit 10.25 to FY94 Second Quarter Form 10-Q).

   10.25    --Form of Employment Letter Agreement, dated October 27, 1994, between the Registrant and Richard
              Schwartz (Exhibit 10.1 to Form 10-Q for the quarter ended January 1, 1995 ("FY95 Third Quarter
              10-Q")).

   10.26    --Indemnification Agreement, dated as of October 28, 1994, between the Registrant and Richard Schwartz
              (Exhibit 10.2 to FY95 Third Quarter 10-Q).

   10.30    --Restricted Stock Agreement, dated as of January 9, 1995, between the Registrant and Richard Schwartz
              (Exhibit 10.9.1 to Form S-4).

   10.30.1  --Restricted Stock Agreement, dated as of January 9, 1995, between the Registrant and Richard Schwartz
              (Exhibit 10.9.2 to Form S-4).

   10.31    --Compensation Arrangement between the Registrant and Hugo Fruehauf (Exhibit 10.2 to FY96 Second
              Quarter 10-Q).

   10.31.1  --Restricted Stock Agreement between the Registrant and Hugo Fruehauf (Exhibit 10.31.2 to FY96 Form
              10-K).

 EXHIBIT
  NUMBER                                                 DESCRIPTION
----------  ------------------------------------------------------------------------------------------------------
   10.32    --Compensation Arrangement between the Registrant and Scott S. Meyers (Exhibit 10.32 to FY96 Form
              10-K).

   10.33    --Compensation Arrangement between the Registrant and Lawrence H. Tveten (Exhibit 10.33 to FY96 Form
              10-K).

   10.33.1  --Arrangements with Executive (Exhibit 10 to Form 10-Q for the quarter ended December 29, 1996).

   10.33.2  --Arrangement with Executive (Exhibit 10 to Form 8-K dated February 28, 1997).

   10.34    --Letter Agreement between the Registrant and Dean M. Fjelstul (Exhibit 10.34 to FY96 Form 10-K).

   10.35    --Compensation Arrangement with Arlen D. Jameson (Exhibit 10.35 to FY97 Form 10-K).

   10.35.1  --Performance Share Agreement between the Registrant and Arlen D. Jameson (Exhibit 10.35.1 to FY97
              Form 10-K).

   10.36    --Honeywell Supplementary Retirement Plan ("SRP") (assumed by the Registrant as to certain of its employees) (Exhibit 10.22 to FY92 Form 10-K).

   10.37    --Honeywell Supplementary Executive Retirement Plan for Compensation in Excess of $200,000 (assumed by the Registrant as to certain of its employees (Exhibit 10.23 to FY92 Form 10-K).

   10.38    --Honeywell Supplementary Executive Retirement Plan for CECP Participants (assumed by the Registrant as to certain of its employees formerly employed by Honeywell) (Exhibit 10.24 to FY92 Form 10-K).

   10.39    --Purchase and Sale Agreement, dated as of October 28, 1994, between the Registrant and Hercules
              Incorporated (the "Purchase Agreement"), including certain exhibits and certain schedules and a list of schedules and exhibits omitted (Exhibit 2 to Form 8-K dated October 1994).

   10.40    --Master Amendment to Purchase Agreement, dated as of March 15, 1995, between the Registrant and
              Hercules Incorporated, including exhibits (Exhibit 2.2 to Form 8-K dated March 15, 1995).

   10.41    --Asset Purchase Agreement dated as of December 22, 1996 by and between the Registrant and Hughes
              Aircraft Company (excluding schedules and exhibits) (Exhibit 2.1 to Form 8-K dated February 28,
              1997).

   10.41.1  --Amendment to Asset Purchase Agreement dated February 28, 1997 by and between the Registrant and
              Hughes Aircraft Company (excluding schedules and exhibits) (Exhibit 2.2 to Form 8-K dated February
              28, 1997).

   10.42    --Amendment No. 1 to Stockholder's Agreement dated March 15, 1995 between the Registrant and Hercules
              Incorporated (Exhibit 10.1 to FY98 First Quarter 10-Q ).

   10.43    --Agreement dated October 24, 1997 between the Registrant and Hercules Incorporated.

  *11       --Computation of Earnings Per Common and Common Equivalent Share.

   21       --Subsidiaries of the Registrant (Exhibit 21 to FY97 Form 10-K).

   23       --Consent of Independent Auditors.

  *23.1     --Consent to Being Named as Director Designee.

  *24       --Powers of Attorney.

 EXHIBIT
  NUMBER                                                 DESCRIPTION
----------  ------------------------------------------------------------------------------------------------------
  *27       --Financial Data Schedule.


------------------------


 * Previously filed on October 27, 1997 with the Company's Registration Statement on Form S-3.



**  To be filed by amendment.


    b) The following financial statement schedule is filed herewith:

Schedule
   II      Valuation and Qualifying Accounts (incorporated by reference from Schedule II to
           FY97 10-K).

All other financial statements schedules are not included because they are inapplicable.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the said Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, at Hopkins, Minnesota, on October 30, 1997.


                                ALLIANT TECHSYSTEMS INC.

                                BY:             /S/ CHARLES H. GAUCK
                                     -----------------------------------------
                                                  Charles H. Gauck
                                                     SECRETARY


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



             NAME                          TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                Director, Chairman of the
              *                   Board, President and
------------------------------    Chief Executive Officer     October 30, 1997
       Richard Schwartz           (Principal Executive
                                  Officer)

                                Vice President and Chief
              *                   Financial Officer
------------------------------    (Principal Financial        October 30, 1997
       Scott S. Meyers            Officer)

                                Vice President and
              *                   Controller
------------------------------    (Principal Accounting       October 30, 1997
      Paula J. Patineau           Officer)

              *                 Director
------------------------------                                October 30, 1997
       Vincent J. Corbo

              *                 Director
------------------------------                                October 30, 1997
       R. Keith Elliott

              *                 Director
------------------------------                                October 30, 1997
      Thomas L. Gossage

              *                 Director
------------------------------                                October 30, 1997
      Joel M. Greenblatt

             NAME                          TITLE                    DATE
------------------------------  ---------------------------  -------------------
              *                 Director
------------------------------                                October 30, 1997
       Jonathan G. Guss
              *                 Director
------------------------------                                October 30, 1997
      David E. Jeremiah
              *                 Director
------------------------------                                October 30, 1997
       Gaynor N. Kelley
              *                 Director
------------------------------                                October 30, 1997
      Joseph F. Mazzella
              *                 Director
------------------------------                                October 30, 1997
        Daniel L. Nir




* The undersigned, by signing his name hereto, does hereby sign and execute this Amendment No. 1 to Registration Statement pursuant to powers of attorney executed by the above-named officers and directors of the Registrant and which have been filed with the Securities and Exchange Commission on behalf of such officers and directors.


                   /s/ CHARLES H. GAUCK
        ------------------------------------------
  By:                ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
**1.1      -- Form of Underwriting Agreement.
3(i).1     -- Restated Certificate of Incorporation, effective July 20, 1990 (Exhibit 3.1 to Amendment No. 1 to
               Form 10 Registration Statement filed with the Securities and Exchange Commission on July 20, 1990
               (the "Form 10")).
3(i).2     -- Certificate of Correction, effective September 21, 1990 (Exhibit 3.1 to Registration Statement on
               Form S-4, File No. 33-91138, filed with the Securities and Exchange Commission on April 13, 1995
               (the "Form S-4")).
3(i).3     -- Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock
               of the Registrant, effective September 28, 1990 (Exhibit 3.3 to the Form S-4).
3(ii)      -- By-Laws, as amended through May 27, 1992 (Exhibit 3.3 to Form 10-K for the fiscal year ended March
               31, 1992 (the "FY92 Form 10-K")).
4.1        -- Form of Certificate for common stock, par value $.01 per share (Exhibit 4.1 to Amendment No. 1 to the
               Form 10).
4.2        -- Rights Agreement, dated as of September 24, 1990, between the Registrant and Manufacturers Hanover
               Trust Company (Exhibit 4.2 to Post-Effective Amendment No. 1 to the Form 10).
4.2.1      -- First Amendment to Rights Agreement, dated as of August 4, 1992, between the Registrant and Chemical
               Bank (successor to Manufacturers Hanover Trust Company) (Exhibit 4.2.1 to Form 10-K for the fiscal year ended March 31, 1993 (the "FY93 Form 10-K")).
4.2.2      -- Rescission Agreement, dated as of May 26, 1993, between the Registrant and Chemical Bank (Exhibit
               4.2.2 to FY93 Form 10-K).
4.2.3      -- Second Amendment to Rights Agreement, dated as of October 28, 1994, between the Registrant and
               Chemical Bank (Exhibit 4 to Form 8-K dated October 28, 1994 (the "October 1994 Form 8-K")).
4.3        -- Indenture, dated as of March 1, 1995, between the Registrant and First Bank National Association, as
               trustee (including a form of Initial Note) (Exhibit 4.1 to the Form S-4).
4.4        -- Form of Exchange Note (Exhibit 4.2 to Form S-4).
4.5        -- Registration Rights Agreement, dated as of March 14, 1995, among the Registrant, the Lenders referred to therein, Morgan Guaranty Trust Company of New York, as Documentation Agent, and Chemical Bank, as
               Administrative Agent (Exhibit 4.3 to the Form S-4).
4.6        -- Amended and Restated Credit Agreement dated as of March 15, 1995 and amended and restated as of
               November 14, 1996 among the Registrant, the Lenders referred to therein, Morgan Guaranty Trust
               Company of New York, as Documentation Agent, and The Chase Manhattan Bank, as Administrative Agent
               (including forms of Note, Assignment and Assumption Agreement, and Amended and Restated Subsidiary
               Guaranty Agreement (Exhibit 4 to Form 8-K dated November 14, 1996).
4.7        -- Security Agreement, dated as of March 15, 1995, between the Registrant and J.P. Morgan Delaware, as
               Collateral Agent (without exhibits) (Exhibit 10.4 to Form S-4).
4.8        -- Patent Security Agreement, dated as of March 15, 1995, between the Registrant and J.P. Morgan
               Delaware, as Collateral Agent (without exhibits) (Exhibit 10.5 to the Form S-4).
4.9        -- Pledge Agreement, dated as of March 15, 1995, between the Registrant and J.P. Morgan Delaware, as
               Collateral Agent (Exhibit 10.6 to Form S-4).
4.10       -- Purchase Agreement, dated March 7, 1995, among the Registrant and the Initial Purchasers (Exhibit
               10.37 to Form S-4).
5.1        -- Opinion of Jones, Day, Reavis & Pogue, counsel to Registrant, as to the validity of the shares.

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
10.1       -- Distribution Agreement, dated as of September 24, 1990, between Honeywell Inc. and the Registrant
               (Exhibit 10.1 to Amendment No. 2 to the Form 10).
10.2       -- Environmental Matters Agreement, dated as of September 24, 1990, between Honeywell Inc. and the
               Registrant (Exhibit 10.3 to Post-Effective Amendment No. 1 to the Form 10).
10.3       -- Intellectual Property Agreement, dated as of September 24, 1990, between Honeywell Inc. and the
               Registrant (Exhibit 10.4 to Amendment No. 2 to the Form 10).
10.3.1     -- Amendment No. 1 to Intellectual Property Agreement, dated as of September 24, 1990 (Exhibit 10.4.1 to
               FY92 Form 10-K).
10.3.2     -- Amendment No. 2 to Intellectual Property Agreement, dated as of September 24, 1990 (Exhibit 10.4.2 to
               FY92 Form 10-K).
10.3.3     -- Amendment No. 3 to Intellectual Property Agreement, dated July 30, 1992 (Exhibit 10.4.3 to Form 10-Q for the quarter ended October 3, 1993 (the "FY94 Second Quarter Form 10-Q")).
10.4       -- Tax Sharing Agreement, dated as of September 28, 1990, between Honeywell Inc. and the Registrant
               (Exhibit 10.5 to Amendment No. 2 to the Form 10).
10.5       -- Government Subpoena Agreement between Honeywell Inc. and the Registrant (Exhibit 10.11 to Amendment
               No. 2 to the Form 10).
10.6       -- Separation Agreement, dated as of November 4, 1994, between the Registrant and Toby G. Warson
               (Exhibit 10.4 to Form 10-Q for the quarter ended October 2, 1994 (the "FY95 Second Quarter 10-Q")).
10.7       -- Form of Non-Qualified Stock Option Agreement (Exhibit 10.3 to FY95 Second Quarter 10-Q).
10.7.1     -- Form of Non-Qualified Stock Option Agreement (Exhibit 10.1 to Form 10-Q for the quarter ended July 4,
               1994).
10.7.2     -- Form of Non-Qualified Stock Option Agreement (Exhibit 10.35 to Form 10-K for the fiscal year ended
               March 31, 1996 (the "FY96 Form 10-K")).
10.7.3     -- Form of Non-Qualified Stock Option Agreement (Exhibit 10.3 to Form 10-Q for the quarter ended June
               29, 1997 (the "FY98 First Quarter 10-Q")).
10.8       -- Form of Deferral Agreement (Exhibit 10.2 to FY95 Second Quarter 10-Q).
10.9       -- Form of Indemnification Agreement between the Registrant and its directors and officers (Exhibit 10.6 to Amendment No. 1 to the Form 10).
10.10      -- Split Dollar Life Insurance Plan (Exhibit 10.0 to Form 10-Q for the quarter ended June 30, 1996 (the
               "FY97 First Quarter 10-Q")).
10.11      -- Form of Retention Agreement between the Registrant and certain of its officers (Exhibit 10.18 to
               Amendment No. 1 to the Form 10).
10.12      -- Amended and Restated Alliant Techsystems Inc. 1990 Equity Incentive Plan (Appendix D to Proxy
               Statement, dated February 11, 1995).
10.13      -- Form of Non-Qualified Stock Option Agreement (Exhibit 10.12 to Form 10-K for the fiscal year ended
               December 31, 1990 (the "FY90 Form 10-K")).
10.14      -- Form of Employment Restrictions Agreement (Exhibit 10.13 to the FY90 Form 10-K).
10.15      -- Hercules Supplementary Employee Retirement Plan (SERP) (assumed by the Registrant as to certain of its employees) (Exhibit 10.38 to Form S-4).
10.16      -- Management Compensation Plan (Exhibit 10.14 to Amendment No. 1 to the Form 10).
10.17      -- Flexible Perquisite Account description (Exhibit 10.1 to FY95 Second Quarter 10-Q).

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
10.18      -- Restricted Stock Plan for Non-Employee Directors (Exhibit 10.13 to Amendment No. 1 to Form 10).
10.18.1    -- Non-Employee Restricted Stock Plan (Appendix B to Proxy Statement dated July 3, 1996).
10.18.2    -- Form of Restricted Stock Agreement (Exhibit 10.2 to Form 10-Q for the quarter ended September 29,
               1996).
10.19      -- Deferred Fee Plan for Non-Employee Directors (as amended and restated November 24, 1992) (Exhibit
               10.18 to FY93 Form 10-K).
10.20      -- Change of Control Employment Agreement (Exhibit 10.19 to the FY90 Form 10-K).
10.21      -- Non-employees directors per diem arrangement (Exhibit 10.20 to FY92 Form 10-K).
10.22      -- Form of Employment Agreement (Exhibit 10.1 to Form 10-Q for the quarter ended October 1, 1995 ("FY96
               Second Quarter 10-Q")).
10.23      -- Income Security Plan (Exhibit 10.23 to the Company's Form 10-K for the fiscal year ended March 31,
               1997 (the "FY97 Form 10-K").
10.24      -- Retirement Plan for Non-Employee Directors (Exhibit 10.25 to FY94 Second Quarter Form 10-Q).
10.25      -- Form of Employment Letter Agreement, dated October 27, 1994, between the Registrant and Richard
               Schwartz (Exhibit 10.1 to Form 10-Q for the quarter ended January 1, 1995 ("FY95 Third Quarter
               10-Q")).
10.26      -- Indemnification Agreement, dated as of October 28, 1994, between the Registrant and Richard Schwartz
               (Exhibit 10.2 to FY95 Third Quarter 10-Q).
10.30      -- Restricted Stock Agreement, dated as of January 9, 1995, between the Registrant and Richard Schwartz
               (Exhibit 10.9.1 to Form S-4).
10.30.1    -- Restricted Stock Agreement, dated as of January 9, 1995, between the Registrant and Richard Schwartz
               (Exhibit 10.9.2 to Form S-4).
10.31      -- Compensation Arrangement between the Registrant and Hugo Fruehauf (Exhibit 10.2 to FY96 Second
               Quarter 10-Q).
10.31.1    -- Restricted Stock Agreement between the Registrant and Hugo Fruehauf (Exhibit 10.31.2 to FY96 Form
               10-K).
10.32      -- Compensation Arrangement between the Registrant and Scott S. Meyers (Exhibit 10.32 to FY96 Form
               10-K).
10.33      -- Compensation Arrangement between the Registrant and Lawrence H. Tveten (Exhibit 10.33 to FY96 Form
               10-K).
10.33.1    -- Arrangements with Executive (Exhibit 10 to Form 10-Q for the quarter ended December 29, 1996).
10.33.2    -- Arrangement with Executive (Exhibit 10 to Form 8-K dated February 28, 1997).
10.34      -- Letter Agreement between the Registrant and Dean M. Fjelstul (Exhibit 10.34 to FY96 Form 10-K).
10.35      -- Compensation Arrangement with Arlen D. Jameson (Exhibit 10.35 to FY97 Form 10-K).
10.35.1    -- Performance Share Agreement between the Registrant and Arlen D. Jameson (Exhibit 10.35.1 to FY97 Form
               10-K).
10.36      -- Honeywell Supplementary Retirement Plan ("SRP") (assumed by the Registrant as to certain of its employees) (Exhibit 10.22 to FY92 Form 10-K).
10.37      -- Honeywell Supplementary Executive Retirement Plan for Compensation in Excess of $200,000 (assumed by the Registrant as to certain of its employees (Exhibit 10.23 to FY92 Form 10-K).

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
10.38      -- Honeywell Supplementary Executive Retirement Plan for CECP Participants (assumed by the Registrant as to certain of its employees formerly employed by Honeywell) (Exhibit 10.24 to FY92 Form 10-K).
10.39      -- Purchase and Sale Agreement, dated as of October 28, 1994, between the Registrant and Hercules
               Incorporated (the "Purchase Agreement"), including certain exhibits and certain schedules and a list of schedules and exhibits omitted (Exhibit 2 to Form 8-K dated October 1994).
10.40      -- Master Amendment to Purchase Agreement, dated as of March 15, 1995, between the Registrant and
               Hercules Incorporated, including exhibits (Exhibit 2.2 to Form 8-K dated March 15, 1995).
10.41      -- Asset Purchase Agreement dated as of December 22, 1996 by and between the Registrant and Hughes
               Aircraft Company (excluding schedules and exhibits) (Exhibit 2.1 to Form 8-K dated February 28,
               1997).
10.41.1    -- Amendment to Asset Purchase Agreement dated February 28, 1997 by and between the Registrant and
               Hughes Aircraft Company (excluding schedules and exhibits) (Exhibit 2.2 to Form 8-K dated February
               28, 1997).
10.42      -- Amendment No. 1 to Stockholder's Agreement dated March 15, 1995 between the Registrant and Hercules
               Incorporated (Exhibit 10.1 to FY98 First Quarter 10-Q).
10.43      -- Agreement dated October 24, 1997 between the Registrant and Hercules Incorporated.
*11        -- Computation of Earnings Per Common and Common Equivalent Share.
21         -- Subsidiaries of the Registrant (Exhibit 21 to FY97 Form 10-K).
23         -- Consent of Independent Auditors.
*23.1      -- Consent to Being Named as Director Designee.
*24        -- Powers of Attorney.
*27        -- Financial Data Schedule.


------------------------


* Previously filed on October 27, 1997 with the Company's Registration Statement on Form S-3.



**  To be filed by amendment.